As filed with the Securities and Exchange Commission on December 13, 2001


                                                Registration No. 333-69620


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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1


                                    TO


                                   FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
            (Exact name of registrant as specified in its charter)

       Virginia                   54-0283385                  63
    -----------                  -----------              -----------
    (State or other            (I.R.S. Employer  (Primary Standard Industrial
     jurisdiction           Identification Number)   Classification Code)
   of incorporation
   or organization)

                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               ---------------

                                Donita M. King
             Senior Vice President, General Counsel, and Secretary
                     GE Life and Annuity Assurance Company
                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:

                             Stephen E. Roth, Esq.
                        Sutherland Asbill & Brennan LLP
                        1275 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20004

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

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
 Title of each
    Class of        Amount   Proposed maximum Proposed maximum    Amount of
Securities to be    to be     offering price     aggregate      registration
   Registered     registered  per unit (/1/)   offering price        fee
------------------------------------------------------------------------------
Guaranteed Fixed
 Annuity
 Contracts......     N/A           N/A          $50,000,000    $11,711.00(/2/)
------------------------------------------------------------------------------
------------------------------------------------------------------------------


(/1/The)proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.


(/2/$1,000,000)was previously registered with the initial filing of this registration statement on September 19, 2001 at which time $250.00 in registration fees were previously paid.


                               ---------------


  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


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

                     Prospectus For Single Purchase Payment
                      Modified Guaranteed Annuity Contract

                                   issued by:
                     GE Life and Annuity Assurance Company
                             6610 West Broad Street
                            Richmond, Virginia 23230
                           Telephone: (804) 281-6000

--------------------------------------------------------------------------------

This Prospectus describes a single purchase payment modified guaranteed annuity contract (the "Contract") for individuals offered by GE Life and Annuity Assurance Company (the "Company," "we," "us," or "our"). You may purchase the Contract on a non-qualified basis ("Non-Qualified Contracts") or for use with certain qualified retirement plans ("Qualified Contracts").

The Contract provides a means for you to allocate a single purchase payment of $5,000 or more ($2,000 or more for Individual Retirement Accounts ("IRAs")) to our Guarantee Account for a specified investment period, known as a Guarantee Term. You select a Guarantee Term from the Guarantee Terms we offer at the time of your purchase payment. We typically offer Guarantee Terms of 1, 3, 5, 7, 9 and 10 years, although we may not offer each of these Guarantee Terms in the future. For Contracts sold in some states, not all the Guarantee Terms are available. Your purchase payment will earn interest for the initial Guarantee Term you select based on the interest rates we offer at the time of your purchase payment. For any Guarantee Term, we will credit a Guaranteed Interest Rate. We may credit a different Guaranteed Interest Rate for each year of a Guarantee Term.


If you surrender your Contract or withdraw any portion of your Contract Value before the end of a Guarantee Term, we may assess a surrender charge on the amount you withdraw. We may apply a Market Value Adjustment to the proceeds paid in connection with any withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Withdrawals of interest will be subject to income tax and may be subject to a 10% tax penalty if taken before age 59 1/2.

On the Annuity Date, we will apply your Surrender Value, modified by any Market Value Adjustment, to a monthly income payment, or an Optional Payment Plan you have selected, or you may take that amount in one lump sum payment. The Optional Payment Plans include (1) life income with payments guaranteed for ten, fifteen or twenty years, (2) payments for a fixed period from one to thirty years, (3) payments of a fixed amount until the amount we hold is exhausted, (4) annual payments of interest earned from proceeds left with us, or (5) life income based on the lives of two payees with payments guaranteed for ten years.

The Securities and Exchange Commission ("SEC") has not approved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Your investment in the Contract is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any government agency.

This Prospectus gives details about the Contract that you should know before investing. Please read this Prospectus carefully and keep it for future reference.

The date of this Prospectus is       , 2002.

Table of Contents

Definitions.................................................................   1

Summary.....................................................................   3

Other Contracts.............................................................   6

Financial Statements........................................................   7

The Contract................................................................   8

The Company.................................................................  10

Surrenders and Withdrawals..................................................  15

Charges and Other Deductions................................................  18

The Death Benefit...........................................................  21

Benefits at Annuity Commencement Date.......................................  24

Optional Payment Plans......................................................  25

Federal Tax Matters.........................................................  27

Requesting Payments.........................................................  34

Sales of the Contract.......................................................  35

Additional Information......................................................  37

GE Life and Annuity Assurance Company.......................................  38

Appendix A.................................................................. A-1

GE Life and Annuity Assurance Company Financial Statements..................


This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

Definitions

We have tried to make this Prospectus as understandable as possible. However, in explaining how the Contract works, we have had to use certain terms that have special meanings. We define these terms below.

Annuitant/Joint Annuitant -- The person(s) named in the Contract whose age and, where appropriate, gender, determine Income Payments.

Annuity Commencement Date -- The date stated in your Contract's data pages on which Income Payments are scheduled to commence, if the Annuitant(s) is living. The Annuity Commencement Date may be changed after the Contract Date during the 30-day period immediately prior to the end of a Guarantee Term.

Annuity Commencement Value -- Your Surrender Value on the day immediately preceding the Annuity Date modified by any Market Value Adjustment. We use the Annuity Commencement Value to determine the amount of each Income Payment or lump sum payment, if you so elect.

Annuity Date -- The date on which Income Payments start.

Contract Date -- The date we issue your Contract and your Contract becomes effective. Your Contract Date is shown on your Contract's data pages. We use the Contract Date to determine Contract Years and Contract Anniversaries.

Contract Value -- Your purchase payment and interest earnings under the Contract minus any prior withdrawals including surrender charges and premium tax modified by any prior Market Value Adjustment.

Death Benefit -- The benefit provided under a Contract upon the death of any Owner or Annuitant, if any Owner is not a natural person, before the Annuity Date.

Designated Beneficiary(ies) -- The person(s) designated in the Contract to whom we pay the Death Benefit when one is payable.

General Account -- Our assets that are not segregated in any of our separate accounts.

Guarantee Account -- A legally insulated, non-unitized separate account established to hold amounts for this class of Contracts.

Guaranteed Interest Rate -- A stated interest rate or rates we credit to the Contract Value during a Guarantee Term.

Home Office -- The Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

Income Payment -- One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

Guarantee Term -- The period of time we guarantee a specified credited rate(s) of interest under the Contract.

Market Value Adjustment -- A positive or negative adjustment we may apply to the amount payable upon surrender, withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value.

Optional Payment Plan -- A plan whereby any part of the Death Benefit, Surrender Value or Annuity Commencement Value can be left with us to provide Income Payments to a payee.

Owner -- The person or persons (in the case of Joint Owners) entitled to exercise all ownership rights stated in the Contract (e.g., name beneficiaries, make withdrawals). The Owners are shown in the Contract's data pages and in any application. "You" or "your" refers to the Owner or Joint Owners.

Surrender Value -- The Contract Value on the date we receive your written request for surrender in our Home Office less any applicable premium tax and surrender charge.

Summary

How is a Contract Issued? We will issue the Contract when we receive and accept your complete application information and your purchase payment. See "Issuing a Contract."

How does this Contract work? The Contract permits you to allocate a single purchase payment to our Guarantee Account for the Guarantee Term you select. On the Annuity Date, we apply your Annuity Commencement Value to purchase a series of monthly Income Payments (sometimes known as annuity payments). Instead, you may elect Income Payments under an Optional Payment Plan or a lump sum payment.

Certain features described in this Prospectus may vary from your Contract. See "The Contract."

We describe the Contract in more detail below.

How does my Purchase Payment earn interest? You allocate your purchase payment (less any applicable premium taxes) to the Guarantee Account for a Guarantee Term. Your allocation will earn interest at the Guaranteed Interest Rate(s) we credit for the Guarantee Term. For any Guarantee Term, we may credit a different interest rate for each year of the Guarantee Term. See "Guarantee Terms."

What happens at the end of a Guarantee Term? At the end of any Guarantee Term, a subsequent Guarantee Term will begin. Unless you instruct us otherwise, the subsequent Guarantee Term will generally be the same duration as the expiring Guarantee Term. If we are not offering a Guarantee Term of the same duration, the subsequent Guarantee Term will be the next shortest Guarantee Term, which does not extend beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, the subsequent Guarantee Term will be the Guarantee Term that first expires after the Annuity Commencement Date. We will pay interest on your Contract Value in a subsequent Guarantee Term at our declared Guaranteed Interest Rate applicable to that Guarantee Term on the day the subsequent Guarantee Term begins. See "Guarantee Terms."

Is the Contract available to Qualified Plans? Yes. We may issue the Contract in connection with retirement plans that qualify for preferential income tax treatment as defined under the Internal Revenue Code of 1986, as amended (the "Code"). We may also issue the Contract on a non-qualified basis.

May I surrender the Contract or make a withdrawal? Yes. You may surrender the Contract for its Surrender Value modified by any applicable Market Value Adjustment at any time before the Annuity Date. You may also make withdrawals from Contract Value. A withdrawal will reduce your Death Benefit.


For more information on surrenders and withdrawals, see "Surrenders and Withdrawals."

What Surrender Charges are associated with the Contract? If you surrender your Contract or withdraw Contract Value within the first seven Contract Years, we may assess a surrender charge.

The surrender charge will be anywhere from 7% to 1% of the amount withdrawn, depending on the Contract Year of your surrender or withdrawal. We may also apply a Market Value Adjustment to withdrawals and surrenders from the Guarantee Account.

You may withdraw an amount up to the free withdrawal amount without the imposition of a surrender charge or Market Value Adjustment. The free withdrawal amount equals the interest credited under the Contract for the twelve-month period prior to the date of withdrawal. We will reduce the available free withdrawal amount by the amount of any prior withdrawal during that twelve-month period. We will also waive the surrender charge if you apply your Contract Value upon surrender to certain Optional Payment Plans. See "Charges and Other Deductions."


Are there any other charges? Yes. If your state assesses a premium tax with respect to your Contract, then at the time your Contract incurs the tax (or at such other time as we may choose), we will deduct those amounts from your purchase payment or from proceeds at surrender, withdrawal, death or on the Annuity Date, as applicable. See "Charges and Other Deductions."

For a complete discussion of all charges associated with the Contract, see "Charges and Other Deductions."

We pay compensation to broker-dealers who sell the Contracts. For a discussion of this compensation, see "Sales of the Contract."

What is a Market Value Adjustment? The Market Value Adjustment is an amount we deduct from or add to the amount payable upon surrender, withdrawal, or transfer if such event occurs outside the 30-day period immediately prior to the end of a Guarantee Term (the "30-day window"). We may also apply the Market Value Adjustment in determining your Annuity Commencement Value if the Annuity Date falls outside the 30-day window. The Market Value Adjustment formula in the Contract reflects the relationship between the Guaranteed Interest Rate associated with the Guarantee Term from which the surrender, withdrawal, transfer or Income Payments are taken, and the Guaranteed Interest Rate for a Guarantee Term with a duration equal to the number of years remaining in the Guarantee Term from which the surrender, withdrawal, transfer or Income Payments are taken. See "Market Value Adjustment."

What happens if an Owner dies before the Annuity Date? Before the Annuity Date, if any Owner or Annuitant, if the Owner is a non-natural person, dies while the Contract is in force, the death benefit becomes payable to the Designated Beneficiary. The Code imposes certain distribution rules on Designated Beneficiaries. We may pay a

Death Benefit to the Designated Beneficiary. The Death Benefit will be the greater of (1) the Contract Value or (2) the Surrender Value modified by any applicable Market Value Adjustment, on the date we receive the paperwork necessary to process the death claim but there are other requirements and conditions. See "The Death Benefit."


What annuity benefit does the Contract provide? On the Annuity Date, we will apply your Annuity Commencement Value to a monthly income payment, the Optional Payment Plan you have selected, or you may take that amount in one lump sum payment. The Optional Payment Plans are (1) life income with payments guaranteed for ten, fifteen or twenty years, (2) payments for a fixed period from one to thirty years, (3) payments of a fixed amount until the amount we hold is exhausted, (4) annual payments of interest earned from proceeds left with us, or (5) life income based on the lives of two payees/Annuitants with payments guaranteed for ten years.

Do I have a refund or return privilege? Yes. You have the right to return the Contract to us at our Home Office, and have us cancel the Contract within a certain number of days (usually 20 days from the date you receive the Contract, but some states require different periods).

If you exercise this right, we will cancel the Contract as of the day we receive your request and send you a refund equal to your purchase payment modified by any Market Value Adjustment. See "Additional Information -- Return Privilege."

Other Contracts

We offer other single purchase payment modified guaranteed annuity contracts, which also offer Guarantee Terms. Those contracts have different charges that could affect the interest we may credit.

Financial Statements

The consolidated financial statements for GE Life and Annuity Assurance Company are set forth herein.

The Contract

The Contract is a single purchase payment modified guaranteed annuity contract. We describe your rights and benefits below and in the Contract. Your Contract may differ in certain respects from the description in this Prospectus due to variations in state insurance law requirements. Your Contract reflects exactly what applies to you.

PURCHASING A CONTRACT

If you wish to purchase a Contract, you must apply for it through an authorized sales representative. The sales representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a Contract. We may send the Contract directly to you or through your sales representative. See "Sales of the Contract."

To apply for a Contract, the Owner(s) and Annuitant(s) must be younger than age
85. We may sell the Contract for use with certain qualified retirement plans. If you are purchasing the Contract for use with such a plan, you must be eligible to participate in the plan. Please be aware that if you are purchasing the Contract for use with a qualified retirement plan, the Contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether the Contract is an appropriate investment for you.

Purchasing the Contract through a Tax Free "Section 1035" Exchange. Section 1035 of the Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can use the proceeds from another annuity contract to make your purchase payment. Before making an exchange to acquire this Contract, you should carefully compare the Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for a Contract and the Contract has its own surrender charge, which would apply to you. The benefits under a Contract may be different than those of your current contract. In addition, you may have to pay federal income and penalty taxes on the exchange if it does not qualify for
Section 1035 treatment. You should not exchange another contract for a Contract unless you determine, after evaluating all of the facts that the exchange is in your best interests. Please note that the person trying to sell you the Contract will generally earn a commission.

OWNERSHIP

As Owner(s), you have all the rights under the Contract, subject to the rights of any irrevocable Beneficiary. Two persons may apply for a Contract as Joint Owners. Spouse Joint Owners have equal undivided interests in their Contract. This means that each may exercise any ownership rights on behalf of the other except for ownership changes. Non-Spouse Joint Owners must exercise ownership rights jointly. Joint Owners also have the right of survivorship. This means if a Joint Owner dies his or her interest in the Contract passes to the surviving Owner. You must have our approval to add a Joint Owner after we issue the Contract. During the Annuitant(s)'s life, you can change the Owner(s) to another Owner(s) and the Beneficiary(s) to another Beneficiary(s), except for any irrevocable beneficiary. You may change an irrevocable Beneficiary only with the written consent of that Beneficiary.

An Owner (other than a non-natural person) can name a Joint Annuitant.

Purchase Payment. You may purchase the Contract with a single purchase payment of $5,000 or more ($2,000 or more for IRAs).

The Company

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. Before January 1, 1999, our name was The Life Insurance Company of Virginia.


GNA Corporation, a wholly owned subsidiary of GE Financial Assurance Holdings, Inc. and an affiliate of the Company, directly owns the stock of Capital Brokerage Corporation (the principal underwriter for the Contracts and a broker/dealer registered with the U.S. Securities and Exchange Commission).

We are a charter member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

For more information about us, see "GE Life and Annuity Assurance Company."

THE GUARANTEE ACCOUNT

We established the Guarantee Account as a non-unitized separate account under Virginia insurance law. Assets of the Guarantee Account will at all times equal at least the reserves and other Contract liabilities supported by the Guarantee Account. The assets of the Guarantee Account are not chargeable with liabilities arising out of any other business which we may conduct. The assets of the Guarantee Account shall, however, be available to cover the liabilities of our General Account to the extent that the assets of the Guarantee Account exceed its liabilities arising under the Contracts supported by it. Income and both realized and unrealized gains or losses from the assets of the Guarantee Account are credited to or charged against the Guarantee Account without regard to the income, gains, or losses arising out of any other business we may conduct. Subject to statutory authority, we have sole discretion over the investment of assets of the Guarantee Account.

Amounts in the Guarantee Account do not reflect the investment performance of our General Account, or any portion thereof.

Due to certain exclusionary provisions of the Investment Company Act of 1940 (the "1940 Act"), we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither our Guarantee Account nor our General Account is subject to regulation under the 1940 Act. We have, however, registered the Contracts under the Securities Act of 1933. Therefore, the Contracts are subject to regulation under the federal securities laws, including provisions of the federal securities laws relating to the accuracy of statements made in a registration statement.

GUARANTEE TERMS

A Guarantee Term is the number of years we will credit a Guaranteed Interest Rate(s) to your Contract Value. Typically, we offer Guarantee Terms of 1, 3, 5, 7, 9 and 10 years, though all Guarantee Terms may not be available in all states. We may at any time decrease or increase the number of Guarantee Terms we offer.


Initial Guarantee Term. Your purchase payment (less any applicable premium tax) will earn interest for the initial Guarantee Term you select at a Guaranteed Interest Rate(s) we offer. For any initial Guarantee Term, we may credit a different Guaranteed Interest Rate for each year of the Guarantee Term. Your purchase payment earns interest at the Guaranteed Interest Rate in effect from the date your purchase payment is credited to the Guarantee Account through the first Contract Year or until you transfer or withdraw Contract Value or surrender the Contract. For an initial Guarantee Term with a duration of more than one year, after the first Contract Year your Contract Value will earn interest at the Guaranteed Interest Rate(s) we credit for the remainder of the initial Guarantee Term or until you transfer or withdraw Contract Value or surrender the Contract.


Subsequent Guarantee Terms. During the 30-day window, you may select from the following options:

1. Surrender or withdraw all or a portion of your ending Contract Value without a Market Value Adjustment (if after the third Contract Year, we will not impose a surrender charge);

2. Instruct us to apply the ending Contract Value to a subsequent Guarantee Term that you select from the Guarantee Terms we are then offering; or

3.  Do nothing and allow a subsequent Guarantee Term to begin automatically.

Surrenders at the end of a Guarantee Term. To surrender your Contract, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window. Upon surrender, we will pay the Surrender Value under the Contract. If your Contract is a Qualified Contract, any surrendered amount may be subject to income taxes, and a 10% tax penalty may apply if you are not yet 59 1/2 years old.

If you surrender your Contract before the 30-day window, surrender charges and a Market Value Adjustment may apply.

Selecting a subsequent Guarantee Term. To apply your ending Contract Value to a subsequent Guarantee Term, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window. At least 45 days prior to the expiration of your current Guarantee Term, we will send you written notice of the expiration of the Guarantee Term and a list of the subsequent

Guarantee Terms we offer. You may select a subsequent Guarantee Term only from the Guarantee Terms we are offering at the time your current Guarantee Term expires. Any subsequent Guarantee Term may not extend past the Annuity Commencement Date for your Contract.


Automatic subsequent Guarantee Terms. If you do not instruct us otherwise under the first or second options described above, a subsequent Guarantee Term automatically begins when the prior Guarantee Term ends. Your ending Contract Value becomes the beginning Contract Value for the subsequent Guarantee Term. The subsequent Guarantee Term will be the Guarantee Term with the same duration as the expiring Guarantee Term if the subsequent Guarantee Term does not extend past the Annuity Commencement Date. If a Guarantee Term of the same duration as the expiring Guarantee Term is not available or would extend beyond the Annuity Commencement Date, we will transfer your Contract Value to the next shortest Guarantee Term which does not go beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, we will transfer your Contract Value to the Guarantee Term that first expires after the Annuity Commencement Date. You must allocate your entire Contract Value to the subsequent Guarantee Term.

Guaranteed Interest Rates in subsequent Guarantee Terms. Your beginning Contract Value for any subsequent Guarantee Term earns interest at the rate we have declared that is in effect for the first year of the subsequent Guarantee Term. We may credit a different Guaranteed Interest Rate for each year of the subsequent Guarantee Term. Our Guaranteed Interest Rates for subsequent Guarantee Terms may differ from our Guaranteed Interest Rates for prior Guarantee Terms of the same duration.

GUARANTEED INTEREST RATES

From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guarantee Term. In determining these Guaranteed Interest Rates we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. We will invest proceeds attributable to the Contracts primarily in investment-grade fixed income securities (i.e., rated by Standard and Poor's rating system to be suitable for prudent investors) although we are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We may also consider various other factors in determining Guaranteed Interest Rates, including regulatory and tax requirements;
sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. GE Life and Annuity Assurance Company makes the final determination as to the Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

To find out the current Guaranteed Interest Rate for a Guarantee Term you are interested in, please contact our Home Office or your sales representative.

FREE WITHDRAWAL AMOUNT

You may instruct us to send you all or a portion of the interest credited to your Contract Value during the prior twelve months, known as the free withdrawal amount. The free withdrawal amount will be reduced by any prior withdrawal during that twelve-month period. Interest withdrawals remove money from a Guarantee Term that would otherwise have been compounding even more interest on a daily basis. Because of this interruption of interest compounding, the more interest you withdraw, the less interest your Contract will earn over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals.


We will not impose a surrender charge or Market Value Adjustment if you withdraw the free withdrawal amount, but your withdrawal may be subject to federal and state income tax. See "Federal Tax Matters."

CONTRACT VALUE

Your Contract Value at any time is equal to your purchase payment plus any interest credited to it, minus any prior withdrawals including any surrender charges and premium tax modified by any prior Market Value Adjustment. The Surrender Value is equal to the Contract Value, minus any surrender charges and premium tax that would apply in the case of a full surrender. Your Surrender Value modified by any applicable Market Value Adjustment is the amount you would be entitled to receive if you made a full surrender of your Contract.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment may decrease, increase or have no effect on the Contract Value you withdraw or transfer. We will apply a Market Value Adjustment to amounts in excess of the free withdrawal amount (i) whenever you withdraw Contract Value (unless made within the 30-day window) and (ii) on the Annuity Date if the Annuity Date does not fall within the 30-day window. We will also apply a Market Value Adjustment to the Contract Value you transfer to a different Guarantee Term (unless transferred within the 30-day window). We determine the Market Value Adjustment by multiplying the amount you withdraw, transfer or apply to the monthly income benefit option or an Optional Payment Plan by the factor set forth below.

                           ((1 + i) / (1 + j))n//365/

  "n" is the number of days from the date of surrender, withdrawal or transfer or from the Annuity Date to the end of your current Guarantee Term.

  "i" is the Guaranteed Interest Rate in effect for the current Guarantee
  Term.

  "j" is the Guaranteed Interest Rate, determined at the time of surrender, withdrawal, transfer or upon the Annuity Date, for a Guarantee Term with a duration equal to "n." If we do not offer a Guarantee Term with a duration equal to "n," "j" will be a linear interpolation of the Guaranteed Interest Rates for Guarantee Terms with durations that immediately precede and follow "n." If we offer only Guarantee Terms with longer durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the shortest duration we offer. If we offer only Guarantee Terms with shorter durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the longest duration we offer.

A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value Adjustment will likely be negative and reduce the amount available for withdrawal or transfer. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases the amount available for withdrawal or transfer. In the event of surrender or payment under the monthly income benefit option or an Optional Payment Plan, we will add or subtract any Market Value Adjustment from your Surrender Value to determine your Annuity Commencement Value. In the event of a withdrawal or transfer, we will add or subtract any Market Value Adjustment from the total amount withdrawn or transferred.

Several examples which illustrate how the Market Value Adjustment works are included in Appendix A.

TRANSFERS BEFORE THE END OF A GUARANTEE TERM

Once each Contract Year after the first Contract Year, you may transfer your entire Contract Value before the 30-day window to another Guarantee Term with a duration of five or more years. The transfer will be effective as of the date we receive your request at our Home Office in a form acceptable to us. Your transfer will be subject to any applicable Market Value Adjustment. See "Charges and Other Deductions."

Surrenders and Withdrawals

Subject to the rules discussed below, we will allow the surrender of the Contract or a withdrawal of a portion of your Contract Value.


You may make a withdrawal and surrender at any time before the Annuity Date. We will not process any withdrawal request that would reduce your Contract Value to less than $2,000. You may surrender your contract at any time. A withdrawal or surrender is effective as of the date we receive your request at our Home Office in a form acceptable to us.

Withdrawals and surrenders may be subject to the surrender charge and a Market Value Adjustment. See "Charges and Other Deductions." A withdrawal will also reduce your Death Benefit. See "The Death Benefit." Withdrawals of the free withdrawal amount are not subject to a surrender charge or a Market Value Adjustment.

In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender or withdrawal, a 10% penalty tax. A surrender or a withdrawal may also be subject to income tax withholding. See "Federal Tax Matters."

SYSTEMATIC WITHDRAWALS OF INTEREST

You may elect systematic withdrawals of interest credited under the Contract (in amounts of at least $100) on a monthly, quarterly, semi-annual or annual basis. Depending upon the frequency of the systematic withdrawals you elect, the monthly, quarterly, semi-annual or annual period immediately preceding a systematic withdrawal will be known as the systematic withdrawal period. The maximum amount available for any systematic withdrawal is the interest we credit under the Contract during the prior systematic withdrawal period. You may elect payments to begin at any time after the first systematic withdrawal period under the Contract.


After payments begin, you may change the frequency and/or amount of your payments once per calendar quarter. To participate in a systematic withdrawal program, you must complete our authorization form. You can obtain the form from an authorized sales representative or our annuity Customer Service Center.




Your systematic withdrawals may not exceed the maximum amount. If at any time the systematic withdrawal amount would exceed the maximum, we will lower the systematic withdrawal amount otherwise payable to equal the available maximum amount.

A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Contract Value to be less than $2,000. If a systematic withdrawal would cause the Contract Value to be less than $2,000, then we will not process that systematic withdrawal transaction. If any of your systematic withdrawals would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. You may discontinue systematic withdrawals at any time by notifying us in writing at our Home Office or by telephone.

When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to Federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% Federal penalty tax on systematic withdrawals if you are under age 59 1/2 at the time of the withdrawal.

Both withdrawals at your specific request and withdrawals under a systematic withdrawal program will reduce the free withdrawal amount.

Telephone Withdrawals. You may make withdrawals under your Contract by calling us provided that we received your prior written authorization at our Home Office. However, you only can make surrenders by writing our Home Office.

We will employ reasonable procedures to confirm that instructions we receive are genuine. Such procedures may include, among others:

 . requiring you or a third party you authorized to provide some form of personal identification before we act on the telephone instructions,

 . confirming the telephone transaction in writing to you or a third party you authorized, and/or

 .  tape recording telephone instructions.

If we do not follow reasonable procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to limit or prohibit telephone withdrawals.

To request a telephone withdrawal, please call us at 1-800-353-9910.

Special Note on Reliability. Please note that the telephone system may not always be available. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you can make your transaction request by writing to our Home Office.

Surrender Value. The amount payable on surrender of the Contract is the Surrender Value as of the date we receive your surrender request in a form acceptable to us modified by any Market Value Adjustment. The Surrender Value equals the Contract Value on the date we receive your request, less any applicable surrender charge and premium tax charge. We will pay the Surrender Value modified by any Market Value Adjustment in a lump sum, unless you elect one of the Optional Payment Plans. See "Optional Payment Plans." We may waive surrender charges upon surrender if you elect certain Optional Payment Plans. See "Charges and Other Deductions."

Charges and Other Deductions

We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contracts and for providing the benefits payable thereunder. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, surrender charges we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on a charge.

SURRENDER CHARGE

Surrenders and withdrawals may be subject to a surrender charge. Generally, we will assess a surrender charge as a percentage of Contract Value withdrawn or surrendered during the first seven Contract Years in excess of the free withdrawal amount. After the third Contract Year, we will not assess a surrender charge on a surrender or withdrawal you request during the 30-day window.

The surrender charge percentage is as follows:

                                                         Surrender Charge as a
        Contract Year in Which                           Percentage of Amount
     Surrender or Withdrawal Made                              Withdrawn
    ---------------------------------------------------------------------------
                  1                                                7%
                  2                                                6%
                  3                                                5%
                  4                                                4%
                  5                                                3%
                  6                                                2%
                  7                                                1%
             8 and after                                           0%
    ---------------------------------------------------------------------------

Waiver of Surrender Charge. We will waive the surrender charge if you surrender your Contract and apply your Contract Value to one of the following Optional Payment Plans:

1.  Plan 1 (Life Income with Period Certain);

2.  Plan 2 (Income for a Fixed Period of 5 or more years); or

3.  Plan 5 (Joint Life and Survivor Income).

If you elect one of the above Optional Payment Plans, then the amount applied to the plan will be the Contract Value, minus any premium tax, and modified by any Market Value Adjustment.

You may also select Optional Payment Plan 3 or Plan 4 upon surrender, although we will assess surrender charges and any applicable premium tax against your Contract

Value. We will apply the Surrender Value modified by any applicable Market Value Adjustment to the selected plan. See "Optional Payment Plans."

We will also waive the surrender charge arising from a surrender or withdrawal before Income Payments begin if, at the time we receive the request, we have received due proof that the Owner has a qualifying confinement to a state licensed or legally operated hospital or nursing facility for a minimum period as set forth in the Contract (provided the confinement began at least 90 days after the Contract Date).

We will not impose the surrender charge upon your withdrawal of the free withdrawal amount.

Market Value Adjustment. Surrenders, withdrawals and transfers under the Contract may be subject to a Market Value Adjustment. We assess the Market Value Adjustment on the proceeds payable or transferred. We will also apply a Market Value Adjustment in determining your Annuity Commencement Value. We calculate the Market Value Adjustment separately for each transaction.

We will not apply a Market Value Adjustment to the proceeds payable or transferred in the following cases:

 . A surrender or withdrawal from a Guarantee Term made during the 30-day window;

 .  If you elect a transfer of Contract Value from a Guarantee Term to a new
   Guarantee Term during the 30-day window;

 .  Annuity commencement during the 30-day window; or


 .  Payment of the free withdrawal amount.



DEDUCTIONS FOR PREMIUM TAXES

We will deduct charges for any premium tax or other tax levied by any governmental entity either from your purchase payment or Contract Value when incurred or when we pay proceeds under the Contract (proceeds includes benefits from surrender, withdrawal, annuity commencement, and death).

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes depend upon the law of your state. The tax generally ranges from 0.0% to 3.5%.

COMMISSION PAYMENTS

We sell the Contracts through registered representatives of broker-dealers. These registered representatives are also appointed and licensed as insurance agents of the Company. We pay commissions to broker-dealers for selling the Contracts. You do not directly pay these commissions, we do. We intend to recover the commissions, marketing, administrative and other expenses and the cost of Contract benefits through fees and charges imposed under the Contract. See "Sales of the Contract" for more information.

The Death Benefit

DEATH BENEFIT UPON DEATH BEFORE THE ANNUITY DATE

If any Owner or Annuitant, if the Owner is a non-natural person, dies before the Annuity Date, the amount of proceeds available is the Death Benefit.

The Death Benefit is calculated as of the date that we receive due proof of death. Until we receive complete written settlement instructions from the Designated Beneficiary, values will remain in the Guarantee Account.

Upon receipt of due proof of death (generally, due proof is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to a finding of death), we will treat the Death Benefit in accordance with your instructions, subject to distribution rules and termination of contract provisions described elsewhere.

Unless otherwise distributed pursuant to the distribution rules stated below, we will pay Death Benefit proceeds in one lump sum unless the Beneficiary elects an Optional Payment Plan. See "Optional Payment Plans."

DEATH BENEFIT AMOUNT

The Death Benefit equals the greater of (1) the Contract Value or (2) the Surrender Value modified by any applicable Market Value Adjustment, as of the date of receipt of due proof of death.


REQUIRED DISTRIBUTIONS

General: In certain circumstances, federal tax law requires that distributions be made under the Contract upon the first death of:

 .  an Owner or Joint Owner, or

 . the Annuitant or Joint Annuitant, if any Owner is a non-natural person (an entity, such as a trust or corporation).

The discussion below describes the methods available for distributing the value of the Contract upon death.

Designated Beneficiary: At the death of any Owner or any Annuitant, if any Owner is a non-natural person, the person or entity first listed below who is alive or in existence on the date of death will become the Designated
Beneficiary:

1.  Owner or Joint Owners;

2.  Primary Beneficiary;

3.  Contingent Beneficiary; or

4.  Owner's estate.

The Designated Beneficiary may choose one of the payment choices listed below, subject to the distribution rules stated below. If there is more than one Designated Beneficiary, we will treat each one separately in applying the tax law's rules described below.

Distribution Rules: The distributions required by federal tax law differ depending on whether the Designated Beneficiary is the spouse of the deceased Owner or of the Annuitant, if any Owner is a non-natural person. Upon receipt of due proof of death, the Designated Beneficiary will instruct us how to treat the proceeds subject to the distribution rules discussed below.

 .   Spouses -- If the Designated Beneficiary is the surviving spouse of the deceased person, the Contract may be continued in force with the surviving spouse as the new Owner or the surviving spouse may receive any Death Benefit payable. The surviving spouse may designate a new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In that case, the rules for non-spouses will apply.


 .   Non-Spouses -- If the Designated Beneficiary is not the surviving spouse of the deceased person, the Contract cannot be continued in force indefinitely. Instead, upon the death of any Owner or any Annuitant, if any Owner is a non-natural person, payments must be made to (or for the benefit of) the Designated Beneficiary under one of the following payment choices:

 1. Receive the Death Benefit in one lump sum payment upon receipt of due proof of death.

 2. Receive the Contract Value at any time during the five-year period following the date of death through withdrawals or surrendering the Contract. At the end of the five-year period, we will pay in a lump sum any remaining Contract Value. Contract Value will be modified for any Market Value Adjustment unless payment is made within the 30-day window. See "Requesting Payments."

 3. Apply the Death Benefit to provide an Income Payment under Optional Payment Plan 1 or 2. The first Income Payment must be made no later than one year after the date of death. Also, the Income Payment period must be either the lifetime of the Designated Beneficiary or a period not exceeding the Designated Beneficiary's life expectancy.

If the Designated Beneficiary makes no choice within 30 days following receipt of due proof of death, we will pay the Death Benefit as a lump sum within the earlier of 5 years following the date of death or 60 days following receipt of due proof of death. If the Designated Beneficiary dies before we have distributed the entire Death Benefit, we will pay in a lump sum any value still remaining to the person named by the Designated Beneficiary. If no person is so named, we will pay the Designated Beneficiary's estate.

Under payment choices 1 and 2, the Contract will terminate upon payment of all available proceeds. Under payment choice 3, this Contract will terminate when we apply the Contract Value to provide Income Payments.


DEATH BENEFIT AFTER THE ANNUITY DATE

If any Owner, Annuitant or payee dies after the Annuity Date, Income Payments will be made as stated in the section discussing income benefits. See "Benefits at Annuity Commencement Date."

Benefits at Annuity Commencement Date

You must select an Annuity Commencement Date in your application. This date can be no earlier than the tenth Contract Anniversary and no later than the Contract Anniversary following the Annuitant's 90th birthday, or younger Annuitant's 90th birthday for Joint Annuitants unless we approve a different date. You can change the Annuity Commencement Date during any 30-day window. To make a change, send written notice to our Home Office before the Annuity Commencement Date. If you change the Annuity Commencement Date, the Annuity Commencement Date will then mean the new Annuity Commencement Date you selected.

If the Annuitant is still living on the Annuity Commencement Date, we will pay you or your designated payee the monthly Income Payments described below beginning on that date. We may deduct premium taxes from your payments.

Monthly Income Payments are made under a life annuity payment plan with a period certain of 10 years, 15 years, or 20 years. If you do not select a period certain, we will use a life annuity payment plan with a 10-year period certain. The guaranteed amount payable will earn interest at 3% compounded yearly. We may decide at our sole discretion to pay a higher rate of interest. We will make Income Payments monthly unless you elect in writing quarterly, semi-annual or annual installments. Instead, you may choose to receive the Contract Value in one lump sum in which case we will cancel the Contract. You may also choose to receive Income Payments under the Optional Payment Plans described below.

Optional Payment Plans

You may apply your Surrender Value adjusted for any applicable Market Value Adjustment, Death Benefit proceeds or your Annuity Commencement Value to an Optional Payment Plan. If you surrender the Contract and select Plan 1, Plan 2 (with a fixed period of 5 or more years), or Plan 5, then the amount applied to the Plan is the Contract Value minus any premium tax modified by any applicable Market Value Adjustment. If the Annuity Date falls within the 30-day window, we will not apply a Market Value Adjustment.


During the Annuitant's life, you (or the Designated Beneficiary at your death) can choose an Optional Payment Plan. If you change a Designated Beneficiary, your Plan selection will not remain in effect unless you request otherwise. Any election or change in a Plan must be sent to our Home Office in a form acceptable to us. We do not allow any changes after Income Payments begin. If an Optional Payment Plan has not been chosen at the death of the Owner or Annuitant, if the Owner is a non-natural person, your Designated Beneficiary can choose a Plan when we pay the Death Benefit.

We will make Income Payments monthly unless you request otherwise. The amount of each payment under an Optional Payment Plan must be at least $100. Payments made under an Optional Payment Plan at the death of any Owner or any Annuitant, if any Owner is a non-natural person, must conform to the rules in the Death Benefit section.

We may make an age adjustment to determine the amount of your Income Payments. We will adjust the age according to the age adjustment table shown in your Contract.

Fixed Income Payments. We will transfer proceeds applied to a fixed income option to our General Account. Payments made will equal or exceed those required by the state where we deliver the Contract. We determine fixed Income Payments on the date we receive due proof of the Owner's death or on surrender. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

Optional Payment Plans. The Contract provides five Optional Payment Plans, each of which is payable on a fixed basis. If any payee is not a natural person, our consent must be obtained before selecting an Optional Payment Plan. Following are explanations of the Optional Payment Plans available.

Plan 1 -- Life Income with Period Certain. This option guarantees monthly payments for the lifetime of the payee with a minimum number of years of payments. If the payee lives longer than the minimum period, payments will continue for his or her life. The period can be 10, 15, or 20 years. Payments are determined according to the table in the Monthly Income Benefit section of the Contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded yearly.

We may increase this rate and the amount of any payment. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

Plan 2 -- Income for a Fixed Period. This option guarantees periodic payments (monthly, quarterly, semi-annually or annually) for a fixed period not longer than 30 years. Payments will be made according to the table in the Contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded yearly. We may increase this rate and the amount of any payment. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the Payee's estate unless otherwise provided.

Plan 3 -- Income of a Definite Amount. This option provides periodic payments (monthly, quarterly, semi-annually or annually) of a definite amount to be paid. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase this rate. If we do, the payment period will be extended. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

Plan 4 -- Interest Income. This option provides for periodic payments (monthly, quarterly, semi-annually or annually) of interest earned from the proceeds left with us. Payments will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase this rate and the amount of any payment. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided.

Plan 5 -- Joint Life and Survivor Income. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. The settlement age of each payee must be at least 35 when payments begin. The amounts payable under this plan are determined assuming an interest rate of 3% compounded yearly. We may increase this rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the last surviving payee's estate unless otherwise provided.

Federal Tax Matters

INTRODUCTION

This part of the Prospectus discusses the federal income tax treatment of the Contract. The federal income tax treatment of the Contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances. This discussion does not address all of the federal income tax rules that may affect you and your Contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a Contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

TAXATION OF NON-QUALIFIED CONTRACTS

This part of the discussion describes some of the federal income tax rules applicable to Non-Qualified Contracts. A Non-Qualified Contract is a Contract not issued in connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

Tax Deferral on Earnings. The federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the Contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

 . An individual must own the Contract (or the tax law must treat the Contract as owned by an individual); and

 . The Contract's Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.

This part of the Prospectus discusses each of these requirements.

Contracts not owned by an individual -- no tax deferral and loss of interest deduction. As a general rule, the Code does not treat a Contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the Contract pays tax currently on the excess of the Contract Value over the purchase payments paid for the Contract. Contracts issued to a corporation or a trust are examples of Contracts where the Owner pays current tax on the Contract's earnings.

There are several exceptions to this rule. For example, the Code treats a Contract as owned by an individual if the nominal owner is a trust or other entity that holds the Contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a Contract to provide deferred compensation for its employees.

In the case of a Contract issued after June 8, 1997 to a taxpayer that is not an individual, or a Contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the Contract, or entities that will benefit from someone else's ownership of a Contract, should consult a tax advisor.

Age at which annuity payouts must begin. Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments paid and earnings. If annuity payouts under the Contract begin or are scheduled to begin on a date past the Annuitant's 85th birthday, it is possible that the tax law will not treat the Contract as an annuity contract for federal income tax purposes. In that event, the Owner would be currently taxable on the excess of the Contract Value over the purchase payments paid for the Contract.

No Guarantees Regarding Tax Treatment. We make no guarantees regarding the tax treatment of any Contract or of any transaction involving a Contract. However, the remainder of this discussion assumes that your Contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your Contract.

Withdrawals and Surrenders. A withdrawal occurs when you receive less than the total amount of the Contract's Surrender Value. In the case of a withdrawal, you will pay tax on the amount you receive to the extent your Contract Value before the withdrawal exceeds your "investment in the contract." (This term is explained below.) This income (and all other income from your Contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A surrender occurs when you receive the total amount of the Contract's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

Your "investment in the contract" generally equals the total of your purchase payments under the Contract, reduced by any amounts you previously received from the Contract that you did not include in your income.

There is some uncertainty regarding the tax treatment of the Market Value Adjustment when the Market Value Adjustment is applied. The IRS has authority to address this uncertainty. However, as of the date of this prospectus, the IRS has not issued any clarifying regulations. In the event of a withdrawal, to determine the extent to which your Contract Value exceeds your "investment in the contract," we will disregard the amount of the MVA.


Assignments and Pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

Gifting a Contract. If you transfer ownership of your Contract -- without receiving a payment equal to your Contract's value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

Taxation of Annuity Payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." We will notify you annually of the taxable amount of your annuity payout.

Pursuant to the Code, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

If proceeds are left with us (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Plan 3 if the payee is at an advanced age, such as age 80 or older.

Taxation of Death Benefits. We may distribute amounts from your Contract because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the Contract's Annuity Date.

Before the Contract's Annuity Date. If received under an annuity payout option, Death Benefits are taxed in the same manner as annuity payouts.

If not received under an annuity payout option, Death Benefits are taxed in the same manner as a withdrawal.

After the Contract's Annuity Date. If received in accordance with the existing annuity payout option, Death Benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract." All annuity payouts in excess of the unrecovered "investment in the contract" are includible in income.

If received in a lump sum, the tax law imposes tax on Death Benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.

Penalty Taxes Payable on Withdrawals, Surrenders, or Annuity Payouts. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or annuity payouts that:

 .  you receive on or after you reach age 59 1/2,

 .  you receive because you became disabled (as defined in the tax law),

 .  a beneficiary receives on or after the death of the Owner, or

 . you receive as a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Special Rules If You Own More Than One Contract. In certain circumstances, you must combine some or all of the Non-Qualified Contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example:

 . If you purchase a Contract offered by this Prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

 . If you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

The effects of such aggregation are not clear. However, it could affect:

 . the amount of a surrender, a withdrawal or an annuity payout that you must include in income, and

 .  the amount that might be subject to the penalty tax described above.

QUALIFIED RETIREMENT PLANS

We also designed the Contracts for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Contracts issued to or in connection with a qualified retirement plan are called "Qualified Contracts." In considering the appropriateness of the Contract for use as a Qualified Contract, you should take into account that this contract must be purchased with a single purchase payment. Generally, this requirement will limit use of the Contract to situations involving a rollover or transfer from another qualified retirement plan. We do not currently offer all of the types of Qualified Contracts described, and may not offer them in the future. Prospective purchasers should contact our Home Office to learn the availability of Qualified Contracts at any given time.

The federal income tax rules applicable to qualified plans are complex and varied. As a result, this Prospectus makes no attempt to provide more than general information about use of the Contract with the various types of qualified plans. Persons intending to use the Contract in connection with a qualified plan should obtain advice from a competent advisor.

Types of Qualified Contracts. Some of the different types of Qualified Contracts include:

 .  Individual Retirement Accounts and Annuities ("Traditional IRAs")

 .  Roth IRAs

 .  Simplified Employee Pensions ("SEP's")

 .  Savings Incentive Matched Plan for Employees ("SIMPLE plans," including
   "SIMPLE IRAs")

 . Public school system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 .  Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans")

Terms of Qualified Plans and Qualified Contracts. The terms of a qualified retirement plan may affect your rights under a Qualified Contract. When issued in connection with a qualified plan, we will amend a Contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the Contract, unless we consent.

Treatment of Qualified Contracts Compared With Non-Qualified Contracts. Although some of the federal income tax rules are the same for both Qualified and Non-Qualified Contracts, many of the rules are different. For example:

 .  The Code generally does not impose tax on the earnings under either
   Qualified or Non-Qualified Contracts until received.

 . The Code does not limit the amount of purchase payments and the time at which purchase payments can be made under Non-Qualified Contracts. However, the Code does limit both the amount and frequency of purchase payments made to Qualified Contracts.

 .  The Code does not allow a deduction for purchase payments made for Non-
   Qualified Contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a Qualified Contract.

The federal income tax rules applicable to qualified plans and Qualified Contracts vary with the type of plan and Contract. For example:

 . Federal tax rules limit the amount of purchase payments that can be made and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.

 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the Owner must begin receiving payments from the Contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

Amounts Received Under Qualified Contracts. Amounts are generally subject to income tax: federal income tax rules generally include distributions from a Qualified Contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many Qualified Contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied. Additional federal taxes may be payable in connection with a Qualified Contract: For example, failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Qualified Contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of Qualified Contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

 .  received on or after the Owner reaches age 59 1/2,

 .  received on or after the Owner's death or because of the Owner's disability
   (as defined in the tax law),

 .  received as a series of substantially equal periodic payments for the life
   (or life expectancy) of the taxpayer, or

 .  received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

MOVING MONEY FROM ONE QUALIFIED CONTRACT OR QUALIFIED PLAN TO ANOTHER

Rollovers and Transfers. In many circumstances you may move money between Qualified Contracts and qualified plans by means of a rollover or a transfer. Special rules apply to such rollovers and transfers. If you do not follow the applicable rules, you may suffer adverse federal income tax consequences, including paying taxes which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any Qualified Contract or plan and another Qualified Contract or plan.

Direct Rollovers. The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or
(b) plans, H.R. 10 plans, and Qualified Contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or certain section 457 plans). The direct rollover rules require federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain Qualified Contracts or plans.

Prior to receiving an eligible rollover distribution from us, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax. At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

CHANGES IN THE LAW

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

Requesting Payments

To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any withdrawal or surrender proceeds within seven days after receipt at our Home Office of a request in good order for a withdrawal or surrender. We also will ordinarily make payment of lump sum Death Benefit proceeds within seven days from the receipt of due proof of death. We will determine payment amounts as of the date on which our Home Office receives the payment request or due proof of death.

In most cases, when we pay Death Benefit proceeds in a lump sum, we will pay these proceeds by establishing an interest bearing account, called the "GE Secure Access Account," for the beneficiary, in the amount of the Death Benefit proceeds payable. We will send the beneficiary a checkbook within 7 days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the Death Benefit proceeds payable. The GE Secure Access Account is part of our general account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our General Account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the GE Secure Access Account. We reserve the right to defer payments from the Guarantee Account or our General Account for a withdrawal and surrender for up to six months from the date we receive your payment request.

Sales of the Contract

Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Contracts. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 6630 W. Broad Street, Richmond, Virginia 23230. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

Capital Brokerage offers the Contracts through its registered representatives who are registered with the NASD and with the states in which they do business. More information about Capital Brokerage and its registered persons is available at http://www.nasdr.com or by calling 1-800-289-9999. You also can obtain an investor brochure from NASD Regulation describing its Public Disclosure Program. Registered representatives with Capital Brokerage are also licensed as insurance agents in the states in which they do business and are appointed with the Company.

We pay commissions and other marketing related expenses associated with the promotion and sales of the Contracts to Capital Brokerage. The amount of the commission varies but is not expected to exceed approximately 5% of your purchase payment. We may, on occasion, pay a higher commission for a short period of time as a special promotion. We pay commissions either as a percentage of the purchase payment at the time we receive it, as a percentage of Contract Value on an ongoing basis, or in some cases, a combination of both. The commission or a portion of it will be returned to us if the Contract is surrendered during the first Contract Year.


We may offer a range of initial commission and persistency trail commission options (which will take into account, among other things, the length of the Guarantee Term). We may pay commissions on the election of subsequent guarantee terms if the Contract Value is applied to a subsequent guarantee term.


When a Contract is sold through a registered representative of Capital Brokerage, Capital Brokerage passes through a portion of the sales commission to the registered representative who sold the Contract. Because registered representatives of Capital Brokerage are also agents of ours, they may be eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that we offer, such as conferences, trips, prizes, and awards.

Capital Brokerage may enter into selling agreements with other broker-dealers (including our affiliate, Terra Securities Corporation) registered under the 1934 Act to sell the Contracts. Under these agreements, the commission paid to the broker-dealer is not expected to exceed the amount described above. When a Contract is sold through another broker-dealer, Capital Brokerage passes through the entire amount of the sales commission to the selling broker-dealer; that broker-dealer may retain a portion of the commission before it pays the registered representative who sold the Contract.

We also may make other payments for services that do not directly involve the sales of the Contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services.

We intend to recover commissions, marketing, administrative and investment expenses and costs of Contract benefits through charges imposed under the Contracts. Commissions paid on the Contracts, including other incentives and payments, are not charged directly to you.

Additional Information

OWNER QUESTIONS

The obligations to Owners under the Contracts are ours. Please direct your questions and concerns to us at our Home Office.

RETURN PRIVILEGE

Within the 20-day free-look period after you receive the Contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to our Home Office, Annuity New Business, 6610 W. Broad Street, Richmond, Virginia 23230. If you cancel your Contract, it will be void. Unless state law requires that we return your purchase payment, the amount of the refund you receive will equal your purchase payment adjusted for any Market Value Adjustment.

STATE REGULATION

As a life insurance company organized and operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That Commission conducts a full examination of our operations at least every five years.

RECORDS AND REPORTS

At least once each year, we will send you a report showing information about your Contract for the period covered by the report. The report will show your purchase payment, Contract Value, Surrender Value, interest credited, withdrawals and charges made during the statement period. In addition, when you make your purchase payment and withdrawals, you will receive a written confirmation of these transactions.

OTHER INFORMATION

We have filed a Registration Statement with the SEC, under the 1933 Act, for the Contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the Company and the Contracts offered. Statements in this Prospectus about the content of Contracts and other legal instruments are summaries. For the complete text of those Contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

GE Life and Annuity Assurance Company

BUSINESS

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 to The Life Insurance Company of Virginia. General Electric Capital Corporation ("GE Capital") acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed the Company to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc. ("GE Financial Assurance"). As part of an internal reorganization of GE Financial Assurance's insurance subsidiaries, The Harvest Life Insurance Company ("Harvest") merged into the Company on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest's former parent, Federal Home Life Insurance Company ("Federal"), received common stock of the Company in exchange for its interest in Harvest.


We principally offer, annuity contracts, GICs and funding agreements, and life insurance. We do business in the District of Columbia and all states except New York. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230.


We are one of a number of subsidiaries of GE Financial Assurance, a holding company that, through its subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products and income protection packages in North America and Asia. GE Financial Assurance's product offerings are divided along three major segments of consumer needs: (1) Wealth Accumulation and Transfer, (2) Lifestyle Protection and Enhancement, and (3) Mortgage Insurance.


As an integral part of GE Financial Assurance, we are able to leverage the strengths of a global organization. We do so to offer consumers a wide variety of products through the convenience of diverse distribution channels. In addition, we are able to utilize GE Financial Assurance's centers of excellence to provide world class customer service within a competitive cost structure.

OWNERSHIP

GE Financial Assurance indirectly owns approximately ninety-seven percent of our outstanding common stock. The stock is owned directly by General Electric Capital Assurance Company ("GE Capital Assurance") and by Federal. Both GE Capital Assurance, which directly owns approximately eighty-five percent of our outstanding common stock, and Federal, which owns approximately twelve percent of our outstanding common stock, are indirectly owned by GE Financial Assurance. The remaining shares of our outstanding common stock are owned by Phoenix Life Insurance Company ("Phoenix"). All of our outstanding non-voting preferred stock is owned by GE Financial Assurance. GE Financial Assurance is a wholly-owned subsidiary of GE Capital which in turn is wholly owned, directly or indirectly, by General Electric Company ("GE").

None of GE Capital Assurance, Federal, Phoenix, GE Financial Assurance, GE Capital, or GE guarantees the Contract.


GENERAL

Our products are divided along two of GE Financial Assurance's three major segments of consumer needs:


 . Wealth Accumulation and Transfer, and

 . Lifestyle Protection and Enhancement.

Our principal product lines under the Wealth Accumulation and Transfer segment are:



 . deferred annuities (variable and fixed);


 . guaranteed investment contracts, or GICs, and funding agreements; and


 . life insurance (universal, variable, and ordinary).


Customers use Wealth Accumulation and Transfer products as vehicles for accumulating wealth, often on a tax-deferred basis, providing income during retirement, transferring wealth to beneficiaries, or providing a means to replace the insured's income in the event of premature death.

Our principal product line under the Lifestyle Protection and Enhancement segment is supplemental accident and health insurance. Customers use Lifestyle Protection and Enhancement products to protect their income and assets from the adverse economic impacts of significant health care costs or other unanticipated events that cause temporary or permanent loss of earnings capabilities.

We currently distribute our products through two primary distribution methods:

 . intermediaries; and

 . career or dedicated sales forces.

STRATEGY

We believe that the following trends have increased and will continue to increase the demand for innovative products and services to solve individual financial challenges:

 . changes in demographics such as the increased number of baby boomers entering middle and late middle age;

 . longer life expectancies due to medical advances;

 . the reduction in government- and employer-sponsored benefit programs; and

 . the continuing need for estate planning for the most affluent group of retirees in history.

Our strategy, which is integrated with the strategy of GE Financial Assurance's other insurance companies, is designed to meet the financial needs of these trends by offering a broad array of products and services through our two primary channels of distribution.


Our approach to this opportunity is to maintain product and distribution capabilities designed to deliver innovative products and services associated with accumulating and transferring the consumer's wealth. Most of our products are targeted at middle- to upper-income consumers. To date, we have operated entirely in the United States.

Our strategy is to be a consumer financial solutions provider through:

 . intense customer focus;

 . generation of core business line growth; and

 . competitive cost leadership.

These elements are further supported by a strong foundation of operating fundamentals. Our strategy consists of the following four elements:

Customer Focus. We focus on two sets of customers on two fronts: (1) end consumers, and (2) distribution partners/producers. Our core concept is to be customer needs driven and to simplify consumers' financial lives. To accomplish this, we offer not only products but also financial planning tools and education to enable personalized solutions that provide options and choices for consumers and their advisors. By providing financial solutions for every stage of a consumer's life, either directly or through our affiliates, we believe we will differentiate ourselves from our competitors and create an affinity with customers that will translate into lifetime relationships. In addition, we focus on continuously expanding the support services and technology offered to our distribution channels.

Growth. This element begins with our focus on driving core business growth, building our distribution capabilities, and maintaining a broad range of fresh, innovative products and services. We focus on key customer groups and distribution channels that are well positioned to maximize marketplace penetration. We believe that our customers are becoming increasingly sophisticated in assessing their needs for savings, insurance and retirement. Our products and services are designed to meet needs based on input from consumers and the distributors who service them. To enable us to obtain this input, we endeavor to create and maintain direct contact with our key consumer groups, as well as the distributors who service them. We see branding as increasingly important in the competitive financial security industry. We therefore actively promote the GE brand, which is highly attractive to consumers and distributors. While doing this, we also ensure all appropriate legal and regulatory disclosures are made.

Our distribution strategy is focused on penetrating our targeted markets through two types of distribution methods:

 . intermediaries; and

 . career or dedicated sales forces.

Through each distribution method, we believe core growth will be driven by the following factors:

 . strong product development;

 . disciplined marketing and sales;

 . expansion of specific distribution relationships; and

 . selective cross-marketing of products.

In addition, we believe our commitment to e-commerce has allowed us to capitalize on two fundamental opportunities to further accelerate our growth:
(1) making our existing businesses and ways of serving consumers more effective by being faster and more cost efficient; and (2) creating entirely new product and service capabilities or processes to build new ways of reaching consumers and our distributors.

Although our primary focus will be on increasing our sales of existing products by enhancing our marketing, sales, product development, and service capabilities, we will continue to consider opportunities to enter new markets. We believe entry into these new markets will be accomplished through:

 . development of new products for sale through existing channels;

 . development of new products to serve new channels;

 . creation of new distribution segments within established channels; and

 . alliances with entities with an established presence in existing markets or distribution channels.

Leadership in Cost Competitiveness and Productivity. We recognize that consolidation in the financial services industry will create fewer, but larger, competitors. Our ability to effectively compete will be dependent upon many factors, including our ability to maintain operating scale and reduce our expenses through the elimination of duplicate functions and the use of enhanced technology. Our continued commitment to integrating GE Financial Assurance's life insurance and other financial institution acquisitions into platforms with common information systems is designed to create a competitive advantage in the marketplace. While we believe that the diversity of GE Financial Assurance's distribution channels is also a competitive advantage, we recognize the need to coordinate our efforts with our affiliates to provide a unified face to our customers and distributors. We are committed to service excellence through the implementation of quality initiatives and technology to provide timely and efficient response to all consumer inquiries, needs and requests. In addition, we are continuously analyzing means by which we can digitize and e-enable processes. We believe the benefits from this initiative include improved customer service, expanded product and service offerings, and increased operating efficiency for both our customers and us. We believe that our continued success will be predicated upon our ability to achieve game-changing efficiencies through the use of digitization and the Internet.

Strong Foundation of Operating Fundamentals. Our dedication to providing quality products to our customers rests on maintaining a strong risk management, compliance, and controllership focus and simultaneously using technology for competitive advantage. We believe this focus provides a solid foundation for our successful execution of our business strategy. We believe risk management, compliance, and controllership processes and practices have been a long-standing strength of ours. We have developed processes and practices appropriate for our operating businesses by leveraging the experience of the GE system.

Products


WEALTH ACCUMULATION AND TRANSFER PRODUCTS

Deferred Annuities

Premiums related to single and flexible premium deferred annuities are reported as deposit liabilities in accordance with U.S. generally accepted accounting principles ("GAAP").

Fixed Annuities. Our deposit liabilities for fixed annuities for the years ended December 31, 2000, 1999, and 1998 were $1,158 million, $1,537 million, and $1,395 million, respectively. Our deposits received for these same periods were $1.2 million, $5.5 million, and $8.7 million, respectively. A fixed single premium deferred annuity ("SPDA") provides for a single premium payment at time of issue, an accumulation period, and an annuity payout period at some future date. A flexible premium deferred annuity ("FPDA") provides the same features but allows the owner to make additional payments into the contract. Initially, the insurance company credits the account value of the annuity with interest earnings at a current interest rate (the crediting rate) that is guaranteed for a period of one to five years. After this period, the crediting rate is subject to change based on prevailing market rates and product profitability. Each contract also has a minimum guaranteed rate. The accrual of interest during the accumulation period is on a tax-deferred basis to the contractholder. After the number of years specified in the annuity contract, the owner may elect to take the proceeds of the annuity as a single payment, a specified income for life, or a specified income for a fixed number of years. The annuitant is permitted at any time during the accumulation period to withdraw all or part of the premium paid plus the amount credited to his account subject to contract provisions.


At least once each month, we establish an interest-crediting rate for our new fixed SPDA policies and new deposits into FPDA policies. In determining our interest-crediting rate on new deposits, management considers our competitive position, prevailing market rates, and the profitability of the annuity product. After contract issue, we maintain the initial crediting rate for a minimum period of one year. Thereafter, we may adjust the crediting rate not more frequently than once per year for a given contract. Interest rates credited on our in-force SPDA and FPDA policies ranged from 4.1% to 6.1% during 2000. All of our annuity products have minimum guaranteed crediting rates ranging from 3.5% to 4.0% for the life of the contract.


Variable Annuities. A variable annuity, including the Contract, has an accumulation period and a payout period. The main difference from fixed annuities is that the contractholder can place all or a portion of their premiums in a separate account maintained for variable annuities. These accounts are distinct from our general assets and liabilities. Assets held in separate accounts supporting variable annuity contracts, as well as variable life insurance policies, amounted to $10,393 million, $9,246 million, and $5,529 million at December 31, 2000, 1999, and 1998, respectively. Our deposit liabilities not held in the separate account for variable annuities were $541 million, $673 million, and $571 million for December 31, 2000, 1999 and 1998, respectively. Our deposits received for variable annuities during these same periods were $3,152 million, $2,442 million, and $916 million, respectively.


Contractholders may elect to allocate their premiums among several investment subaccounts with varying degrees of risk and investment objectives. The cash surrender value of a variable annuity contract depends on the age of the policy and the performance of these subaccounts, which the contractholder may reallocate from time to time. There is no guaranteed minimum rate in the subaccount components of variable annuity contracts. Similarly, during the variable annuity's payout period, the payments distributed to the annuitant may fluctuate with the performance of the subaccounts selected by the owner. A fixed payout may also be available depending upon individual contract provisions. Variable annuities provide us with fee-based revenue in the form of mortality and expense fees charged to the contractholder's account.

GICs and Funding Agreements

Our deposit liabilities for GICs and funding agreements for the years ended December 31, 2000, 1999, and 1998 were $5,568 million, $4,174 million, and $2,374 million, respectively. Our deposits received for these same periods were $1,904 million, $2,057 million, and $1,090 million, respectively.


GICs are deposit-type products that provide a guaranteed return on a fixed or indexed basis to the contractholder. GICs are purchased by Employee Retirement Income Security Act ("ERISA") qualified defined contribution plans. These plans include 401(k) plans where plan participants elect a stable value option. Funding agreements operate substantially similarly to GICs. Funding agreements are purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA qualified. Money market funds, bank common trust funds, and other corporate and trust accounts are examples of purchasers of funding agreements. Nearly all of our funding agreements are on a floating-rate basis, which means interest is credited to them on an indexed basis.

GICs typically credit interest at a fixed interest rate that is determined by market conditions. GICs also have a fixed maturity typically ranging from 2 to 6 years. Both rates and maturities are set at the time of sale. Substantially all GICs allow for the payment of benefits at contract value to ERISA plan participants in the event of death, disability, retirement, or change in investment election. We underwrite these risks before issuing a GIC to a plan. In addition, we require plans buying our GICs to have certain restrictions on participant transfers to money market and similar funds in order to reduce disintermediation risk. Contractholders can also terminate our GICs prior to their maturity. However, they can only be terminated after an adjustment to the contract value for changes in the level of interest rates and the application of a significant penalty.

Our floating-rate funding agreements credit interest at a rate that is indexed to an external index typically the London Interbank Offered Rate. These contracts are typically renewed annually. However, we can terminate the funding agreement after giving notice within the contract's specified notice period. Contractholders are also able to terminate after giving notice within the specified notice period. This notice period is generally 90 days or less. The aggregate amount of our outstanding funding agreements with put option features was approximately $2,295 million as of December 31, 2000. We have established a line of credit with GNA Corporation, an indirect parent, to provide liquidity in the event of an unusual level of early terminations. We also have issued $439 million of longer term funding agreements. These contracts have maturities of up to 7 years and contain no early termination provision.


Life Insurance

Our annualized premiums of life insurance in-force for the years ended December 31, 2000, 1999, and 1998 were $265.9 million, $271.5 million, and $310.1 million, respectively. First year premiums received for these same periods were $47.3 million, $37.2 million, and $52.4 million, respectively. We predominantly offer "permanent" life insurance as opposed to "term" life insurance. Term life insurance provides life insurance protection for a limited time, and a death benefit is paid only if the insured dies during the specified term. Our permanent life insurance products provide protection for the entire life of the insured and allow for cash value accumulation. These products include variable life, interest-sensitive whole life insurance ("ISWL"), and universal life insurance ("UL").


Our life insurance policies provide a death benefit payable upon death of the insured. Owners of permanent insurance pay premiums that are applied to account value, net of any expense charges. We deduct cost of insurance charges, which vary by age, gender, plan and class of insurance from the account value. We determine our cost of insurance each year in advance, which is subject to a maximum stated in each policy. The owner may access account value through policy loans, partial withdrawals, and full surrender of the policy. Some withdrawals and surrenders are subject to surrender charges.

We credit the account value for ISWL and UL policies with interest at an interest rate we determine in advance and generally guarantee for a policy year at a time. Policies have a minimum credited interest rate, which varies by policy and ranges from 4.0% to 5.5%. ISWL and UL differ in two major ways. ISWL requires the contractholder to pay a fixed premium we determine each year, while UL allows a contractholder to determine the amount of premium to be paid, subject to certain minimum and maximum values. Also, the ISWL death benefit is fixed at issue, while the contractholder may decrease and (subject to evidence of good health) increase the death benefit on a UL policy.


The main difference between variable life insurance and variable UL from non-variable life insurance is that the policyholder can place all or a portion of their premiums in a separate account that is maintained for the relevant variable life insurance policies and that is distinct from our general assets and liabilities. Policyholders may elect to allocate their premiums among several investment subaccounts with varying degrees of risk and investment objectives. A variable life insurance policy's cash surrender value depends on the policy's age and the performance of these underlying funds. There is no guaranteed minimum rate in the subaccount components of variable life insurance. Variable life insurance policies provide us with fee-based revenue in the form of mortality and expense fees charged to the policyholder's separate account.


LIFESTYLE PROTECTION AND ENHANCEMENT PRODUCTS

Our principal product line under the Lifestyle Protection and Enhancement segment is supplemental accident and health insurance. Our annualized premiums for supplemental accident and health insurance for the years ended December 31, 2000, 1999, and 1998 were $61.0 million, $56.1 million, and $53.4 million, respectively.


We offer supplemental accident and health insurance products to individuals. We market supplemental accident and health products because we believe that offering a broad range of products is essential in order to be a preferred provider of benefits and to effectively meet the needs of employers and consumers.

PRODUCT/SERVICE CENTERS

Our primary product service centers for creating and servicing our products are as follows:

 . the annuity and GIC and funding agreement businesses operate primarily in Richmond, Virginia;


 . the life business operates primarily in Lynchburg, Virginia; and


 . the accident and health business operates primarily in Schaumburg, Illinois.



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We leverage GE Financial Assurance's global presence to support these service centers through an affiliate's operations in India. The Indian operations provide call center support, internet assistance, and new business administration to promote cost efficiencies and to enhance customer service.

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

Marketing and Distribution

We currently distribute our products through two primary channels:

 . intermediaries, such as banks, securities brokerage firms, brokerage general agencies ("BGAs"), financial planners, accountants, producer groups, and specialized brokers; and

 . career or dedicated sales forces.

GE Financial Assurance has developed a web portal called GEFinancialPro.com for our distribution channels and for those of our affiliates. This web portal improves productivity for financial intermediaries and agents by enabling business submissions, account tracking, and status updates through the World Wide Web. In addition, GE Financial Assurance has developed The GE Financial Service site, GEFinancialService.com, for intermediaries and consumers. The GE Financial Service site provides similar services for these customers, giving them the ability to change everything from their address to investment accounts online.


INTERMEDIARIES

Banks and Securities Brokerages. Banks and securities brokerage firms are a significant and growing distribution channel for our fixed and variable annuities, and life insurance products. Over the last few years, distribution of our products through securities brokerage firms has substantially increased primarily due to our distribution of variable annuity products through a large network of securities brokerage firms.

Approximately 25% of our variable product sales in 2000 were through two national stock brokerage firms. However, we do not believe that the loss of such business would have a long-term adverse effect on our business and operations due to our competitive position in the marketplace, the availability of business from other distributors, the growth of the independent broker-dealer and financial planner channels, and our mix and penetration of other products.


BGAs. We, as well as our affiliates, distribute many of our products through more than 200 independent insurance brokerage firms located throughout the United States. These BGAs market our products through approximately 135,000 licensed insurance agents or brokers, who also represent other companies. We believe our consistent commitment to this system has helped us earn a reputation as a leading provider of insurance products among BGAs.

Financial Planners, Accountants, and Producer Groups. We sell some of our products through financial planners, accountants, and producer groups. These groups emphasize providing investment and insurance products to one of our target customer groups. We believe that financial planners, accountants, and producer groups present an opportunity for growth within the intermediary distribution channel.


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

Specialized Brokers. We also sell GICs through specialized GIC brokers, fund managers, employee benefit investment advisors, and directly to large employee benefit plans. We sell funding agreements directly, as well as through brokers, institutional accredited investors, and banks acting in a fiduciary capacity.

CAREER OR DEDICATED SALES FORCES

Our career or dedicated sales forces consist primarily of non-employees who sell our products on an exclusive basis. All non-employee dedicated sales force agents are affiliated with an insurance agency. We compensate dedicated sales forces primarily on a commission basis.

These agents develop customized solutions for customers' future financial requirements by using our annuity and life insurance products. They offer customers financial profiles to assist their understanding and development of financial objectives. They identify prospective customers through:

 . direct mail solicitation;

 . educational seminars;

 . policyholder referrals; and

 . targeted promotions linked to our national advertising campaigns.


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

Competition

We operate in a highly competitive environment. We believe GE Financial Assurance has assembled a unique collection of products and distribution channels. However, there are competitors that also have assembled a similar array of financial products and have similar strategic goals. We believe that the principal competitive factors in the sale of insurance and annuity products are:

 . product features;

 . commission structure;

 . perceived stability of the insurer;

 . claims paying ability ratings;

 . service;

 . brand recognition;

 . price; and

 . cost efficiency.

Many other companies are capable of competing for sales in our target markets. Our ability to compete is affected in part by our ability to provide competitive products and quality service to the consumer, general agents, licensed insurance agents, and brokers. However, we believe that we compete primarily on the basis of our high level of customer focus, our financial strength, and our competitively priced products.

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

Risk Management, Compliance, and Controllership

We maintain a strong commitment to risk management, compliance, and controllership. We avail ourselves of the long-standing strength and experience of GE Capital and GE. The commitment to risk management, compliance, and controllership begins with the initial sales contact and extends through ongoing policy servicing at the customer level. Formal internal reviews of our product performance, administrative processes, pricing strategy, and competitive position are conducted on a periodic basis, occurring at least once a year. These reviews are completed by cross-functional teams and formally presented to senior management. We have obtained membership in Insurance Marketplace Standards Association, a voluntary membership organization dedicated to promoting high ethical standards in the sale of individual life insurance, long-term care insurance, and annuities. We have instituted company-wide compliance initiatives such as centralized complaint databases and agent complaint tracking and licensing. We are periodically examined by the insurance department of our domiciliary state (Virginia), by certain other states where we sell our products, and by the Securities and Exchange Commission. Where necessary, we respond to the relevant examination reports by implementing recommended changes.


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

Underwriting

Our dedicated underwriting staff reviews and analyzes applications for most of our underwritten insurance related products individually. The review and analysis is conducted based on standardized underwriting guidelines and procedures. After initial processing, each file is reviewed and additional information (such as medical examinations, attending physician's statements, and special medical tests, if applicable) is obtained to make an underwriting decision. The independent sales agents and our own sales staff do not retain any underwriting authority.

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Reserves

We establish and carry as liabilities actuarially determined reserves that are calculated to meet our future obligations. These reserves are based on actuarially recognized methods. These reserves use prescribed morbidity and mortality tables in general use in the United States modified to reflect our actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet our policy obligations. Reserves include:

 . unearned premiums;

 . premium deposits;

 . claims reported but not yet paid;

 . claims incurred but not reported; and

 . claims in the process of settlement.

For interest-sensitive life and annuity policies, reserves are set according to premiums collected, plus interest, less charges. Reserves for fixed life and accident and health policies are based on:

 . assumed investment yield;

 . persistency;

 . mortality and morbidity as per commonly used actuarial tables;

 . expenses; and

 . margins for adverse deviations.

The stability of our annuity and life insurance reserves is enhanced by policy restrictions on withdrawals of funds. Withdrawals in excess of allowable penalty-free amounts are generally assessed a surrender charge during a penalty period ranging from 5 to 20 years. The basis for surrender charges varies by product and can be either a percentage of premium, of accumulation value, or related to face amount of insurance, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect us from loss on early terminations. This lengthens the effective duration of policy liabilities and improves our ability to maintain profitability on such policies. Our reserves comply in all material respects with state insurance department statutory requirements. In the consolidated financial statements, however, insurance reserves are determined in accordance with GAAP, which may vary from statutory requirements.

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

Reinsurance

We follow the usual industry practice of reinsuring (ceding) portions of our life insurance risks to other companies. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain on any one life, and also to continue writing a larger volume of new business. The maximum amount of individual life insurance we normally retain on any one insured is $1 million. Certain supplemental accident and health insurance policies are reinsured on either a quota share or excess of risk basis. We cede insurance primarily on a "treaty" basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a "facultative" basis, under which the reinsurer's prior approval is required on each risk reinsured. The types of reinsurance we use do not discharge us from liability on the insurance ceded. We are required to pay the full amount of our insurance obligations regardless of whether we are entitled or able to receive payments from the reinsurer. We do not have significant concentrations of reinsurance risk with any one reinsurer.

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

Regulation

GENERAL REGULATION AT STATE LEVEL

Our insurance business is subject to comprehensive state regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things:

 . licensing to transact business;

 . licensing agents;

 . admitting of assets;

 . regulating premium rates;

 . approving policy forms;

 . regulating unfair trade and claims practices;

 . establishing reserve requirements and solvency standards;

 . fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values;

 . restricting certain transactions between affiliates; and

 . regulating the type, amounts, and valuations of investments permitted.

State statutory and regulatory restrictions limit the amount of dividends or distributions an insurance company may pay to its shareholders without regulatory approval.

Virginia, our state of domicile, allows insurance companies domiciled in the state to pay dividends up to the lesser of 10% of prior year statutory surplus or 100% of prior year statutory net gain from operations. However, dividends paid or distributed within any twelve consecutive months in excess of the prescribed limits are deemed extraordinary and require formal approval by the Virginia State Corporation Commission, Bureau of Insurance (the "Commission").

Virginia insurance laws provide that no person may acquire control of us without the prior approval of the Commission. Any person who acquires beneficial ownership of 10% or more of our voting securities would be presumed to have acquired control. However, the Commission may, upon application, determine otherwise.

We are required to file detailed annual reports with the Commission and with insurance supervisory departments in each of the jurisdictions in which we do business. Our operations and accounts are subject to examination by these departments at regular intervals. We prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the Commission, our principal insurance regulator. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

Life insurance companies are required to establish an asset valuation reserve ("AVR"), consisting of two components:

 . a "default component" that provides for future credit-related losses on fixed maturity investments; and

 . an "equity component" which provides for losses on all types of equity investments, including real estate.

The amount of AVR required to be held by us totaled $129.6 million, $110.4 million, and $90.2 million at December 31, 2000, 1999, and 1998, respectively. The default component totaled $120.5 million, $103.4 million and $79.9 million, while the equity component totaled $9.1 million, $7.0 million, and $10.3 million at December 31, 2000, 1999, and 1998, respectively.


Insurers are also required to establish an interest maintenance reserve ("IMR") for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. The amount of IMR required to be held by us totaled $10.9 million, $18.2 million, and $11.3 million at December 31, 2000, 1999, and 1998, respectively. State insurance regulatory authorities require that these reserves be established as a liability on a life insurer's statutory financial statements. However, this does not affect our financial statements prepared in accordance with GAAP. Future additions to AVR will reduce our future statutory surplus. However, we do not believe that the impact under current regulations of these reserve requirements will materially affect our ability to grow our statutory surplus and pay dividends to our shareholders in the future.


The NAIC has established risk-based capital ("RBC") standards to determine the amount of total adjusted capital (as defined by the NAIC) that an insurance company must have. The RBC standards take into account the risk characteristics of the insurance company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk:

 . asset risk;

 . insurance risk;

 . interest rate risk; and

 . business risk.

For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve, and other items. The factor will be higher for items with greater underlying risk and lower for items with less risk. Insurance regulators use the formula as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of the company's total adjusted capital to its authorized control level RBC ("ACL"), as defined by the NAIC. A company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position if:

 . the company's total adjusted capital is less than 200% of its ACL but greater than or equal to 150% of its ACL, or

 . if a negative trend has occurred (as defined by the NAIC) and total adjusted capital is less than 250% of its ACL.

If a company's total adjusted capital is less than 150% of its ACL but greater than or equal to 100% of its ACL, then the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. In addition, the company must undertake the actions described above. If a company's total adjusted capital is less than 100% of its ACL but greater than or equal to 70% of its ACL, then the regulatory authority may take any action it deems necessary, including placing the company under its control. In addition, in this circumstance, the company must undertake the actions described above. If a company's total adjusted capital is less than 70% of its ACL, the regulatory authority is mandated to place the company under its control. Our total adjusted capital is in excess of 250% of our ACL at December 31, 2000.


In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically of the books, records, accounts and market conduct of insurance companies doing business in their states. These examinations generally occur once every three to five years. None of the recent regulatory examinations have disclosed any findings that would have a material adverse impact on us.

REGULATORY INITIATIVES

State insurance regulators and the NAIC are continually re-examining existing laws and regulations, with a specific focus on:

 . insurance company investments and solvency issues;

 . risk-adjusted capital guidelines;

 . interpretation of existing laws;

 . development of new laws;

 . implementation of non-statutory guidelines; and

 . circumstances under which dividends may be paid.

These initiatives may be adopted by the various states in which we are licensed. However, the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on our operations. In addition, there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

The NAIC has adopted model regulations regarding the treatment of personal financial and health information to comply with the privacy requirements of the federal Gramm-Leach-Bliley Act. Under the model regulation, insurance companies must disclose their policies with respect to the privacy of personal financial and health information. These policies must give consumers the opportunity to "opt-out" by choosing not to allow their personal financial information to be shared with third parties. The model regulation also requires that an insurance company may not share health information with third parties, unless the consumer "opts-in" by authorizing the insurance company to share such information. Insurance companies were required to deliver an initial privacy disclosure statement to their existing customers by July 1, 2001. Thereafter, companies are required to make an annual privacy disclosure for existing customers and make a disclosure to new customers when a policy is issued. We have been complying with existing privacy laws and have implemented the privacy requirements of the model regulation.

STATUTORY ACCOUNTING CHANGES

The NAIC adopted model statutory accounting practices which took effect at the beginning of 2001. Statutory accounting practices determine, among other things, the statutory surplus of an insurance company and, therefore, the amount of funds that we can pay as dividends to our shareholders. Insurance regulators and the insurance industry are continuing to develop interpretations of the NAIC model. Adoption of the statutory accounting practices increased statutory capital and surplus by $15.9 million as of January 1, 2001.


ASSESSMENTS AGAINST INSURERS

Under the insurance guaranty fund laws existing in each state, the District of Columbia, and Puerto Rico, licensed insurers can be assessed by state insurance guaranty associations for some obligations of insolvent insurance companies to contractholders and claimants. Regulatory actions against certain unrelated life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these states do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency. Most of these states further provide for annual limits on these assessments. A large part of the assessments paid by us under these laws may be used as credits for a portion of our premium taxes in future years. We paid assessments of $0.5, $0.1, and $3.1 million to various state guaranty associations in 2000, 1999, and 1998, respectively. These assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings. Therefore, we cannot accurately determine the ultimate amount or timing of any future assessment. However, based on the best information presently available, management believes our accrued amounts are sufficient.


REGULATION AT FEDERAL LEVEL

Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including financial services regulation, pension regulation, and federal taxation, can significantly and adversely affect the insurance industry and our business. For example, the Gramm-Leach-Bliley Act permits mergers that combine commercial banks, insurers, and securities firms under one holding company. Prior to passage of the Gramm-Leach-Bliley Act, the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The effect of the Gramm-Leach-Bliley Act on us is uncertain. However, the ability of banks to affiliate with insurance companies could materially and adversely affect sales of our products by substantially increasing the number and financial strength of potential competitors.

In addition, the federal government has from time to time considered other legislative or regulatory changes that could affect us. This includes:

 . legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products;

 . changes in ERISA regulations; and

 . the alteration of the federal income tax structure.

The ultimate effect of any of these changes, if implemented, is uncertain. However, both the persistency of our existing products and our ability to sell products may be materially impacted in the future.

Another recent legislative change that could affect us is the implementation of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA established various requirements related to health benefit plans including medical, dental, and long-term care insurance plans. It generally applies to insurers, providers, and employers. When enacted in 1996, its initial focus was on health benefit plan portability. HIPAA also contains administrative simplification and privacy provisions that were designed to encourage the electronic exchange of health care information and the protection of personal health information. These provisions were implemented through regulations issued by the Secretary of Health and Human Services in December 2000. The earliest compliance date for the new regulations is October 2002. HIPAA provides for significant fines and other penalties for wrongful disclosure of protected health information. We anticipate that we will have to modify certain of our infrastructure and procedures to comply with the new requirements. However, we do not expect these changes to have a material impact on our business.

E-Commerce Regulation

We have become involved in e-commerce activities. E-commerce is subject to a new and rapidly evolving regulatory environment. Regulation occurs at the state and federal levels in the United States, as well as internationally. The scope and interaction of these various levels of regulation are unclear at this time, and many new regulations are being proposed and adopted. It is difficult to predict precisely how this evolving area of regulation may affect our current and planned e-commerce activities.

Securities Laws

Some of our policies and contracts are subject to regulation under the federal securities laws administered by the SEC and certain state insurance laws. Some of our separate accounts are registered as unit investment trusts under the 1940 Act. Some of our annuity contracts and all of our variable life insurance policies are registered under the 1933 Act. Distribution of our variable products is subject to broker-dealer regulation by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.


Federal and state securities laws and regulations are primarily intended to benefit owners of our variable annuity and variable life insurance products. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with these laws and regulations. In that event, the possible sanctions that may be imposed include suspension of individual employees, suspension or revocation of one or more registered separate account's registration as an investment company, censure, and fines.

ERISA Considerations

The Small Business Protection Job Act ("SBPJA"), offers insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in

John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank. In the Harris Trust case, the Court held that an insurer is subject to the fiduciary requirements of ERISA, with respect to a portion of the funds held under certain general account group annuity contracts. The pertinent SBPJA provisions provide that generally all persons are protected from liability under the fiduciary responsibility provisions of ERISA and the prohibited transactions provisions of the Code on the basis of a claim that the assets of an insurer (other than plan assets held in separate accounts) constitute assets of the plan, for conduct which occurs before July 5, 2000. However, insurers remain subject to federal criminal law and liable for actions brought by the Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPJA also provides that, from and after July 5, 2000, with respect to contracts issued from an insurer's general account on or before December 31, 1998 that are not guaranteed benefit policies, the insurer will be deemed to be in compliance with the provisions of Sections 404, 406, and 407 of ERISA (relating to fiduciary duties, prohibited transactions, and limitations relating to the acquisition and holding of employer securities) if the insurer meets the requirements of the regulations of the Department of Labor. The SBPJA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies, will continue to be subject to the applicable provisions of ERISA. We do not believe that the decision in the Harris Trust case had a material adverse effect on our business, financial condition, or results of operations. However, we supported and welcomed the enactment of the aforementioned provisions of the SBPJA as a means to remove an area of potential exposure for the insurance industry generally.

With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's federal preemption provision which would expose us, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.


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

Properties
The company conducts business from various facilities, all of which are leased except for one building in Richmond, Virginia, which we own.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

All of our common stock, our sole class of common equity on the date hereof, is owned by GE Capital Assurance, Federal, and Phoenix. Accordingly, there is no public trading market for our common equity.

As previously discussed, our ability to pay dividends is restricted by state insurance law. (See "Regulation, General Regulation at State Level.")

Risk Factors


The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors that could affect our future results include, but are not limited to, general economic conditions and certain known trends and uncertainties that are discussed more fully below.

We are exposed to many types of risks that could negatively affect our business. There are many types of risks that all companies are exposed to in their businesses. For example, companies are exposed to the risks of natural disasters, malicious acts, computer viruses, and other perils. While we have obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no assurance can be given that there are not scenarios that could have an adverse effect on us.


We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain market share in the industry. Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. We encounter significant competition in all lines of business from other insurance companies, many of which have greater financial resources than we do, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.


The life and health insurance industry is consolidating with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

Our ability to compete is dependent upon, among other things, our ability to attract and retain distribution channels to market our insurance and investment products, our ability to develop competitive and profitable products, our ability to maintain low unit costs, and our maintenance of strong ratings from rating agencies. A ratings downgrade could adversely affect our ability to compete. Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including us. A downgrade in our ratings could adversely affect our ability to sell our products and retain existing business.

For the past several years rating downgrades in the industry have exceeded upgrades. Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company's control. We cannot predict what actions the rating organizations may take, or what actions we may be required to take in response to the actions of the rating organizations, which could adversely affect us.

We could be forced to sell investments at a loss to cover policyholder withdrawals. Many of the products we offer, including funding agreements with put options, allow policyholders and contractholders to withdraw their funds under defined circumstances. We manage liabilities and configure our investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While we own a significant amount of liquid assets, a certain portion of our assets is relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel us to dispose of assets on unfavorable terms, which could have an adverse effect on us. We have established a line of credit with GNA Corporation, an indirect parent, to provide liquidity in the event of an unusual level of early terminations. However, this line of credit may not provide sufficient liquidity in the event that extraordinary circumstances cause a significant amount of unanticipated early withdrawals.


Market fluctuations could negatively affect our business. Significant changes in market conditions expose insurance companies to the risk of not earning anticipated policy fees from variable products affected by the performance of the equity markets. Market fluctuations may also increase trade volumes that could expose insurers to gains or losses in traded securities underlying its separate accounts. Declining market returns may result in lower sales of certain of our variable products.


Interest-rate fluctuations could negatively affect our spread income or otherwise impact our business. Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on in-force policies. Both rising and declining interest rates can negatively affect our spread income. While we develop and maintain asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.


Changes in interest rates may also impact our business in other ways. Interest rate changes may have temporary effects on the sale and profitability of our annuity, universal life, and other investment products. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by our competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of our products. Competing investments may also become more attractive to existing contractholders and policyholders, resulting in contract and policy surrenders. We may be forced to raise certain crediting rates on our line of products in order to meet competitive pressures.

If interest rates decrease, we may experience lower sales of certain of our insurance and investment products. We constantly monitor our investment income on existing assets and yields available on new investments and sell policies and annuities that permit flexible responses to interest rate changes as part of our management of interest spreads. In addition, certain of our insurance and investment products guarantee a minimum credited interest rate.

Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income we receive in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions, and may result in lower sales of variable products.

Additionally, our asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Insurance companies are highly regulated. We are subject to government regulation in each of the states in which we conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of contractholders rather than share owners. We cannot predict what regulatory initiatives may be enacted which could adversely affect us.


We may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by ERISA. Such regulation seeks to protect the retirement and welfare benefits of workers, primarily by imposing duties on fiduciaries to prudently manage benefit plans. Severe civil and criminal penalties may be imposed for breach of duties under ERISA.

Certain policies, contracts, and annuities we offer are subject to regulation under the federal securities laws administered by the SEC. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

Tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products. Under the Code, income tax payable by contractholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of our products a competitive advantage over certain investment-oriented products that do not qualify as insurance. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, the entire life insurance industry could be adversely affected and lose market share. In addition, life insurance and annuity products are potentially affected by changes in the federal estate tax. Recently enacted changes -- gradually reducing estate tax rates until the estate tax is repealed in 2010, for one year only -- have created uncertainty regarding the final status of the estate tax. The changes, and the uncertainty itself, may reduce demand for certain life insurance products. Finally, we cannot predict what other tax law changes with adverse effects may be enacted by Congress or promulgated by the Internal Revenue Service and Treasury.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits, companies have made material settlement payments. We, like other financial services companies, in the ordinary course of business, are involved in such litigation or, alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration.


A decrease in sales or persistency could negatively affect our results. Our ability to maintain low unit costs is dependent upon the level of sales and persistency. A decrease in sales or persistency without a corresponding reduction in expenses will result in higher unit costs.


Additionally, a decrease in persistency may result in higher amortization of deferred policy acquisition costs and the present value of future profits. Although many of our products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered.


Our investments are subject to risks. Our invested assets are subject to customary risks of credit defaults and changes in market values. The value of our commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties that we have financed. Factors that may affect the overall default rate on, and market value of, our invested assets and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

We are dependent on the performance of others. Our results may be affected by the performance of others because we have entered into various arrangements involving other parties. Examples include, but are not limited to, the following: many of our products are sold through independent distribution channels; and the variable annuity deposits are invested in funds managed by third parties. We may also use third-party administrators to collect premiums, pay claims, and/or perform customer service functions. Additionally, our operations are dependent on various technologies, some of which are provided and/or maintained by other parties.


As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors, and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect us.

Our reinsurance program involves risks. We cede insurance to other insurance companies through reinsurance. However, we remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.


The cost of reinsurance is, in some cases, reflected in the premium rates we charge. Under certain reinsurance agreements, the reinsurer may increase the rate it charges us for the reinsurance, though we do not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, we could be adversely affected.

Additionally, we may assume policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on us.

Selected Financial Data

The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes to these financial statements. Our consolidated financial statements include the historical operations and accounts of our subsidiary, Assigned Settlements Inc. In addition, the merger of Harvest into the Company was accounted for in a manner similar to a pooling of interest. Accordingly, our financial statements have been restated to reflect this transaction.



                               September 29 September 30          December 31
                               ------------ ------------ -----------------------------
                                   2001         2000       2000      1999      1998
                               ------------ ------------ --------- --------- ---------
                                                (Dollars in millions)
Total Investments (1)           $ 10,917.6   $ 9,859.7   $10,656.5 $ 9,082.4 $ 8,163.3
Separate Account Assets            8,169.1    11,325.1    10,393.2   9,245.8   5,528.7
Total Assets                      20,988.9    22,757.3    22,612.5  19,957.3  14,760.9
Policyholders Liabilities (2)     10,562.8     9,802.2    10,238.7   9,312.5   7,811.2
Shareholders' Interest             1,602.3     1,347.9     1,474.7   1,205.7   1,293.8
For the Year-to-Date Period
 Then Ended
Total Revenues                       856.5       855.7     1,153.4   1,017.9     939.0
Income before cumulative
 effect of changes in
 accounting principle(s)              93.3       114.7       163.1     107.9     105.8
Net Income (3) (4)                    87.6       114.7       163.1     112.9     105.8
--------------------------------------------------------------------------------------



                                                              December 31
                                                          -------------------
                                                            1997      1996
                                                          --------- ---------
                                                              (Dollars in
                                                               millions)
Total Investments (1)                                     $ 7,677.1 $ 7,301.8
Separate Account Assets                                     4,066.4   2,762.7
Total Assets                                               12,727.1  11,053.4
Policyholders Liabilities (2)                               7,091.7   6,775.5
Shareholders' Interest                                      1,329.8   1,170.5
For the Year-to-Date Period Then Ended
Total Revenues                                                974.4   1,012.0
Income before cumulative effect of changes in accounting
 principle(s)                                                 107.4      77.5
Net Income (3) (4)                                            107.4      77.5
-----------------------------------------------------------------------------


(1) The balances prior to September 29, 2001 have not been restated to reflect the reclassification of certain short-term investments to cash and cash equivalents.

(2) Policyholder liabilities consists of future annuity and contract benefits, liability for policy and contract claims, and other policyholder liabilities (but excludes separate account liabilities) on the Consolidated Balance Sheets.


(3) Effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. The Company has reported the effect of this adoption as a cumulative effect of a change in accounting principle, which served to increase 1999 net income by $5.0 million (net of income taxes of $2.8 million).


(4) Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended. The Company has reported the effect of this adoption as a cumulative effect of a change in accounting principle, which served to decrease net income for the nine months ended September 29, 2001 by $5.7 million (net of income taxes of $3.0 million) and decrease Shareholders' Interest as of January 1, 2001 by $7.8 million (net of income taxes of $4.4 million).

Management's Discussion and Analysis of Financial Condition and Results of Operations

This prospectus and information incorporated by reference may include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations as a result of changes in global economic, business, competitive market and regulatory factors.


The following analysis of the consolidated financial condition and results of our operations should be read in conjunction with our consolidated financial statements and their accompanying notes.


OPERATING RESULTS

Nine Month Period Ended September 29, 2001 Compared to


Nine Month Period Ended September 30, 2000




Net Investment Income. Net investment income increased $18.1 million, or 3.5%, to $531.5 million for the nine month period ended September 29, 2001 from $513.4 million for the comparable 2000 period. The increase was primarily a result of higher levels of average invested assets ($10,831 million at September 29, 2001 vs. $9,630 million at September 30, 2000). This increase was partially offset by a decrease in weighted average yield rates to 6.71% during the nine months ended September 29, 2001 from 7.30% during the comparable 2000 period.


Net Realized Investment Gains. Net realized investment gains increased $7.6 million to $14.1 million for the nine month period ended September 29, 2001 from $6.5 million for the comparable 2000 period. This increase arose primarily from the securitization of certain financial assets. Net realized gains were also impacted by our decision to sell certain assets in connection with our credit and asset/liability risk management policies. We continue to monitor events affecting the underlying value of our investment portfolio and recognize adjustments to reflect other than temporary declines in book value, as needed.




Premiums. Premiums, which include premium revenues from traditional life and life contingent annuity contracts, decreased $7.4 million or 8.3% to $81.5 million for the nine month period ended September 29, 2001 from $88.9 million for the comparable 2000 period. This decrease was primarily a result of lower levels of renewal premiums on term and whole life policies.




Variable Product Fees. Variable product fees decreased $9.5 million to $100.3 million for the nine month period ended September 29, 2001 from $109.8 million for the comparable 2000 period. The decrease in variable product fees primarily resulted from a decline in separate account values as a result of unfavorable conditions in the equity markets in 2001.

Other Income. Other income, which includes surrender fee income, decreased $10.9 million, or 25.7%, to $31.5 million for the nine month period ended September 29, 2001 from $42.4 million for the comparable 2000 period. This decrease primarily relates to the recapture in 2000 of certain credit life and accident and health business upon termination of a reinsurance ceding arrangement with an affiliate.




Interest Credited. Interest credited increased $21.5 million, or 5.5%, to $408.9 million for the nine month period ended September 29, 2001 from $387.4 million for the comparable 2000 period. This increase was a result of additional sales of GICs and funding agreements, life products and annuity products. The growth in interest credited reflected the increase in policy reserves for these products, which was partially offset by lower average crediting rates on fixed annuities.


Our weighted average crediting rates for annuities decreased to 4.79% for the nine month period ended September 29, 2001 from 4.97% for the comparable 2000 period. Our weighted average crediting rates for interest-sensitive life products increased to 5.74% for the nine month period ended September 29, 2001 from 5.65% for the comparable 2000 period. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts.


Benefits and Other Changes in Policy Reserves. Benefits and other changes in policy reserves include activity related to future policy benefits on long-duration life products and health products, as well as claim costs incurred during the year under such contracts. In addition, the bonus feature of certain variable annuity products is initially accounted for as a benefit. Benefits and other changes in policy reserves decreased $31.0 million, or 18.1%, to $140.5 million for the nine month period ended September 29, 2001 from $171.5 million for the comparable 2000 period. This decrease was a result of lower sales of our bonus variable annuity products during the nine month period ended September 29, 2001 as compared to the same 2000 period.


Commission Expenses. Commission expense decreased $55.8 million, or 30.5%, to $126.9 million for the nine month period ended September 29, 2001 from $182.7 million for the comparable 2000 period. This decrease was primarily a result of a decline in variable annuity sales. This decline in sales was attributable to unfavorable conditions in the equity markets which generally lowered demand for variable products.


General Expenses. General expenses increased $6.4 million, or 7.2%, to $95.9 million for the nine month period ended September 29, 2001 from $89.5 million for the comparable 2000 period. This increase was primarily a result of increases in sales related expenses and certain training costs associated with our productivity initiatives.


Amortization of Intangibles, Net. Our intangible assets consist primarily of two components which result from our acquisition by GE Capital and the Harvest merger -- (1) present value of future profits ("PVFP"), representing the estimated future gross profits in acquired insurance and investment contracts, and (2) goodwill, representing the excess of purchase price over the fair value of identified net assets. Amortization of intangibles increased $0.3 million, or 0.8%, to $36.2 million for the nine month period ended September 29, 2001 from $35.9 million for the comparable 2000 period. The increase primarily resulted from an adjustment to the PVFP amortization to reflect an anticipated change in underlying gross profits of the related business. Adjustment to PVFP amortization occurs in the ordinary course of business.


Change in Deferred Acquisition Costs, Net. Deferred acquisition costs include costs and expenses that vary with and are primarily related to the acquisition of insurance and investment contracts. These costs and expenses include commissions, printing, underwriting, policy issuance costs and the bonus feature of certain variable annuity products. Under GAAP, these costs are deferred and recognized, over time, in relation to either the premiums or gross profits from the underlying contracts. The change in net deferred acquisition costs decreased $89.3 million, or 47.4%, to $99.1 million for the nine month period ended September 29, 2001 from $188.4 million for the comparable 2000 period. This decrease is primarily a result of a decrease in commission expense and other sales related expenses.


Interest Expense. Interest expense increased $1.6 million, to $2.2 million for the nine month period ended September 29, 2001 from $0.6 million for the comparable 2000 period. This increase is related primarily to the cession to a third party reinsurer of weekly premium and monthly ordinary life (traditional) policies. The effective date of this reinsurance transaction was retroactive, which required us to pay interest to the reinsurer on the value of statutory reserves transferred for the period from July 1, 2000 to the date of the transfer.


Net Income. Net income before cumulative effect of change in accounting principle were $93.3 million for the nine month period ended September 29, 2001, a $21.4 million, or 18.7% decrease from $114.7 million for the comparable 2000 period. The largest factor contributing to this decrease was the decline in fee revenue from our variable annuity product line. We did not experience material losses in connection with the events of September 11th.

Year Ended December 31, 2000 Compared to


Year Ended December 31, 1999




Net Investment Income. Net investment income increased $70.7 million, or 11.1%, to $708.9 million in 2000 from $638.2 million in 1999. The increase was primarily attributable to higher levels of average invested assets ($9,842 million at year end 2000 as compared to $8,690 million at year end 1999). This increase was partially offset by a decrease in weighted average yields to 7.47% in 2000 from 7.62% in 1999.


Net Realized Investment Gains. Net realized investment gains were $4.3 million in 2000 and $12.0 million in 1999. This change was attributable to our decision to sell certain assets in connection with our credit and asset/liability risk management policies. We continue to monitor events affecting the underlying value of our investment portfolio and recognize adjustments to reflect other than temporary declines in book value, as needed.




Premiums. Premiums, which include premium revenues from traditional life and life contingent annuity contracts, decreased $7.6 million, or 6.1%, to $116.3 million in 2000 from $123.9 million in 1999. This decrease was primarily a result of a decline in whole life and group life sales resulting from the termination of two large accounts.


Variable Product Fees. Variable product fees increased $58.5 million to $148.7 million in 2000 from $90.2 million in 1999. This increase was primarily a result of growth in variable annuity fees attributable to the increase in separate account assets under management.


Other Income. Other income, which includes surrender fee income, increased $24.6 million, or 100.0%, to $49.2 million in 2000 from $24.6 million in 1999. This increase relates to the recapture in 2000 of certain credit life and accident and health business upon termination of a reinsurance arrangement with an affiliate, the renegotiation of fee share agreements with mutual fund companies, and increased surrenders of our variable annuity products.




Interest Credited. Interest credited increased $91.8 million, or 20.8%, to $532.6 million in 2000 from $440.8 million in 1999. This increase was a result of additional sales of GICs and funding agreements life products and annuity products. The growth in interest credited reflects the increase in policy reserves for these products and higher average crediting rates.


Our weighted average crediting rates for annuities increased to 5.03% in 2000 from 4.61% in 1999. Our weighted average crediting rates for interest-sensitive life products increased to 5.68% in 2000 from 5.61% in 1999. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions, and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts.


Benefits and Other Changes in Policy Reserves. Benefits and other changes in policy reserves includes both activity related to future policy benefits on long-duration life products and health products as well as claim costs incurred during the year under such contracts. In addition, the bonus feature of certain variable annuity products is initially accounted for as a benefit. Benefits and other changes in policy reserves increased $8.9 million, or 4.1%, to $223.6 million in 2000 from $214.7 million in 1999, primarily as a result of an increase in sales of our bonus variable annuity products.


Commission Expenses. Commission expense increased $37.2 million, or 19.4%, to $229.3 million in 2000 from $192.1 million in 1999. This increase was primarily a result of an increase in variable annuity sales attributable to the favorable conditions in the equity markets during the first part of 2000.


Amortization of Intangibles, Net. Our intangible assets consist primarily of two components which result from our acquisition by GE Capital and the Harvest merger--(1) present value of future profits ("PVFP"), representing the estimated future gross profits in acquired insurance and investment contracts, and (2) goodwill, representing the excess of purchase price over the fair value of identified net assets. Amortization of intangibles decreased $14.6 million, or 25.0%, to $43.7 million in 2000 from $58.3 million in 1999. The decrease primarily resulted from an adjustment to the PVFP amortization to reflect an anticipated change in underlying gross profits of the related business. Adjustment to PVFP amortization occurs in the ordinary course of business.


Change in Deferred Acquisition Costs, Net. Deferred acquisition costs include costs and expenses that vary with and are primarily related to the acquisition of insurance and investment contracts. These costs and expenses include commissions, printing, underwriting, policy issuance costs and the bonus feature of certain variable annuity products. The change in net deferred acquisition costs increased $58.6 million, or 32.7%, to $237.7 million in 2000 from $179.1 million in 1999. This increase was primarily a result of an increase in commission expense and other sales related expenses.


Interest Expense. Interest expense decreased $0.8 million, or 42.1%, to $1.1 million in 2000 from $1.9 million in 1999. This decrease related primarily to lower outstanding balances under our credit line with GNA Corporation.


Provision for Income Taxes. Our provision for income taxes increased $16.3 million, or 28.8%, to $72.9 million in 2000 from $56.6 million in 1999. Our effective tax rate of 30.9% in 2000 was 3.5 percentage points lower than the effective tax rate of 34.4% in 1999. The lower effective tax rate in 2000 was primarily the result of an intercompany agreement with an affiliate which assumed, on a non-recourse basis, the liability for certain tax exposure items. Accordingly, the previously held reserves were no longer required.


Net Income. Net income before cumulative effect of change in accounting principle were $163.1 million in 2000, a $55.2 million, or 51.2% increase from $107.9 million in 1999. The largest factor contributing to the increase was the higher fees earned in connection with our variable annuity products.


Year Ended December 31, 1999 Compared to


Year Ended December 31, 1998


Net Investment Income. Net investment income increased $63.5 million, or 11.0%, to $638.2 million in 1999 from $574.7 million in 1998. The increase was a result of higher levels of average invested assets ($8,690 million in 1999 as compared to $7,622 million in 1998). This increase is partially offset by a decrease in weighted average yield rates to 7.62% in 1999 from 7.84% in 1998.


Net Realized Investment Gains. Net realized investment gains were $12.0 million in 1999 and $29.6 million in 1998. This decrease is primarily related to our decision to sell certain assets in connection with our credit and asset/liability risk management policies.


Premiums. Premiums increased $0.8 million, or 0.7%, to $123.9 million in 1999 from $123.1 million in 1998. This increase was primarily a result of growth in sales of certain life products.




Variable Product Fees. Variable product fees increased $29.4 million, or 48.4%, to $90.2 million in 1999 from $60.8 million in 1998. This increase was primarily a result of growth in variable annuity fees attributable to the increase in separate account assets under management.


Other Income. Other income, which includes surrender fee income, increased $2.3 million, or 10.3%, to $24.6 million in 1999 from $22.3 million in 1998. The increase primarily relates to surrender fee income that resulted from increased surrenders in variable annuity products.


Interest Credited. Interest credited increased $62.4 million, or 16.5%, in 1999 to $440.8 million from $378.4 million in 1998. This increase was a result of additional sales of certain life and annuity products. The growth in interest credited also reflected the increase in policy reserves for these products, partially offset by lower average crediting rates.


Our weighted average crediting rates for annuities decreased to 4.61% in 1999 from 4.93% in 1998. Our weighted average crediting rates for interest-sensitive life products decreased to 5.61% in 1999 from 5.80% in 1998.

Benefits and Other Changes in Policy Reserves. Benefits and other changes in policy reserves increased $36.3 million, or 20.3%, to $214.7 million in 1999 from $178.4 million in 1998. This increase primarily resulted from an increase in sales of our bonus variable annuity products.


Commission Expenses. Commission expense increased $79.3 million, or 70.3%, to $192.1 million in 1999 from $112.8 million in 1998. This increase was attributable to higher sales of variable annuity products as demand for these products increased with the favorable conditions in the equity markets throughout 1999.


General Expenses. General expenses increased $13.7 million, or 12.3%, to $124.7 million in 1999 from $111.0 million in 1998. This increase was primarily a result of core growth, additional guarantee fund assessments and increases in sales related expenses.


Amortization of Intangibles, Net. Amortization of intangibles decreased $6.5 million, or 10.0%, to $58.3 million in 1999 from $64.8 million in 1998. The decrease primarily resulted from an adjustment to the PVFP amortization to reflect an anticipated change in underlying gross profits of the related business. Adjustment to PVFP amortization occurs in the ordinary course of business.


Change in Deferred Acquisition Costs, Net. The change in net deferred acquisition costs increased $104.4 million to $179.1 million in 1999 from $74.7 million in 1998. This increase was primarily a result of an increase in commission expense and other sales related expenses.


Provision for Income Taxes. The effective tax rate of 34.4% in 1999 was 1.9% lower than the effective tax rate of 36.3% in 1998 primarily as a result of additional tax benefits realized in connection with our variable products.


Net Income. Net income before cumulative effect of change in accounting principle were $107.9 million in 1999, a $2.1 million, or 2.0%, increase from $105.8 million in 1998. The largest factor contributing to the increase was the higher fees earned in connection with our variable annuity products.

SEGMENT OPERATIONS

Wealth Accumulation and Transfer

The following table sets forth certain summarized financial data for our Wealth Accumulation and Transfer segment for the nine month periods ended September 29, 2001 and September 30, 2000 and for the years ended December 31, 2000, 1999 and 1998.



                             For the Nine Month Periods   For the Years Ended
                                        Ended                 December 31,
                             --------------------------- ----------------------
                             September 29, September 30,
                                 2001          2000        2000    1999   1998
                             ------------- ------------- -------- ------ ------
                                           (Dollars in Millions)
Revenues:
 Net investment income          $529.1        $509.7     $  703.5 $634.2 $569.4
 Net realized investment
  gains                           14.1           6.5          4.3   12.0   29.6
 Other revenues                  265.3         279.7        371.5  311.4  312.5
                                ------        ------     -------- ------ ------
 Total revenues                  808.5         795.9      1,079.3  957.6  911.5
                                ------        ------     -------- ------ ------
Benefits and expenses:
 Interest Credited               408.9         387.4        532.6  440.8  378.4
 Benefits and other changes
  in policy reserves             109.3         140.4        182.7  176.2  182.3
 Other operating costs and
  expenses                       146.0          98.7        134.6  180.8  187.3
                                ------        ------     -------- ------ ------
 Total benefits and
  expenses                       664.2         626.5        849.9  797.8  748.0
                                ------        ------     -------- ------ ------
Income before income taxes,
 and cumulative effect of
 change in accounting
 principle (operating
 income)                        $144.3        $169.4     $  229.4 $159.8 $163.5
                                ======        ======     ======== ====== ======
-------------------------------------------------------------------------------


Nine Month Period Ended September 29, 2001 Compared to


Nine Month Period Ended September 30, 2000


Total revenues in this segment increased $12.6 to $808.5 million for the nine month period ended September 29, 2001 from $795.9 million for the comparable 2000 period. This increase was primarily a result of higher investment income caused by an increased level of invested assets from additional sales of GICs and funding agreements. Among our principal product lines in this segment, sales of deferred variable annuities decreased 42.8% for the nine months ended September 29, 2001 to $1,485 million from $2,598 million for the comparable 2000 period. This decrease was primarily attributable to the unfavorable conditions in the equity markets in 2001. Sales of GICs and funding agreements decreased 27.5% to $911 million for the period ended September 29, 2001 from $1,257 million for the comparable 2000 period. This decrease was primarily a result of our reaching internal underwriting limits with some of our major customers. Sales of deferred fixed annuities increased to $71.6 million for the nine months ended September 29, 2001 from $1.1 million for the comparable 2000 period. The higher sales in 2001 were primarily attributable to sales of products designed for two national stock brokerage firms through which we had not previously sold fixed annuities.

Operating income from this segment represented 99.5% and 96.0% of our total operating income for the nine month periods ended September 29, 2001 and September 30, 2000, respectively. Our operating income from the Wealth Accumulation and Transfer segment decreased 14.8% for the nine month period ended September 29, 2001 to $144.3 million from $169.4 million for the comparable 2000 period. These changes were attributable primarily to declining policy fees earned on separate account assets as a result of the unfavorable conditions in the equity markets.


Year Ended December 31, 2000 Compared to


Year Ended December 31, 1999


Total revenues in the Wealth Accumulation and Transfer segment increased to $1,079.3 million in 2000 from $957.6 million in 1999, an increase of $121.7 million, primarily as a result of increases in net investment income and variable product fees. Among our principal product lines in this segment, sales of deferred variable annuities increased 29.1% in 2000 to $3,152 million from $2,442 million in 1999. This increase was primarily a result of the favorable conditions in the equity markets in the first part 2000 and higher demand for our bonus variable annuity product. Sales of GICs and funding agreements decreased 7.4% in 2000 to $1,904 from $2,057 in 1999. This decrease was a result of a general decline in demand for funding agreements. Sales of deferred fixed annuities declined 78.2% to $1.2 million in 2000 from $5.5 million in 1999. We did not actively market deferred fixed annuity products during these periods.


Operating income from this segment represented 97.2% and 97.1% of our total operating income for the years ended December 31, 2000 and 1999, respectively. Our operating income from this segment increased 43.6% in 2000 to $229.4 million from $159.8 million in 1999. The increase in 2000 was primarily attributable to increased fee income from our variable annuity products.


Year Ended December 31, 1999 Compared to


Year Ended December 31, 1998


Total revenues in the Wealth Accumulation and Transfer segment increased $46.1 million to $957.6 million in 1999 from $911.5 million in 1998, primarily as a result of an increase in net investment income and an increase in variable product fees. Among our principal product lines in this segment, sales of deferred variable annuities increased $1,526 million to $2,442 million in 1999 from $916 million in 1998. This increase was primarily a result of the introduction of our bonus annuity product and the favorable conditions in the equity market during the year. Sales of GICs and funding agreements increased $967 million, or 88.7% to $2,057 million in 1999 from $1,090 million in 1998. This increase was primarily attributable to our reentry into the funding agreement market in the fourth quarter of 1998. Sales of deferred fixed annuities decreased 36.8% to $5.5 million in 1999 from $8.7 million in 1998. We did not actively market deferred fixed annuity products during these periods.


Operating income from this segment represented 97.1% and 98.4% of our total operating income for the years ended December 31, 1999 and 1998, respectively. Our operating income from the Wealth Accumulation and Transfer segment decreased 2.3% in 1999 to $159.8 million from $163.5 million in 1998.


Lifestyle Protection and Enhancement

The following table sets forth certain summarized financial data for our Lifestyle Protection and Enhancement segment for the nine month periods ended September 29, 2001 and September 30, 2000 and the years ended December 31, 2000, 1999, and 1998.



                                                               For the Years
                                     For the Nine Month            Ended
                                        Periods Ended          December 31,
                                 --------------------------- -----------------
                                 September 29, September 30,
                                     2001          2000      2000  1999  1998
                                 ------------- ------------- ----- ----- -----
                                             (Dollars in Millions)
Revenues:
  Net investment income              $ 2.4         $ 3.7     $ 5.4 $ 4.0 $ 5.3
  Premiums                            45.5          46.0      61.0  56.1  21.7
  Other revenues                       0.1          10.1       7.7   0.2   0.5
                                     -----         -----     ----- ----- -----
  Total revenues                      48.0          59.8      74.1  60.3  27.5
                                     -----         -----     ----- ----- -----
Benefits and expenses:
  Benefits and other changes in
   policy reserves                    31.2          31.1      40.9  38.5 (3.9)
  Other operating costs and
   expenses                           16.1          21.6      26.6  17.1  28.8
                                     -----         -----     ----- ----- -----
  Total benefits and expenses         47.3          52.7      67.5  55.6  24.9
                                     -----         -----     ----- ----- -----
Income before income taxes, and
 cumulative effect of change in
 accounting principle
 (operating income)                  $ 0.7         $ 7.1     $ 6.6 $ 4.7 $ 2.6
                                     =====         =====     ===== ===== =====
------------------------------------------------------------------------------


Nine Month Period Ended September 29, 2001 Compared to


Nine Month Period Ended September 30, 2000


Total revenues in the Lifestyle Protection and Enhancement segment decreased $11.8 million, or 19.7%, for the nine month period ended September 29, 2001 from $59.8 million in the comparable 2000 period. This decrease resulted from a decline in other revenues caused by the recapture in 2000 of certain credit accident and health reinsurance previously ceded to an affiliate which resulted in a significant, non-recurring increase in other income in the 2000 period.


Operating income from this segment represented 0.5% and 4.0% of our total operating income for the nine month periods ended September 29, 2001 and September 30, 2000, respectively. Our operating income from this segment decreased 90.1% to $0.7 million for the 2001 period from $7.1 million for the 2000 period. This decrease resulted from a decline in other revenues caused by the recapture of certain credit accident and health reinsurance as described above, which resulted in a significant, non-recurring increase in other income in the 2000 period.


Year Ended December 31, 2000 Compared to


Year Ended December 31, 1999


Revenues increased for the Lifestyle Protection and Enhancement segment in 2000 to $74.1 million from $60.3 million in 1999, a 22.9% increase, primarily as a result of an increase in supplemental accident and health sales and the recapture in 2000 of certain credit accident and health reinsurance previously ceded to an affiliate, which resulted in a significant, non-recurring increase in other income in 2000.


Operating income from this segment represented 2.8% and 2.9% of our total results for the years ended December 31, 2000 and 1999, respectively. Our operating income from this segment increased 40.4% in 2000 to $6.6 million from $4.7 million in 1999. The increase is primarily a result of the recapture of certain credit accident and health reinsurance in 2000 described above, offset by an increase in commissions paid associated with our Medicare supplement product line.


Year Ended December 31, 1999 Compared to


Year Ended December 31, 1998


Revenues for the Lifestyle Protection and Enhancement segment increased $32.8 million to $60.3 million in 1999 from $27.5 million in 1998. Premiums grew in 1999 to $56.1 million from $21.7 million in 1998. However, the 1998 premiums were reduced by $31.7 million through the cession of our long term care insurance block to an affiliate. Without this reinsurance transaction premiums would have been $53.4 million in 1998.


Operating income from this segment represented 2.9% and 1.6% of our total results for the years ended December 31, 1999 and 1998, respectively. Our operating income from this segment increased $2.1 million, or 80.8% to $4.7 million in 1999 from $2.6 million in 1998. The increases were primarily attributable to the increased sales over the period.


FINANCIAL CONDITION

Total Assets. Total assets decreased $1,624 million, or 7.2%, to $20,989 million at September 29, 2001 from $22,613 million at December 31, 2000. Total assets increased $2,656 million, or 13.3%, to $22,613 million at December 31, 2000 from $19,957 million at December 31, 1999. Changes in assets are discussed in more detail below.


Total Investments. Total investments increased $261 million, or 2.5%, to $10,918 million at September 29, 2001 from $10,657 million at December 31, 2000 (after reclassification of certain short-term investments to cash and cash equivalents). The increase is primarily a result of growth in invested assets from additional sales of GICs and funding agreements. Total investments increased $1,575 million, or 17.3%, to $10,657 million at December 31, 2000 from $9,082 million at December 31, 1999. The increase is primarily a result of growth in invested assets from additional sales of GICs and funding agreements.


Deferred Acquisition Costs (DAC). Deferred acquisition costs increased $88.0 million, or 12.3%, to $803.7 million at September 29, 2001 from $715.7 million at December 31, 2000. This increase was primarily related to increased product sales, primarily of variable annuity products. Deferred acquisition costs increased $233.2 million, or 48.3%, to $715.7 million at December 31, 2000 from $482.5 million at December 31, 1999. This increase was primarily related to increased product sales, primarily of variable annuity products.


Intangible Assets. Intangible assets, which primarily includes PVFP and goodwill, decreased $51.7 million, or 12.9%, to $348.7 million at September 29, 2001 from $400.4 million at December 31, 2000. This decrease primarily relates to normal amortization of previously capitalized costs and the cession to a third party reinsurer of weekly premium and monthly debit ordinary life (traditional) products. Intangible assets decreased $72.4 million, or 15.3%, to $400.4 million at December 31, 2000 from $472.8 million at December 31, 1999. This decrease primarily relates to normal amortization of previously capitalized costs.


Other Assets. Other assets increased $130.4 million, to $200.3 million at September 29, 2001 from $69.9 million at December 31, 2000. This increase was primarily a result of assets maintained with the Company by policy beneficiaries following the payment of a claim and an increase in the balances due from brokers relating to the timing of investment transactions pending settlement. Other assets decreased $199.8 million, or 74.1%, to $69.9 million at December 31, 2000 from $269.7 million at December 31, 1999. This decrease was primarily a result of a decrease in the balances due from brokers relating to the timing of investment transaction settlements.


Separate Account Assets and Liabilities. Separate account assets and liabilities represent funds held for the exclusive benefit of variable annuity and variable life contractholders. As of September 29, 2001, we held $8,169 million of separate account assets and liabilities. The decrease of $2,224 million, or 21.4%, from $10,393 million at December 31, 2000 was related primarily to the overall decreased market value of the underlying investment funds. The increase of $1,147 million, or 12.4%, from $9,246 million at December 31, 1999 was related primarily to sales of variable annuity products.

Total Liabilities. Total liabilities decreased $1,751 million, or 8.3%, to $19,387 million at September 29, 2001 from $21,138 million at December 31, 2000. Total liabilities increased $2,386 million, or 12.7%, to $21,138 million at December 31, 2000 from $18,752 million at December 31, 1999. Changes in liabilities are discussed in more detail below.


Future Annuity and Contract Benefits. Future annuity and contract benefits increased $246.4 million, or 2.5%, to $10,181 million at September 29, 2001 from $9,934 million at December 31, 2000. The increase resulted primarily from growth in reserves as a result of additional sales of GICs and funding agreements. Future annuity and contract benefits increased $871.3 million, or 9.6%, to $9,934 million at December 31, 2000 from $9,063 million at December 31, 1999. The increase resulted primarily from growth in reserves as a result of additional sales of GICs and funding agreements partially offset by a decline in deferred annuity reserves.


Accounts Payable and Accrued Expenses. Accounts payable and accrued expenses increased $95.6 million to $569.5 million at September 29, 2001 from $473.9 million at December 31, 2000. The increase was a result of several factors, including the timing of settlement of trades related to investments, increased balances payable to brokers, an increase in amounts payable to affiliates and normal business activity associated with core growth in certain product lines. Accounts payable and accrued expenses increased $280.6 million to $473.9 million at December 31, 2000 from $193.3 million at December 31, 1999. The increase is primarily attributable to the timing of settlement of trades related to investments, increased balances payable to brokers, an increase in amounts payable to affiliates and normal business activity associated with core growth in certain product lines.


Deferred Taxes. Deferred tax liabilities increased $53.2 million to $85.2 million at September 29, 2001 from $32.0 million at December 31, 2000, primarily as a result of current year changes in the net unrealized gains on our investment portfolio. Deferred taxes decreased $152.3 million to a deferred tax liability balance of $32.0 million at December 31, 2000 from a deferred tax asset of $120.3 million at December 31, 1999, primarily as a result of decreases in net unrealized losses in our investment portfolio during 2000.

Liquidity and Capital Resources

Our principal liquidity requirements are our contractual obligations to policyholders, contractholders and annuitants. Contractual obligations include payments of surrender benefits, contract withdrawals, claims under outstanding insurance policies and annuities, and policy loans. The primary sources for meeting these contractual requirements are investment income, scheduled principal repayments from our investment portfolio and a portion of our policy fee income. To provide for additional liquidity to meet normal variations in cash requirements, we maintain cash and short-term investments. We also maintain a credit line with an indirect parent, GNA Corporation, to provide liquidity to meet normal variation in cash requirements.


For the years ended December 31, 2000, 1999 and 1998 cash flows from operating and certain financing activities were $1,414.1 million, $1,325.7 million and $638.6 million, respectively. These amounts include net cash provided by financing activities relating to investment contract issues and redemptions of $327.6 million, $1,124.2 million, and $263.8 million for the years ended December 31, 2000, 1999 and 1998, respectively.


The nature and quality of the various types of investments purchased by a life insurance company must comply with the statutes and regulations imposed by the various jurisdictions in which those entities are incorporated. We primarily purchase investment-grade (BBB-/Baa or above) bonds. At September 29, 2001, $8,727.1 million, or 89.9%, of the fixed maturity securities held by us were bonds rated by a rating agency (Standard & Poor's or Moody's), or were government/agency bonds. The remaining $978.2 million, or 10.1% was comprised primarily of private placement bonds not rated by either rating agency. At September 29, 2001, we held $425.2 million of bonds rated below investment grade. In addition, we held $55.0 million of "not-rated" bonds that we believe are below investment grade. Below investment grade bonds include those bonds originally purchased as investment grade but subsequently downgraded in rating, as well as bonds purchased as below investment grade.


Certain of our products contain provisions for penalty charges for surrender of the policy. At September 29, 2001 and December 31, 2000 approximately 79% and 80%, respectively, of our annuity contracts were subject to surrender penalties or contained non-surrender provisions. Certain of our funding agreements may be terminated early by the contractholders. Our line of credit with GNA Corporation would provide liquidity in the event of an unusual level of early terminations. However, this line of credit may not provide sufficient liquidity in the event that extraordinary circumstances cause a significant number of unanticipated early terminations of funding agreements.

Interest Rate Changes

Interest rate changes may have temporary effects on the sale and profitability of our annuity, universal life and other investment products. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by our competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of our products. We may be forced to raise certain crediting rates on our line of products in order to meet competitive pressures. Similarly, our profitability may also be impacted by interest rate changes that narrow the spread between the rates of interest we pay or credit on our products and the yields on our investments. We constantly monitor interest earnings on existing assets and yields available on new investments and sell policies and annuities that permit flexible responses to interest rate changes as part of our management of interest spreads.

Investments

The following discussion pertains to investment of our general account assets, which are separate and distinct from the assets of our other separate accounts. We manage our investment portfolio to meet the diversification, credit quality, yield and liquidity requirements of our policy liabilities by investing primarily in fixed maturity instruments and mortgage loans. We generally purchase our investments with the intent to hold to maturity by purchasing investments that match future cash flow needs, and our investment philosophy focuses on purchasing assets the durations of which approximate contractholder obligations. However, we may sell any of our investments to maintain proper matching of assets and liabilities or to address issues related to credit-quality. Accordingly, we have classified our fixed maturities (bonds, notes, mortgage-backed securities, asset-backed securities, and redeemable preferred stock) and equity securities (common and non-redeemable preferred stock) as "available for sale."


At September 29, 2001, we held $9,705 million, or 88.9%, of our investment portfolio in fixed maturity instruments. We also invest in equity securities, mortgage loans, policy loans, and other investments, which comprised 11.1% of our investment portfolio at September 29, 2001.


INVESTMENT PORTFOLIO


The following table summarizes our investment results for the periods indicated.


                                                      September 29, 2001
                                                     --------------------
                                                       Fair    Percentage
                                                       Value    of Total
                                                     --------- ----------
                                                         (Dollars in
                                                          Millions)
Fixed Maturity Securities -- Available-For-Sale (1)
 U.S. Government and Agencies                        $    19.9     0.18%
 State, Municipal, and Non-U.S.Government                  4.4     0.04%
 U.S. Corporate                                        5,647.0    51.72%
 Non-U.S. Corporate                                      800.0     7.33%
 Mortgage and Asset-Backed (2)                         3,234.0    29.62%
                                                     ---------   ------
 Total Fixed Maturity Securities                       9,705.3    88.89%
                                                     ---------   ------

Equity Securities -- Available-For-Sale (3)
 Common Stock                                             22.7     0.21%
 Preferred Stock, Non-Redeemable                          23.5     0.22%
                                                     ---------   ------
 Total Equity Securities                                  46.2     0.43%
                                                     ---------   ------

Mortgage Loans on Real Estate, Net                       941.0     8.62%
Policy Loans                                             103.3     0.95%
Investment In Affiliate                                    2.6     0.02%
Real Estate Owned                                          3.5     0.03%

Total Other Invested Assets                              115.7     1.06%
                                                     ---------   ------
Total Investments                                    $10,917.6   100.00%
                                                     =========   ======
-------------------------------------------------------------------------

(1) Fixed maturity securities available-for-sale are stated at fair values. Amortized cost of fixed maturity securities available-for-sale at September 29, 2001 was $9,627 million, representing net unrealized gains of $78.3 million. Changes in fair value, net of the effect on present value of future profits, deferred acquistion costs and deferred federal income taxes, are reflected as unrealized appreciation directly in shareholders' interest and, accordingly, have no effect on net income, but is shown as a separate component of accumulated non-owner changes in equity.


(2) Mortgage and asset-backed securities are comprised of collateralized mortgage obligations ($1,873 million), asset-backed securities ($1,152 million) and pass-through securities ($209 million).


(3) Equity securities available-for-sale are stated at fair market values. The cost basis of equity securities available-for-sale at September 29, 2001 was $41.9 million, representing net unrealized losses of $4.3 million. Changes in market value, net of the effect on present value of future profits, deferred policy acquisition costs and deferred federal income taxes, are reflected as unrealized appreciation or depreciation directly in shareholders' interest and, accordingly, have no effect on net income, but are shown as a separate component of accumulated non-owner changes in equity.



                                                          (Restated)
                                                       December 31, 2000
                                                     ---------------------
                                                                Percentage
                                                     Fair Value  of Total
                                                     ---------- ----------
                                                     (Dollars in Millions)
Fixed Maturity Securities -- Available-For-Sale (1)
 U.S. Government and Agencies                        $    10.6      0.10%
 State, Municipal, and Non-U.S.Government                  4.3      0.04%
 U.S. Corporate                                        5,580.9     52.38%
 Non-U.S. Corporate                                      884.3      8.30%
 Mortgage and Asset-Backed (2)                         2,780.4     26.09%
                                                     ---------    ------
 Total Fixed Maturity Securities                       9,260.5     86.91%
                                                     ---------    ------

Equity Securities -- Available-For-Sale (3)
 Common Stock                                             15.3      0.14%
 Preferred Stock, Non-Redeemable                          20.8      0.20%
                                                     ---------    ------
 Total Equity Securities                                  36.1      0.34%
                                                     ---------    ------

Mortgage Loans on Real Estate, Net                     1,130.0     10.60%
Policy Loans                                              89.0      0.85%
Investment In Affiliate                                    2.6      0.02%
Real Estate Owned                                          2.5      0.02%

Total Other Invested Assets                              134.7      1.26%
                                                     ---------    ------
Total Investments                                    $10,655.4    100.00%
                                                     =========    ======
--------------------------------------------------------------------------

(1) Fixed maturity securities available-for-sale are stated at fair values. Amortized cost of fixed maturity securities available-for-sale at December 31, 2000 was $9,295 million, representing net unrealized losses of $34.4 million. Changes in fair value, net of the effect on present value of future profits, deferred acquisition costs and deferred federal income taxes, are reflected as unrealized appreciation directly in shareholders' interest and, accordingly, have no effect on net income, but is shown as a separate component of accumulated non-owner changes in equity.


(2) Mortgage and asset-backed securities are comprised of collateralized mortgage obligations ($1,510 million), asset-backed securities ($974 million) and pass-through securities ($296 million).


(3) Equity securities available-for-sale are stated at fair market values. The cost basis of equity securities available-for-sale at December 31, 2000 was $37.7 million, representing net unrealized losses of $1.6 million. Changes in market value, net of the effect on present value of future profits, deferred policy acquisition costs and deferred federal income taxes, are reflected as unrealized appreciation or depreciation directly in shareholders' interest and, accordingly, have no effect on net income, but are shown as a separate component of accumulated non-owner changes in equity.


INVESTMENT RESULTS



The following table summarizes our investment results for the periods indicated.



                            Nine Months
                               Ended                   Year Ended
                           ------------- --------------------------------------
                           September 29, December 31, December 31, December 31,
                               2001          2000         1999         1998
                           ------------- ------------ ------------ ------------
                                          (Dollars in Millions)
Total Average Invested
 Assets (1)                   $10,831       $9,842       $8,690       $7,622
Net Investment Income (2)     $ 531.5       $708.9       $638.2       $574.7
Effective Yield (3)              6.71%        7.47%        7.62%        7.84%
Net Realized Investment
 Gains (4)                    $  14.1       $  4.3       $ 12.0       $ 29.6
-------------------------------------------------------------------------------


(1) Average of cash and cash equivalents and total invested assets on an amortized cost basis.


(2) Net investment income is net of investment expenses and excludes capital gains or losses or provision for income taxes.


(3) Net investment income divided by the sum of the (i) average cash and cash equivalents and total invested assets minus (ii) one-half of net investment income.


(4) Excludes provision for income taxes.


As of September 29, 2001, approximately 33.2%, 25.6% and 22.9% of our investment portfolio was comprised of securities issued by the manufacturing, financial and utility industries, respectively, the vast majority of which are rated investment grade. No other industry group comprises more than 10% of our investment portfolio. Our portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.


As required by law, we have investments on deposit with governmental authorities and banks for the protection of contractholders of $5.5 million as of September 29, 2001.


Under certain securities lending transactions, we require that the borrower provide collateral, consisting primarily of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the market value of the applicable securities loaned.

FIXED MATURITIES

We obtain ratings of our fixed maturity debt instruments from Moody's and Standard & Poor's. The credit quality of our fixed maturity portfolio at September 29, 2001, December 31, 2000 and December 31, 1999 is as follows. The categories are based on the higher of the ratings published by Moody's or Standard & Poor's.



                              September 29, 2001
                              ---------------------
                                Fair
                                Value    Percent
                              ---------- ----------
     Agencies and treasuries  $    187.7      1.9%
     AAA/Aaa                     2,692.7     27.7
     AA/Aa                         757.3      7.8
     A/A                         2,400.9     24.8
     BBB/Baa                     2,263.3     23.3
     BB/Ba                         314.0      3.3
     B/B                            89.8      0.9
     CCC/Ca                         17.1      0.2
     CC/Ca                           4.3      0.0
     C                               0.0      0.0
     D                               0.0      0.0
     Not rated                     978.2     10.1
                              ----------  -------
       Totals                 $  9,705.3    100.0%
                              ==========  =======
    -----------------------------------------------



                               2000             1999
                         ---------------- ----------------
                           Fair             Fair
                          Value   Percent  Value   Percent
                         -------- ------- -------- -------
     Agencies and
      treasuries         $  226.8    2.5% $  284.7    3.5%
     AAA/Aaa              2,406.5   26.0   2,080.7   25.9
     AA/Aa                  645.7    7.0     461.7    5.7
     A/A                  2,161.3   23.3   1,807.5   22.5
     BBB/Baa              2,259.4   24.4   2,078.2   25.9
     BB/Ba                  365.9    4.0     368.2    4.6
     B/B                    168.0    1.8     191.6    2.4
     CCC/Ca                  10.1    0.1       0.7    0.0
     CC/Ca                    2.9    0.0       0.1    0.0
     C                        0.0    0.0       0.0    0.0
     D                        4.4    0.0       0.0    0.0
     Not rated            1,009.5   10.9     760.3    9.5
                         --------  -----  --------  -----
       Totals            $9,260.5  100.0% $8,033.7  100.0%
                         ========  =====  ========  =====
    ------------------------------------------------------




Our bond portfolio has an average Moody's rating of A-2. Bonds with ratings ranging from AAA/Aaa to BBB-/Baa are generally regarded as investment grade securities. As of September 29, 2001, 95% of our rated bond and note portfolio is investment grade. Some agency and treasury securities are not rated, but all are considered to be investment grade securities. Some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

The NAIC also rates the credit worthiness of life insurance company bond holdings and issues Standard Valuation Office ("SVO") ratings. Our insurance regulators evaluate our satisfaction of capital and other financial requirements by reference to these SVO ratings. The chart below compares SVO ratings with those of Moody's and Standard & Poor's:


   NAIC SVO Ratings                Moody's                          Standard & Poor's
   -------------------------------------------------------------------------------------
          1                          Aaa                                   AAA
                                 Aa 1, 2, 3                            AA+, AA, AA-
                                  A 1, 2, 3                             A+, A, A-
          2                      Baa 1, 2, 3                         BBB+, BBB, BBB-
          3                      Ba 1, 2, 3                            BB+, BB, BB-
          4                       B 1, 2, 3                             B+, B, B-
          5                     Caa, Ca, C/2/                     CCC+, CCC, CCC-, CC, C
          6                           D                                   CI, D
----------------------------------------------------------------------------------------

As demonstrated in the above chart, bonds classified as SVO 1 are regarded as highest in quality, bonds with SVO ratings 1 and 2 are considered investment grade, and bonds with SVO ratings 3 to 6 have increasing levels of investment risk, with 6 being the least secure. As of September 29, 2001, December 31, 2000 and December 31, 1999 there were less than 1% of our bond portfolio value in ratings 5 and 6 combined.




As of September 29, 2001, December 31, 2000 and 1999, we did not hold any fixed maturity securities that exceeded 10% of shareholders' interest.


At September 29, 2001, December 31, 2000 and 1999, there were fixed maturities in default with a fair value of $11.5 million, $6.4 million and $1.0 million, respectively.

MORTGAGE AND REAL ESTATE PORTFOLIO

Our mortgage and real estate portfolio is distributed by geographic location and type. We have concentration exposures in certain regions and in certain types. As of September 29, 2001, 32.3% of our mortgage loans were in the Pacific region and 26.9% of our mortgage loans and 100% of our real estate investments were in the South Atlantic region. As of December 31, 2000, 26.8% of our mortgage loans were in the Pacific region and 30.5% of our mortgage loans and 100% of our real estate investments were in the South Atlantic region of the United States.


The following tables show a breakdown of our mortgage loan portfolio by property type at September 29, 2001 and December 31, 2000:



                     September 29, 2001
                    --------------------
                    Mortgage Real Estate
   Property Type    -------- -----------
   Office Building    27.8%        0%
   Retail             25.9       100
   Industrial         27.7         0
   Apartments         13.5         0
   Other               5.1         0
                      ----       ---
     Totals            100%      100%
                      ====       ===



                     December 31, 2000
                    --------------------
                    Mortgage Real Estate
   Property Type    -------- -----------
   Office Building    26.6%        0%
   Retail             26.5       100
   Industrial         34.6         0
   Apartments          8.8         0
   Other               3.5         0
                      ----       ---
     Totals            100%      100%
                      ====       ===


The maximum and minimum lending rates for mortgage loans during 2000 were 11.38% and 5.50%, respectively. The maximum and minimum lending rates for mortgage loans during 2001 are 10.38% and 5.20%, respectively. The maximum loan-to-value ratio for new loans, exclusive of insured, guaranteed, or purchase money mortgages, was 75%.


Impaired loans are defined under GAAP as loans for which it is likely that we will be unable to collect all amounts due under the loan agreement. Because this definition excludes leases or large groups of smaller-balance homogenous loans, impaired loans apply principally to our commercial loans. We had two types of impaired loans as of September 29, 2001 and December 31, 2000 and 1999: loans requiring allowances for losses (none as of September 29, 2001 and December 31, 2000 and 1999) and loans expected to be fully recoverable because the carrying amount had been reduced previously through charge-offs or deferral of income recognition. In 2001 we wrote off $92,000 of impaired loans. There were no write-offs of impaired loans in the years ended December 31, 2000 and 1999. Average investment in impaired loans during September 2001 was $7.7 million and interest income earned on these loans while they were considered impaired was $0.7 million for year to date 2001. Average investment in impaired loans for the years ended December 31, 2000, 1999, and 1998 were $11.5 million, $15.0 million, and $20.0 million and interest income recognized on these loans while they were considered impaired was $0.8 million, $2.6 million, and $1.8 million for the years ended 2000, 1999, and 1998, respectively. The average size of loans made during 2001 was $4.2 million. The average mortgage loan in our portfolio is approximately $2.7 million. The largest single loan amount is $44.1 million. The average size of loans originated during 2000 was $5.7 million.


For further information regarding our investments, the maturity of and the concentration of risk among our invested assets, and liquidity, see the notes to our consolidated financial statements.

New Accounting Standards


As more fully discussed in the notes to the interim financial statements, the company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended on January 1, 2001. Under SFAS No. 133 all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of a hedge is reported in earnings as it occurs.






In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. SFAS No. 140 revises the standards of accounting for securitizations and other transfers of financial assets. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The impact of adoption did not have a material impact on our financial statements.




SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," modify the accounting for business combinations. All business combinations initiated after June 30, 2001 must be accounted for by the purchase method. Goodwill in such acquisitions will not be amortized, but will be written down when specified tests indicate that the goodwill is impaired, that is, fair value is lower than carrying value. Certain intangible assets will be required to be recognized separately from goodwill, and will be amortized over their useful lives. As of January 1, 2002, all goodwill must be tested for impairment and a transition adjustment recognized at that time. Goodwill amortization will also cease at that date and, thereafter, all goodwill will be tested at least annually for impairment. If these rules had applied to goodwill for 2001, management believes that full year 2001 net earnings would have increased by approximately $7 million. Management has not yet determined the extent of impaired goodwill, if any, that will be recognized as of January 1, 2002.

Quantitative and Qualitative Disclosures About Market Risk, Interest Rate and Currency Risk Management

In normal operations, we must deal with the effects of changes in interest rates. The following discussion presents an overview of how such changes are managed and a view of their potential effects.


We use various financial instruments, particularly interest rate swaps and option contracts, to manage interest rate risks. We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in any derivatives trading, market-making, or other speculative activities in the derivative markets. More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in the notes to our consolidated financial statements.


We manage our exposure to changes in interest rates, in part, by matching the duration of our investment portfolio with our liabilities. Established practices require that derivative financial instruments relate to specific asset or liablity transactions or to currency exposure, if any.


We are exposed to prepayment risk in certain of our business activities, such as in our investment portfolio and annuities activities. In order to hedge those exposures, we use swaps and option-based financial instruments. These instruments generally behave based on limits ("caps," "floors," or "collars") on interest rate movement. These swaps and option-based instruments are governed by the credit risk policies described below and are transacted in either exchange-traded or over-the-counter markets.






As a result of our use of interest rate swaps and option contracts, the principal risk is credit risk -- risk that counterparties will be financially unable to make payments in accordance with the agreements. Associated market risk is meaningful only as it relates to how changes in the market value affect credit exposure to individual counterparties. All swaps and purchased options are carried out within the following credit policy constraints.


Once a counterparty reaches a credit exposure limit (see table below), no additional transactions with that counterparty are permitted until the exposure to that counterparty is reduced to an amount that is within the established limit. Open contracts remain in force.


Counterparty exposure limits are established at the GE Financial Assurance level, not for each subsidiary entity. GE Financial Assurance manages counterparty risk at the consolidated level.

                                      Credit rating
     Counterparty Credit Criteria   Standard & Poor's
     ----------------------------   -----------------
     Term of Transaction
      Between one and five years           AA
      Greater than five years              AAA
     Credit exposure limits
      Up to $50 million                    AA
      Up to $75 million                    AAA
    -------------------------------------------------


All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination of the swap in the event either party is downgraded below A3 or A-.


More credit latitude is permitted for transactions having original maturities shorter than one year because of their lower risk.


The conversion of interest rate risk into credit risk results in a need to monitor counterparty credit risk actively. At both September 29, 2001 and December 31, 2000, there were no notional amounts of long-term derivatives for which the counterparty credit criteria was rated below A3/A-.


Following is an analysis of credit risk exposures:


 Percentage of Notional Derivative Exposure by Counterparty Credit Rating



     Standard   September 29, December 31, December 31,
     & Poor's       2001          2000         1999
     --------   ------------- ------------ ------------
     AAA              70%           5%           3%
     AA               30%          95%          97%


The SEC requires that registrants disclose information about potential effects of changes in interest rates. Although the rules offer alternatives for presenting this information, none of the alternatives is without limitations. The following discussion is based on so-called "shock-tests," which model effects of interest rate shifts on the reporting company. Shock tests, while probably the most meaningful analysis permitted, are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. While the following results of shock tests for interest rates may have some limited use as benchmarks, they should not be viewed as forecasts.


One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential loss in net earnings resulting from a hypothetical increase in interest rates of 100 basis points across all maturities

(sometimes referred to as a "parallel shift in the yield curve"). Under this model, it is estimated that, all else constant, such an increase, including repricing effects in the securities portfolio, would not significantly impact 2001 earnings based on our current derivative positions.





SIGNIFICANT ACQUISITIONS

Other than the merger of Harvest into the Company, as discussed above, we have not engaged in any significant acquisitions in the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below are the names and addresses of the persons who beneficially own more than 5% of the Company's common or preferred stock.



                       Name and Address of              Amount and Nature of          Percent
  Title of Class        Beneficial Owner                Beneficial Ownership          of Class
  --------------   --------------------------- -------------------------------------- --------
 Common Stock,     General Electric Company/1/ 24,851 shares/2/                        96.9%
  par value $1,000                             owned beneficially through two
  per share                                    wholly-owned subsidiaries
----------------------------------------------------------------------------------------------
 Series A          General Electric Company/1/ 120,000 shares/3                        100%
  Preferred Stock,                             / owned beneficially through a wholly-
  par value $1,000                             owned subsidiary
  per share
----------------------------------------------------------------------------------------------


 /1/The address of GE is 3135 Easton Turnpike, Fairfield, CT 06431.


 /2/The shares of the Company's common stock listed above are owned directly by two indirect wholly-owned subsidiaries of GE, GE Capital Assurance and Federal. GE Capital Assurance owns approximately 85.2% of the outstanding shares of the Company and Federal owns approximately 11.7% of the outstanding shares of the Company. Together, GE Capital Assurance and Federal have complete voting and investment power with respect to the shares listed above.


 /3/All of the issued and outstanding shares of preferred stock are owned directly by an indirect wholly-owned subsidiary of GE, GE Financial Assurance Holdings, Inc., which has sole investment control over the shares listed above. Shares of the Company's preferred stock have no voting rights.

Related Party Transactions

We pay investment advisory fees and other fees to affiliates. Amounts incurred for these items totaled $11.1 million, $14.8 million, and $11.5 million for the years ended December 31, 2000, 1999, and 1998, respectively. For the nine month periods ended September 29, 2001 and September 30, 2000 we paid $12.9 million and $8.2 million, respectively, in investment advisory fees. We also charge affiliates for certain services and for the use of facilities and equipment; such charges totaled $55.2 million, $45.1 million, and $19.1 million for the years ended December 31, 2000, 1999, and 1998, respectively. For the nine month periods ended September 29, 2001 and September 30, 2000 we charged affiliates $49.4 million and $44.9 million, respectively, for certain services and for the use of facilities and equipment. The insurance law of our domiciliary state requires that transactions involving the Company and its affiliates, including service arrangements, be on fair and reasonable terms. In addition, our executive officers also serve as executive officers and/or directors of one or more of our affiliates. Compensation allocations are made based upon the percentage of time devoted by the executive to the relevant affiliate.


As of December 31, 2000, we had an outstanding loan of $85.7 million under our credit line with GNA Corporation, our indirect parent. The principal is payable upon written demand of GNA Corporation or at our discretion. We pay interest on this amount, and our interest expense under this agreement was $1.1 million for the year ended December 31, 2000. We pay interest at the cost of funds of GNA Corporation, which was 3.95% as of September 29, 2001. Subject to GNA Corporation's sole discretion, we may borrow up to $500 million in the aggregate under the line of credit without obtaining prior approval from our domiciliary state insurance regulator.


During 1999 and 2000, we paid dividends in an amount of $9.6 million each year to GE Financial Assurance, our sole preferred shareholder.


As of September 29, 2001, we have paid subsidiaries of SunGard Data Systems Inc. ("SunGard") approximately $640,684 for services rendered. James L. Mann, father of the Company's Controller, Susan M. Mann, is the Chairman and Chief Executive Officer of SunGard. The contract with SunGard preceded Ms. Mann's employment with the Company.

Employees

At December 31, 2000 we had approximately 973 employees. Most employees are covered by contributory medical and long-term disability insurance plans. Company paid dental and group life are also available. In addition, substantially all of the employees are covered by a pension plan, as discussed below, and a 401(k) Plan. We also match a portion of contributions to our 401(k) Plan.


EXECUTIVE OFFICERS AND DIRECTORS

We are managed by a board of directors. The following table sets forth the name, age (as of December 1, 2001), and principal occupations during the past five years of each of our executive officers and directors.



 Pamela S. Schutz         47 Director and President, GE Life and Annuity Life
                             Assurance Company since May 1998; Chief Executive
                             Officer, GE Life and Annuity Assurance Company
                             since June 2000; President, The Harvest Life
                             Insurance Company May 1997-November 1998;
                             President, GE Capital Commercial Real Estate (an
                             affiliate) May 1994-November 1998.

 Selwyn L. Flournoy, Jr.  60 Director, GE Life and Annuity Assurance Company
                             since May 1989; Senior Vice President, GE Life and
                             Annuity Assurance Company since 1980 and Chief
                             Financial Officer 1980-1997.

 Thomas M. Stinson(1)     38 Director and Senior Vice President, GE Life and
                             Annuity Assurance Company since April 2000;
                             President, Personal Financial Services of GE Life
                             and Annuity Assurance Company since 1998; General
                             Manager of Home Depot Credit Services Account, GE
                             Card Services (an affiliate) 1993-1998.

 Elliot A. Rosenthal      50 Director, GE Life and Annuity Assurance Company
                             since June 2000; Senior Vice President of GE Life
                             and Annuity Assurance Company since 1996.

 Leon E. Roday(2)         47 Director, GE Life and Annuity Assurance Company
                             since June 1999; Senior Vice President, GE Life
                             and Annuity Assurance Company since May 1998;
                             Director, Senior Vice President, General Counsel
                             and Secretary, GE Financial Assurance Holdings,
                             Inc. (an affiliate) since 1996.

 Geoffrey S. Stiff        49 Director, GE Life and Annuity Assurance Company
                             since May 1996; Senior Vice President, GE Life and
                             Annuity Assurance Company since March 1999; Vice
                             President, GE Life and Annuity Assurance Company
                             May 1996-March 1999; Director and Chief Executive
                             Officer of General Electric Capital Assurance
                             Company (an affiliate) since 1996.

 Timothy C. Stonesifer    34 Senior Vice President and Chief Financial Officer
                             of GE Life and Annuity Assurance Company since
                             July 2000; Chief Financial Officer of Union
                             Fidelity Life Insurance Company, February 1998 to
                             July 2000; Auditor and Financial Analyst, General
                             Electric Company, (an affiliate) July 1989-
                             February 1998.

 Donita M. King           47 Senior Vice President, General Counsel and
                             Secretary, GE Life and Annuity Assurance Company
                             since March 1999; Associate General Counsel,
                             Prudential Insurance Company of America, March
                             1989-March 1999.

 Susan M. Mann            45 Vice President and Controller, GE Life and Annuity
                             Assurance Company since April 2001; Vice President
                             and Controller, AMF Bowling, Inc. July 1998-
                             December 2000; Chief Financial Officer, World
                             Access, Inc. (provider of travel insurance,
                             assistance and financial market enhancement
                             related products and services) April 1991-July
                             1998.

 Bethann Roberts     42 Senior Vice President, Retirement Income Services, GE
                        Life and Annuity Assurance Company since June 2000;
                        Senior Vice President, Securities Brokerage Services,
                        GE Life and Annuity Assurance Company from January
                        1999-June 2000; Senior Vice President, GE Capital
                        Commercial Real Estate from January 1997-July 1998;
                        Chief Executive Officer, GE Capital Mortgage Services
                        (an affiliate) from March 1996-October 1997.

 Gary T. Prizzia(3)  39 Treasurer, GE Life and Annuity Assurance Company since
                        January 2000; Assistant Treasurer GE Financial
                        Assurance Holdings, Inc. (an affiliate) since January
                        2000; Treasurer/Risk Manager, Budapest Bank, October
                        1996-January 2000.


The principal business address of each person listed, unless otherwise indicated, is GE Life and Annuity Assurance Company, 6610 W. Broad Street, Richmond, Virginia 23230.

(1) The principal business address for Mr. Stinson is GE Financial Assurance, 1650 Los Gamos Drive, San Rafael, CA 94903.


(2) The principal business address for Mr. Roday is GE Financial Assurance Holdings, Inc., 6620 W. Broad Street, Richmond, Virginia 23230.


(3) The principal business address for Mr. Prizzia is GE Financial Assurance Holdings, Inc., 6620 W. Broad Street, Richmond, Virginia 23230.

Executive officers serve at the pleasure of the Board of Directors and directors are elected annually by GE Life and Annuity Assurance Company's shareholders.

MANAGEMENT OWNERSHIP OF GENERAL ELECTRIC COMPANY STOCK

None of our directors or Named Executives (as defined under "Executive Compensation," below) owns any shares of common stock, preferred stock or other equity securities issued by us or by any of our affiliates, other than GE. Set forth below are the shares of GE common stock and restricted stock (including stock, restricted stock and deferred stock "units") beneficially owned by the directors and Named Executives of the Company, as defined below, and by all directors and executive officers as a group, in each case as of November 1, 2001, along with a description of the nature of such beneficial ownership:


          Security Ownership of Directors and Executive Officers



                                  Amount of
                             GE Common Stock and
                             Nature of Beneficial Percentage of Outstanding
Name                             Ownership/1/            GE Stock/5/
---------------------------------------------------------------------------
Selwyn L. Flournoy, Jr.              3,600                   --
Donita M. King                       1,374                   --
Bethann C. Roberts                  12,489                   --
Leon E. Roday                       24,420/2/                --
Elliot A. Rosenthal                  3,272                   --
Pamela S. Schutz                   143,777/3/                --
Geoffrey S. Stiff                  227,800/4/                --
Thomas M. Stinson                   24,750                   --
All Directors and Executive
 Officers as a Group -- 11
 total                             466,070                   --
---------------------------------------------------------------------------


 /1/As to shares beneficially owned, each person has sole voting and investment power except that Mr. Flournoy shares voting and investment power with another person with respect to the number of shares shown above. This table includes the following shares which are subject to acquisition within 60 days of November 1, 2001 by the exercise of outstanding stock options: Mr. Flournoy, 1,500 shares; Ms. King, 600 shares; Ms. Roberts, 8,250 shares; Mr. Roday, 6000 shares; Mr. Rosenthal, 1,875 shares; Ms. Schutz, 66,750 shares; Mr. Stiff, 211,500 shares and Mr. Stinson, 24,750 shares.


    Where applicable, "share" amounts include deferred stock units, stock units, and restricted stock units (i.e., still subject to certain lapse-of-time and continued service restrictions). Stock units, restricted stock units and deferred stock units are non-transferable accounting-entry "units," the value of which is the same as the value of the corresponding number of shares of GE common stock.


 /2/Of the amounts shown for Mr. Roday, 15,000 are restricted stock. Mr. Roday has no voting or investment power as to the restricted stock units listed above.


 /3/Of the amounts shown for Ms. Schutz, 3,258 shares are deferred stock units, 6,000 are stock units, and 30,000 are restricted stock. Ms. Schutz has no voting or investment power as to the stock units, restricted stock units and deferred stock units listed above.


 /4/Of the amounts shown for Mr. Stiff, 5,647 shares are deferred stock units.
    Mr. Stiff has no voting or investment power as to the deferred stock units listed above.


 /5/Each of these amounts represents less than 1% of the outstanding shares of common stock of GE as of November 1, 2001.

Executive Compensation


Our executive officers also serve as executive officers and/or directors of one or more affiliate companies of GE Financial Assurance. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of our affiliates and us. All of our directors are also employees of one or more affiliates of GE Financial Assurance and receive no compensation in addition to their compensation as employees. We participate in GE's deferred compensation plan whereby our directors and Named Executives, among others may voluntarily elect to defer to a specified date receipt of a portion of their earned income.


The following table sets forth certain information regarding the portion of compensation paid to the Chief Executive Officer and our four most highly compensated executive officers (collectively, the "Named Executives") for services provided to the Company during or with respect to fiscal year 2000.

SUMMARY COMPENSATION TABLE/1/



                                                             Long-Term Compensation
                                                         -------------------------------
                                  Annual Compensation           Awards          Payout
                               ------------------------- --------------------- ---------
                                                  Other             Securities             All
                                                 Annual  Restricted Underlying            Other
                                                 Compen-   Stock     Options/    LTIP    Compen-
        Name and                Salary   Bonus   sation    Awards      SARs    Payout(s) sation
   Principal Position     Year  ($)/2/   ($)/3/  ($)/4/    ($)/5/       (#)/6/    ($)    ($)/7/
------------------------------------------------------------------------------------------------
Pamela S. Schutz
 Chairman, President and
 Chief Executive Officer  2000 $195,160 $275,400     0    $534,208    14,280        0    $8,700
Selwyn L. Flournoy, Jr.
 Senior Vice President    2000 $103,991 $ 58,800     0           0         0        0    $7,414
Geoffrey S. Stiff
 Senior Vice President    2000 $ 97,993 $ 83,250     0           0         0        0    $8,039
Bethann C. Roberts
 Senior Vice President    2000 $ 82,361 $ 59,983     0           0     1,710        0    $2,749
Donita M. King
 Senior Vice President,
 General Counsel and
 Secretary                2000 $ 91,718 $ 37,632     0           0       840        0    $3,923
------------------------------------------------------------------------------------------------


 /1/All amounts shown on this table have been prorated to account for the amount of the relevant Named Executive's time that is allocable to performing services for the Company.


 /2/Includes amounts deferred at the election of the relevant Named Executive as follows: Ms. Schutz, $45,900; Mr. Flournoy, $26,250; and Mr. Stiff, $48,368.

 /3/Includes $68,850 and $41,250 deferred at the election of Ms. Schutz and Mr.
    Stiff, respectively.


 /4/The perquisites or other benefits received by each of the Named Executives did not exceed the lesser of $50,000 or 10% of his or her base salary and annual bonus during the period reported and, therefore, are not required to be reported in the table.


 /5/This column shows the market value of restricted stock unit (RSU) awards on the date of grant. The Compensation Committee of GE periodically grants restricted stock or RSUs to executives of the Company. The restrictions on the RSUs awarded to Ms. Schutz lapse as follows: restrictions on 25% of the RSUs awarded lapse after 3 years from the date of the award; restrictions on an additional 25% of the RSUs awarded lapse after 7 years from the date of the award; and the restrictions on the remaining 50% of the RSUs awarded lapse upon retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs during the period of restriction. As of December 31, 2000, Ms. Schutz owned 36,000 RSUs with a value of $1,725,750 and Mr. Roday owned 15,000 RSUs with a value of $719,063. Other than Ms. Schutz and Mr. Roday, none of the Named Executives or other employees of the Company owned restricted stock or RSUs.


 /6/Options allow the holder to purchase shares of GE common stock at an exercise price equal to the fair market value of GE common stock on the date of grant. Options typically have a ten-year term and vest according to the following schedule: 50% of the options vest after three years from the date of grant; the remaining 50% of the options vest after five years from the date of grant.


 /7/Includes amounts contributed to employee benefit plans by the registrant on behalf of the Named Executive as follows: Ms. Schutz, $4,046; Mr. Flournoy, $2,720; Mr. Stiff, $2,678; Ms. Roberts, $2,261; and Ms. King, $3,332. Also
    includes above-market interest calculated with respect to compensation deferred at the election of the Named Executives as follows: Ms. Schutz, $2,627; Mr. Flournoy, $1,170; and Mr. Stiff, $4,531. The remaining amounts represent premiums paid by us under insurance policies covering the relevant Named Executive.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the stock options granted to Named Executives during 2000. We do not grant any stock appreciation rights.


                                                                              Potential
                                                                         Realizable Value at
                                                                           Assumed Annual
                                                                           Rates of Stock
                                                                         Price Appreciation
                                                                                 for
                           Individual Grants                                 Option Term
------------------------------------------------------------------------ -------------------
                          Number of    % of Total
                          Securities  Options/SARs
                          Underlying   Granted to   Exercise
                         Options/SARs Employees in  or Base
                          Granted/1/     Fiscal      Price    Expiration
Name                          (#)       Year/2/    ($/Shares)  Date/3/    5%($)     10%($)
--------------------------------------------------------------------------------------------
Pamela S. Schutz            14,280       0.0311%    $57.3125   9/22/10   $514,679 $1,304,298
Selwyn L. Flournoy, Jr.          0          --           --        --         --         --
Geoffrey S. Stiff                0          --           --        --         --         --
Bethann C. Roberts           1,710       0.0037%    $42.3333   3/14/10   $ 45,526 $  115,371
Donita M. King                 840          --      $42.3333   3/14/10   $ 22,361 $   56,673
--------------------------------------------------------------------------------------------


 /1/The options listed above represent the right to acquire common stock of GE.
    The options listed above for Ms. Schutz were awarded on September 22, 2000. The options listed above for Ms. Roberts and Ms. King were awarded on March 14, 2000. In each case, the number of options shown has been pro-rated according to the amount of the Named Executive's time allocable to performing services for the Company.


 /2/GE granted options and SARs representing 45,876,175 shares to employees in fiscal year 2000.


 /3/Options typically have a ten-year term and vest according to the following schedule: 50% of the options vest after three years from the date of grant; the remaining 50% of the options vest after five years from the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN 2000 AND YEAR-END OPTION/SAR VALUES

As noted above, none of the Named Executives own any stock appreciation rights. In addition, during 2000, none of the Named Executives exercised stock options. The following table sets forth the value of the stock options held by the Named Executives based upon the value of GE's common stock as of December 31, 2000.


                                                     Number of
                                                    Unexercised    Value of Unexercised
                                                  Options Held at  In-the-Money Options
                                                    December 31,          Held at
                                                        2000       December 31, 2000/1/
                                                  ---------------- ---------------------
                           Shares
                          Acquired      Value     Exercis- Unexer-  Exercis-   Unexer-
Name                     on Exercise Realized ($)   able   cisable    able     cisable
----------------------------------------------------------------------------------------
Pamela S. Schutz              --          --       60,000  58,500  $2,295,502 $  534,471
Selwyn L. Flournoy, Jr.       --          --        1,500       0  $   51,688 $        0
Geoffrey S. Stiff             --          --      190,500  46,500  $7,341,479 $1,048,784
Bethann C. Roberts            --          --        2,250  18,000  $   61,625 $  291,126
Donita M. King                --          --          300   1,200  $    1,681 $    6,725
----------------------------------------------------------------------------------------


 /1/Based on the closing price on the New York Stock Exchange Composite
    Transactions ("NYSE") of GE's Common Stock on December 31, 2000 ($47.9375). The options and potential realizable value of those options have not been adjusted to account for the percentage of the relevant Named Executive's time allocable to performing services for the Company.



LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

None of the Named Executives received any payment during 2000 under any long-term incentive plan maintained by us or our affiliates with respect to a performance period longer than one year.



OTHER PLANS AND ARRANGEMENTS

Retirement Benefits. The table below illustrates the annual pension benefits payable to executive officers under the GE Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Code limitations and the GE Supplementary Pension Plan that provides supplementary benefits to longer-service, higher level employees. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans for GE employees retiring directly from the Company at age 60 or later are shown in the table below.



PENSION PLAN TABLE


                          Estimated Annual Retirement Benefit for Credited
                                        Years of Service/1/
                        ------------------------------------------------------------
Final Average Salary    20 Years     25 Years     30 Years     35 Years     40 Years
------------------------------------------------------------------------------------
     $ 100,000           30,000       38,750       47,500       56,250       65,000
     $ 200,000           65,000       82,500      100,000      117,500      135,000
     $ 300,000          100,000      126,250      152,500      178,750      205,000
     $ 400,000          135,000      170,000      205,000      240,000      275,000
     $ 500,000          170,000      213,750      257,500      301,250      345,000
     $ 600,000          205,000      257,500      310,000      362,500      415,000
     $ 700,000          240,000      301,250      362,500      423,750      485,000
     $ 800,000          275,000      345,000      415,000      485,000      555,000
     $ 900,000          310,000      388,750      467,500      546,250      625,000
     $1,000,000         345,000      432,500      520,000      607,500      695,000
------------------------------------------------------------------------------------


 /1/Retirement benefits under the GE Pension Plan are determined based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. GE Supplementary Pension Plan benefits are calculated as the excess of the amount determined under a formula recognizing length of service and final average earnings over the GE Pension Plan benefit.




Compensation covered by the GE Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown in the "Salary" and Bonus" columns in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.


The Named Executives and their credited years of service as of November 1, 2001 are provided in the following table.




     Named Executive          Years of Credited Service
    ---------------------------------------------------
     Pamela S. Schutz                 23 years
     Selwyn L. Flournoy, Jr.          33 years
     Geoffrey S. Stiff                21 years
     Bethann C. Roberts                8 years
     Donita M. King                    2 years
    ---------------------------------------------------

Legal Matters

We, like other life insurance companies, are involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although we cannot predict the outcome of any litigation with certainty, we believe that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on our Consolidated Financial Statements.

Appendix A

MARKET VALUE ADJUSTMENT EXAMPLES

The formula used to determine the Market Value Adjustment factor is:
((1+i)/(1+j))n//365/, where

n = the number of days to the end of your current Guarantee Term i = the Guaranteed Interest Rate in effect for your current Guarantee Term j = the currently offered Guaranteed Interest Rate for a Guarantee Term with a duration of "n"

Examples of Market Value Adjustment at the end of the third Contract Year based on a single purchase payment of $100,000.00, a Guarantee Term of 10 years and a Guaranteed Interest Rate of 6.00%

Contract Value at the end of the third Contract Year = $100,000.00 x (1.06)/3/ = $119,101.60
Free Withdrawal Amount = Interest Credited to Contract Value during the prior twelve months = 6,741.60
Surrender Charge = ($119,101.60 - $6,741.60) x .05 = $5,618.00

Example #1: Full Surrender -- Negative Market Value Adjustment n = 2,555 (365 x 7)
i = 6.00%
j = 7.00%
MVA factor = (1.06/1.07)/7/ = .93638536

Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
= [($119,101.60 - $6,741.60 - $5,618.00) x .93638536] + $6,741.60
= $106,693.25

Example #2: Full Surrender -- Positive Market Value Adjustment n = 2,555 (365 x 7)
i = 6.00%

j = 7.00%

MVA factor = (1.06/1.05)/7/ = 1.06860196

Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
= [($119,101.60 - $6,741.60 - $5,618.00) x 1.06860196] + $6,741.60
= $120,806.31

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                  For the Nine Months Ended September 29, 2001

                                  (UNAUDITED)

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                               Table of Contents

                               September 29, 2001

                                                                            Page
                                                                            ----
Financial Statements:
  Consolidated Balance Sheets.............................................. I-1
  Consolidated Statements of Income........................................ I-2
  Consolidated Statements of Shareholders' Interest........................ I-3
  Consolidated Statements of Cash Flows.................................... I-4
  Notes to Consolidated Financial Statements (Unaudited)................... I-5

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                          Consolidated Balance Sheets
                          (Dollar amounts in millions)
                                  (Unaudited)

                                                     September 29, December 31,
                                                         2001          2000
                                                     ------------- ------------
ASSETS
Investments:
  Fixed maturities available-for-sale, at fair
   value............................................   $ 9,705.3    $ 9,260.5
  Equity securities available-for-sale, at fair
   value:
   Common stocks....................................        22.7         15.3
   Preferred stocks, non-redeemable.................        23.5         20.8
  Investment in affiliate...........................         2.6          2.6
  Mortgage loans, net of valuation allowance of
   $17.6 and $14.3 at September 29, 2001 and
   December 31, 2000, respectively..................       941.0      1,130.0
  Policy loans......................................       103.3         89.0
  Real estate owned.................................         3.5          2.5
  Other invested assets.............................       115.7        134.7
                                                       ---------    ---------
    Total investments...............................    10,917.6     10,655.4
                                                       ---------    ---------
Cash & cash equivalents.............................       191.1         71.4
Accrued investment income...........................       211.5        215.9
Deferred acquisition costs..........................       803.7        715.7
Intangible assets...................................       348.7        400.4
Reinsurance recoverable.............................       146.9         90.6
Other assets........................................       200.3         69.9
Separate account assets.............................     8,169.1     10,393.2
                                                       ---------    ---------
    Total assets....................................   $20,988.9    $22,612.5
                                                       =========    =========
LIABILITIES AND SHAREHOLDERS' INTEREST
Liabilities:
  Future annuity and contract benefits..............   $10,180.8    $ 9,934.3
  Liability for policy and contract claims..........       188.0        140.4
  Other policyholder liabilities....................       194.0        164.0
  Accounts payable and accrued expenses.............       569.5        473.9
  Deferred income tax liability.....................        85.2         32.0
  Separate account liabilities......................     8,169.1     10,393.2
                                                       ---------    ---------
    Total liabilities...............................    19,386.6     21,137.8
                                                       ---------    ---------
Shareholders' interest:
  Net unrealized investment gains/(losses)..........        33.7        (18.7)
  Derivatives qualifying as hedges..................        (7.6)         --
                                                       ---------    ---------
  Accumulated non-owner changes in equity...........        26.1        (18.7)
  Preferred stock, Series A ($1,000 par value,
   $1,000 redemption and liquidation value, 200,000
   shares authorized, 120,000 shares issued and
   outstanding).....................................       120.0        120.0
  Common stock ($1,000 par value, 50,000 authorized,
   25,651 shares issued and outstanding)............        25.6         25.6
  Additional paid-in capital........................     1,050.7      1,050.7
  Retained earnings.................................       379.9        297.1
                                                       ---------    ---------
    Total shareholders' interest....................     1,602.3      1,474.7
                                                       ---------    ---------
    Total liabilities and shareholders' interest....   $20,988.9    $22,612.5
                                                       =========    =========

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       Consolidated Statements of Income
                          (Dollar amounts in millions)
                                  (Unaudited)

                                                         Nine Months Ended
                                                    ---------------------------
                                                    September 29, September 30,
                                                        2001          2000
                                                    ------------- -------------
Revenues:
  Net investment income............................    $531.5        $ 513.4
  Net realized investment gains....................      14.1            6.5
  Premiums.........................................      81.5           88.9
  Cost of insurance................................      97.6           94.7
  Variable product fees............................     100.3          109.8
  Other income.....................................      31.5           42.4
                                                       ------        -------
    Total revenues.................................     856.5          855.7
                                                       ------        -------
Benefits and expenses:
  Interest credited................................     408.9          387.4
  Benefits and other changes in policy reserves....     140.5          171.5
  Commissions......................................     126.9          182.7
  General expenses.................................      95.9           89.5
  Amortization of intangibles, net.................      36.2           35.9
  Change in deferred acquisition costs, net........     (99.1)        (188.4)
  Interest expense.................................       2.2            0.6
                                                       ------        -------
    Total benefits and expenses....................     711.5          679.2
                                                       ------        -------
    Income before income taxes and cumulative
     effect of change in accounting principle......     145.0          176.5
Provision for income taxes.........................      51.7           61.8
                                                       ------        -------
    Income before cumulative effect of change in
     accounting principle..........................      93.3          114.7
                                                       ------        -------
Cumulative effect of change in accounting
 principle, net of tax.............................      (5.7)           --
                                                       ------        -------
    Net income.....................................    $ 87.6        $ 114.7
                                                       ======        =======

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

               Consolidated Statements of Shareholders' Interest
                          (Dollar amount in millions)
                                  (Unaudited)

                            Preferred                             Accumulated
                              Stock      Common Stock  Additional  Non-owner               Total
                          -------------- -------------  Paid In     Charges   Retained Shareholders'
                          Shares  Amount Shares Amount  Capital    in Equity  Earnings   Interest
                          ------- ------ ------ ------ ---------- ----------- -------- -------------
Balances at December 31,
 1999...................  120,000 $120.0 25,651 $25.6   $1,050.7    $(134.2)   $143.6    $1,205.7
Changes other than
 transactions with
 shareholders:
 Net income.............      --     --     --    --         --         --     $163.1       163.1
 Net unrealized
  gains/(losses) on
  investment securities
  (a)...................      --     --     --    --         --     $ 115.5       --        115.5
                                                                                         --------
 Total changes other
  than transactions with
  shareholders..........                                                                    278.6
                                                                               ------
Cash dividend declared
 and paid...............      --     --     --    --         --         --     $ (9.6)       (9.6)
                          ------- ------ ------ -----   --------    -------    ------    --------
Balances at December 31,
 2000...................  120,000 $120.0 25,651 $25.6   $1,050.7    $ (18.7)   $297.1    $1,474.7
Changes other than
 transactions with
 shareholders:
 Net income.............      --     --     --    --         --         --     $ 87.6        87.6
 Derivatives qualifying
  as hedges.............      --     --     --    --         --     $  (7.6)      --         (7.6)
 Net unrealized gains
  (losses) on investment
  securities (a)........      --     --     --    --         --     $  52.4       --         52.4
                                                                                         --------
 Total changes other
  than transactions with
  shareholders..........                                                                    132.4
Cash dividend declared
 and paid...............      --     --     --    --         --         --     $ (4.8)       (4.8)
                          ------- ------ ------ -----   --------    -------    ------    --------
Balances at September
 29, 2001...............  120,000 $120.0 25,651 $25.6   $1,050.7    $  26.1    $379.9    $1,602.3
                          ======= ====== ====== =====   ========    =======    ======    ========

-------
(a) Presented net of deferred taxes of $(16.5) at September 29, 2001 and $(61.8) at December 31, 2000.

          See accompanying notes to consolidated financial statements.

              GE Life and Annuity Assurance Company and Subsidiary

                     Consolidated Statements of Cash Flows
                          (Dollar amounts in millions)
                                  (Unaudited)

                                                         Nine Months Ended
                                                    ---------------------------
                                                    September 29, September 30,
                                                        2001          2000
                                                    ------------- -------------
Cash flows from operating activities:
 Net income........................................   $    87.6     $   114.7
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Cumulative effect of change in accounting
   principle, net of tax...........................         5.7
  Cost of insurance and surrender fees.............      (125.3)       (125.7)
  Decrease in future policy benefits...............       444.3         511.9
  Net realized investment gains....................       (14.1)         (6.5)
  Amortization of investment premiums and
   discounts.......................................         5.4           2.1
  Amortization of intangibles......................        36.2          35.9
  Deferred income tax expense......................        33.6          69.4
  Changes in certain assets and liabilities:
   Decrease (increase) in:
    Accrued investment income......................         4.4           --
    Deferred acquisition costs.....................       (99.1)       (188.4)
    Other assets, net..............................      (129.1)        127.9
   Increase (decrease) in:
    Policy and contract claims.....................        41.1           1.7
    Other policyholder liabilities.................        31.1          13.0
    Accounts payable and accrued expenses..........        85.2          60.2
                                                      ---------     ---------
      Total adjustments............................       319.4         501.5
                                                      ---------     ---------
      Net cash provided by operating activities....       407.0         616.2
                                                      ---------     ---------
Cash flows from investing activities:
  Short-term investment activity, net..............        10.1           --
  Proceeds from sales and maturities of investment
   securities and other invested assets............     2,512.8       1,169.1
  Principal collected on mortgage and policy
   loans...........................................       304.2          85.3
  Purchases of investment securities and other
   invested assets.................................    (2,850.4)     (1,375.4)
  Mortgage loan originations and increase policy
   loans...........................................      (134.6)       (407.4)
                                                      ---------     ---------
      Net cash used in investing activities........      (157.9)       (528.4)
                                                      ---------     ---------
Cash flows from financing activities:
  Proceeds from issuance of investment contracts...     2,618.8       4,025.8
  Redemption and benefit payments on investment
   contracts.......................................    (2,743.4)     (3,943.3)
  Cash dividends to shareholders...................        (4.8)         (4.8)
                                                      ---------     ---------
      Net cash (used in) provided by financing
       activities..................................      (129.4)         77.7
                                                      ---------     ---------
      Net increase (decrease) in cash and cash
       equivalents.................................       119.7         165.5
  Cash and cash equivalents at beginning of
   period..........................................        71.4          70.0
                                                      ---------     ---------
  Cash and cash equivalents at end of period.......   $   191.1     $   235.5
                                                      =========     =========

          See accompanying notes to consolidated financial statements

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                         (Dollar amounts in millions)
                                  (Unaudited)

   1. The accompanying consolidated September 29, 2001 financial statements represent GE Life and Annuity Assurance Company and its consolidated subsidiary, Assigned Settlements Inc. (collectively "the Company"). All significant intercompany transactions have been eliminated.

   2. These financial statements have been prepared on the basis of accounting principals generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated year-to-date financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of income and cash flows. The results reported in these consolidated financial statements should not be regarded as balance sheet necessarily indicative of results that may be expected for the entire year.

   3. Certificates, money market funds and other time deposits with original maturities of less than 90 days if any, are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows.

   4. The Financial Accounting Standards Board ("FASB") issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for the Company on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of a hedge is reported in earnings as it occurs.

   The nature of the Company's business activities necessarily involves the management of various financial and market risks, including those related to changes in interest rates and equity prices. As discussed more fully in Notes 1 and 10 of the 2000 audited financial statements, the Company uses derivative financial instruments to mitigate or eliminate certain of those risks. The January 1, 2001 accounting change described above affected only the pattern and timing of non-cash accounting recognition.

   At January 1, 2001 the Company's financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows:

                                                                   Shareholders'
                                                          Earnings   Interest
                                                          -------- -------------
Adjustment to fair value of derivatives (a)..............  $(8.7)     $(12.2)
Income tax effects.......................................    3.0         4.4
                                                           -----      ------
Total....................................................  $(5.7)     $ (7.8)
                                                           =====      ======

-------
(a) For earnings effect, amount shown is net of adjustment to hedged items.

   A reconciliation of current period changes for the first nine months of 2001, net of applicable income taxes in the separate component of shareholders' interest labeled "derivatives qualifying as hedges", follows:

     Transition adjustment as of January 1, 2001........................ $(7.8)
     Current period increases in fair value -- net......................   0.2
                                                                         -----
     Balance at September 29, 2001...................................... $(7.6)
                                                                         =====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                         (Dollar amounts in millions)
                                   Unaudited


   The cumulative effect on shareholders' interest was primarily attributable to marking to market swap contracts used to hedge interest rate risk on variable-rate borrowings. Increases in the fair value of these instruments are attributable to decreases in short-term interest rates. Additional disclosures required by SFAS No. 133, as amended, are provided in the following paragraphs.

Hedges of Future Cash Flows

   There was no ineffectiveness reported in the nine months ended September 29, 2001 in fair values of hedge positions. There were no amounts excluded from the measure of effectiveness in the nine months ended September 29, 2001 related to the hedge of future cash flows.

   Of the $(7.8) million transition adjustment recorded in shareholders' interest at January 1, 2001, less than $(0.1) million, net of income taxes, was reclassified to income during the nine month period ended September 29, 2001. The $(7.6) million, net of taxes, recorded in shareholders' interest at September 29, 2001 is expected to be reclassified to future income, contemporaneously with and primarily offsetting changes in interest expense and interest income on floating-rate instruments. Of this amount $(0.1) million, net of income taxes, are expected to be reclassified to earnings over the twelve-month period ended September 30, 2002. The actual amounts that will be reclassified to income over the next twelve months will vary from this amount as a result of market conditions. No amounts were reclassified to income during the first nine months ended September 29, 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

   At September 29, 2001, there were no derivative instruments hedging forecasted transactions, except those related to payment of variable interest on existing financial instruments.

Hedges of Recognized Assets, Liabilities and Firm Commitments

   The ineffective portion of changes in fair values of hedge positions, reported in the nine month period ended September 29, 2001 operations, amounted to $0.1 million, before income taxes. These amounts were included in net realized investment gains. There were no amounts excluded from the measure of effectiveness.

Derivatives Not Designated as Hedges

   At September 29, 2001, there were no derivatives that do not qualify for hedge accounting under SFAS No. 133, as amended.

   5. Included in our investment portfolio are certain debt securities issued by Enron Corporation ("Enron") with a book value of approximately $20 million
 . On December 2, 2001, Enron filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. We are currently evaluating the impact that this filing may have on the expected recovery of Enron debt securities held by us. However, it is not expected the result of this evaluation will have a material impact on our financial condition.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                       Consolidated Financial Statements

                          Year ended December 31, 2000

                  (With Independent Auditors' Report Thereon)

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                               Table of Contents

                          Year ended December 31, 2000

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-1

Consolidated Balance Sheets................................................ F-2

Consolidated Statements of Income.......................................... F-3

Consolidated Statements of Shareholders' Interest.......................... F-4

Consolidated Statements of Cash Flows...................................... F-5

Notes to Consolidated Financial Statements................................. F-6

                         Independent Auditors' Report

The Board of Directors
GE Life and Annuity Assurance Company:

  We have audited the accompanying consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' interest, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

  As discussed in note 15 to the consolidated financial statements, the Company changed its method of accounting for insurance-related assessments in 1999.


/s/ KPMG LLP
Richmond, Virginia
January 22, 2001

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                          Consolidated Balance Sheets

             (Dollar amounts in millions, except per share amounts)

                                                             December 31,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
Assets
Investments:
 Fixed maturities available-for-sale, at fair value...... $ 9,260.5  $ 8,033.7
 Equity securities available-for-sale, at fair value:
  Common stocks..........................................      15.3        9.2
  Preferred stocks, non-redeemable.......................      20.8       23.9
 Investment in affiliate.................................       2.6        2.6
 Mortgage loans, net of valuation allowance of $14.3 and
  $23.3 at December 31, 2000 and 1999, respectively......   1,130.0      810.5
 Policy loans............................................      89.0       58.5
 Real estate owned.......................................       2.5        2.5
 Other invested assets...................................     135.8      141.5
                                                          ---------  ---------
  Total investments......................................  10,656.5    9,082.4
                                                          ---------  ---------
Cash.....................................................      70.3       21.2
Accrued investment income................................     215.9      190.2
Deferred acquisition costs...............................     715.7      482.5
Intangible assets........................................     400.4      472.8
Reinsurance recoverable..................................      90.6       72.4
Deferred income tax asset................................       --       120.3
Other assets.............................................      69.9      269.7
Separate account assets..................................  10,393.2    9,245.8
                                                          ---------  ---------
  Total assets........................................... $22,612.5  $19,957.3
                                                          =========  =========
Liabilities and Shareholders' Interest
Liabilities:
 Future annuity and contract benefits.................... $ 9,934.3  $ 9,063.0
 Liability for policy and contract claims................     140.4      110.7
 Other policyholder liabilities..........................     164.0      138.8
 Accounts payable and accrued expenses...................     473.9      193.3
 Deferred income tax liability...........................      32.0        --
 Separate account liabilities............................  10,393.2    9,245.8
                                                          ---------  ---------
  Total liabilities......................................  21,137.8   18,751.6
                                                          ---------  ---------
Shareholders' interest:
 Net unrealized investment gains.........................     (18.7)    (134.2)
                                                          ---------  ---------
 Accumulated non-owner changes in equity.................     (18.7)    (134.2)
 Preferred stock, Series A ($1,000 par value, $1,000
  redemption and liquidation value, 200,000 shares
  authorized, 120,000 shares issued and outstanding).....     120.0      120.0
 Common stock ($1,000 par value, 50,000 authorized,
  25,651 shares issued and outstanding)..................      25.6       25.6
 Additional paid-in capital..............................   1,050.7    1,050.7
 Retained earnings.......................................     297.1      143.6
                                                          ---------  ---------
  Total shareholders' interest...........................   1,474.7    1,205.7
                                                          ---------  ---------
  Total liabilities and shareholders' interest........... $22,612.5  $19,957.3
                                                          =========  =========

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       Consolidated Statements of Income

                          (Dollar amounts in millions)

                                                    Years Ended December 31,
                                                    --------------------------
                                                      2000      1999     1998
                                                    --------  --------  ------
Revenues:
 Net investment income............................. $  708.9  $  638.2  $574.7
 Net realized investment gains.....................      4.3      12.0    29.6
 Premiums..........................................    116.3     123.9   123.1
 Cost of insurance.................................    126.0     129.0   128.5
 Variable product fees.............................    148.7      90.2    60.8
 Other income......................................     49.2      24.6    22.3
                                                    --------  --------  ------
  Total revenues...................................  1,153.4   1,017.9   939.0
                                                    --------  --------  ------
Benefits and expenses:
 Interest credited.................................    532.6     440.8   378.4
 Benefits and other changes in policy reserves.....    223.6     214.7   178.4
 Commissions.......................................    229.3     192.1   112.8
 General expenses..................................    124.8     124.7   111.0
 Amortization of intangibles, net..................     43.7      58.3    64.8
 Change in deferred acquisition costs, net.........   (237.7)   (179.1)  (74.7)
 Interest expense..................................      1.1       1.9     2.2
                                                    --------  --------  ------
  Total benefits and expenses......................    917.4     853.4   772.9
                                                    --------  --------  ------
  Income before income taxes and cumulative effect
   of accounting change............................    236.0     164.5   166.1
Provision for income taxes.........................     72.9      56.6    60.3
                                                    --------  --------  ------
  Income before cumulative effect of accounting
   change..........................................    163.1     107.9   105.8
                                                    --------  --------  ------
Cumulative effect of accounting change, net of
 tax...............................................      --        5.0     --
                                                    --------  --------  ------
  Net income....................................... $  163.1  $  112.9  $105.8
                                                    ========  ========  ======

          See accompanying notes to consolidated financial statements.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

               Consolidated Statements of Shareholders' Interest

                          (Dollar amounts in millions)

                                                        Common Stock
                            Preferred                     Declared                 Accumulated
                              Stock      Common Stock  but not Issued   Additional  Non-owner                Total
                          -------------- ------------- ---------------   Paid-In     Changes   Retained  Shareholders'
                          Shares  Amount Shares Amount Shares   Amount   Capital    in Equity  Earnings    Interest
                          ------- ------ ------ ------ -------  ------  ---------- ----------- --------  -------------
Balances at December 31,
 1997...................      --  $  --   7,010 $ 7.0      --   $  --    $1,058.4    $  87.7   $ 193.1     $1,346.2
Changes other than
 transactions with
 shareholders:
 Net income.............      --     --     --    --       --      --         --         --      105.8        105.8
 Net unrealized losses
  on investment
  securities (a)........      --     --     --    --       --      --         --       (29.9)      --         (29.9)
                                                                                                           --------
 Total changes other
  than transactions with
  shareholders..........                                                                                       75.9
Cash dividend declared
 and paid...............      --     --     --    --       --      --         --         --     (120.0)      (120.0)
Preferred stock
 dividend...............  120,000  120.0    --    --       --      --         --         --     (120.0)         --
Common stock dividend
 declared but not
 issued.................      --     --     --    --    18,641    18.6        --         --      (18.6)         --
Adjustment to reflect
 purchase method........      --     --     --    --       --      --        (8.3)       --        --          (8.3)
                          ------- ------ ------ -----  -------  ------   --------    -------   -------     --------
Balances at December 31,
 1998...................  120,000  120.0  7,010   7.0   18,641    18.6    1,050.1       57.8      40.3      1,293.8
Changes other than
 transactions with
 shareholders:
 Net income.............      --     --     --    --       --      --         --         --      112.9        112.9
 Net unrealized losses
  on investment
  securities (a)........      --     --     --    --       --      --         --      (192.0)      --        (192.0)
                                                                                                           --------
 Total changes other
  than transactions with
  shareholders..........                                                                                      (79.1)
Cash dividend declared
 and paid...............      --     --     --    --       --      --         --         --       (9.6)        (9.6)
Common stock issued.....      --     --  18,641  18.6  (18,641)  (18.6)       --         --        --           --
Adjustment to reflect
 purchase method........      --     --     --    --       --      --         0.6        --        --           0.6
                          ------- ------ ------ -----  -------  ------   --------    -------   -------     --------
Balances at December 31,
 1999...................  120,000  120.0 25,651  25.6      --      --     1,050.7     (134.2)    143.6      1,205.7
Changes other than
 transactions with
 shareholders:
 Net income.............      --     --     --    --       --      --         --         --      163.1        163.1
 Net unrealized losses
  on investment
  securities (a)........      --     --     --    --       --      --         --       115.5       --         115.5
                                                                                                           --------
 Total changes other
  than transactions with
  shareholders..........                                                                                      278.6
Cash dividend declared
 and paid...............      --     --     --    --       --      --         --         --       (9.6)        (9.6)
                          ------- ------ ------ -----  -------  ------   --------    -------   -------     --------
Balances at December 31,
 2000...................  120,000 $120.0 25,651 $25.6      --   $  --    $1,050.7    $ (18.7)  $ 297.1     $1,474.7
                          ======= ====== ====== =====  =======  ======   ========    =======   =======     ========

-------
(a) Presented net of deferred taxes of $(61.8), $103.3 and $16.1 in 2000, 1999 and 1998, respectively.

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                          (Dollar amounts in millions)

                                                 Years Ended December 31,
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net income................................... $   163.1  $   112.9  $   105.8
                                               ---------  ---------  ---------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Cost of insurance and surrender fees........    (149.3)    (169.5)    (171.6)
  Increase in future policy benefits..........     688.9      565.5      440.6
  Net realized investment gains...............      (4.3)     (12.0)     (29.6)
  Amortization of investment premiums and
   discounts..................................      (3.4)      (1.3)      (1.3)
  Amortization of intangibles.................      43.7       58.3       64.8
  Deferred income tax expense (benefit).......      94.5       25.0       29.5
  Change in certain assets and liabilities:
   Decrease (increase) in:
    Accrued investment income.................     (25.7)     (48.6)       1.5
    Deferred acquisition costs................    (237.7)    (179.1)     (74.7)
    Other assets, net.........................     188.2     (200.1)     (30.3)
   Increase (decrease) in:
    Policy and contract claims................      25.5      (43.4)      18.0
    Other policyholder liabilities............      26.8       20.0        2.5
    Accounts payable and accrued expenses.....     276.2       73.8       19.6
                                               ---------  ---------  ---------
      Total adjustments.......................     923.4       88.6      269.0
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities.............................   1,086.5      201.5      374.8
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Proceeds from sales and maturities of
  investment securities and other invested
  assets......................................   1,997.0    1,702.2    2,238.0
 Principal collected on mortgage loans........     102.1      103.3      138.3
 Proceeds collected from policy loan
  securitization..............................       --       145.1        --
 Purchase of investment securities and other
  invested assets.............................  (3,017.1)  (3,086.2)  (2,685.4)
 Mortgage loan originations and increase in
  policy loans................................    (437.4)    (170.4)    (212.3)
                                               ---------  ---------  ---------
      Net cash used in investing activities...  (1,355.4)  (1,306.0)    (521.4)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Proceeds from issue of investment contracts..   5,274.4    4,717.6    2,280.0
 Redemption and benefit payments on investment
  contracts...................................  (4,946.8)  (3,593.4)  (2,016.2)
 Cash dividend to shareholders................      (9.6)      (9.6)    (120.0)
                                               ---------  ---------  ---------
      Net cash provided by financing
       activities.............................     318.0    1,114.6      143.8
                                               ---------  ---------  ---------
      Net increase (decrease) in cash and
       equivalents............................      49.1       10.1       (2.8)
Cash and cash equivalents at beginning of
 year.........................................      21.2       11.1       13.9
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $    70.3  $    21.2  $    11.1
                                               =========  =========  =========

          See accompanying notes to consolidated financial statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

  The accompanying consolidated financial statements include the historical operations and accounts of GE Life and Annuity Assurance Company and its subsidiary, Assigned Settlements Inc. (collectively the "Company" or "GELAAC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Effective January 1, 1999, an affiliated company, The Harvest Life Insurance Company ("Harvest") merged into The Life Insurance Company of Virginia ("LOV") with the merged Company renamed GE Life and Annuity Assurance Company ("GELAAC"). Harvest's former parent, Federal Home Life Insurance Company ("FHLIC"), received common stock of GELAAC in exchange for its interest in Harvest. FHLIC is an indirect wholly-owned subsidiary of GE Financial Assurance Holdings, Inc. ("GEFAHI"). As the merged entities were under common control, the transaction has been accounted for similar to a pooling of interest. Accordingly, the financial statements have been restated for GELAAC for the year ended December 31, 1998 as if Harvest had been a part of LOV as of January 1, 1998.

  The majority of GELAAC's outstanding common stock is owned by General Electric Capital Assurance Company ("GECA"). GECA is an indirect wholly-owned subsidiary of GEFAHI, which is an indirect wholly-owned subsidiary of GE Capital Corporation ("GECC"). GECC is an indirect wholly-owned subsidiary of General Electric Company.

 (b) Basis of Presentation

  The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") for insurance companies. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

 (c) Products

  The Company's product offerings are divided along two major segments of consumer needs: (i) Wealth Accumulation and Transfer and (ii) Lifestyle Protection and Enhancement.

  The Company's principal product lines under the Wealth Accumulation and Transfer segment are (i) annuities (deferred and immediate; either fixed or variable); (ii) life insurance (universal, variable, ordinary and group),
(iii) guaranteed investment contracts ("GICs") including funding agreements and (iv) mutual funds. Wealth Accumulation and Transfer products are used by customers as vehicles for accumulating wealth, often on a tax-deferred basis, transferring wealth to beneficiaries, or providing a means to replace the insured's income in the event of premature death. The Company's distribution of Wealth Accumulation and Transfer products is accomplished through two distribution methods: (i) intermediaries and (ii) career or dedicated sales forces.

  The Company's principal product lines under the Lifestyle Protection and Enhancement segment are (i) long-term care insurance and (ii) supplemental accident and health insurance. Lifestyle Protection and Enhancement products are used by customers as vehicles to protect their income and assets from the adverse economic impacts of significant health care costs or other unanticipated events that cause temporary or permanent loss of earnings capabilities (including the ability to repay certain indebtedness). The Company's distribution of Lifestyle Protection and Enhancement products is accomplished through two distribution methods: (i) intermediaries and (ii) career or dedicated sales forces.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  Approximately 18%, 17% and 20% of premium and annuity consideration collected, in 2000, 1999, and 1998, respectively, came from customers residing in the South Atlantic region of the United States, and approximately 24%, 17% and 27% of premium and annuity consideration collected, in 2000, 1999, and 1998, respectively, came from customers residing in the Mid-Atlantic region of the United States.

  Although the Company markets its products through numerous distributors, approximately 25%, 28% and 20% of the Company's sales of variable products in 2000, 1999, and 1998, respectively, have been through two specific national stockbrokerage firms (part of the Wealth Accumulation and Transfer segment.) Loss of all or a substantial portion of the business provided by these stockbrokerage firms could have a material adverse effect on the business and operations of the Company. The Company does not believe, however, that the loss of such business would have a long-term adverse effect because of the Company's competitive position in the marketplace, the availability of business from other distributors, and the Company's mix of other products.

 (d) Revenues

  Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent immediate annuities, when the contracts are issued. Premiums received under annuity contracts without significant mortality risk and premiums received on universal life products are not reported as revenues but as liabilities for future annuity and contract benefits. Cost of insurance is charged to universal life policyholders based upon at risk amounts, and is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged. Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

 (e) Investments

  The Company has designated its fixed maturities (bonds, notes, mortgage-backed securities, asset-backed securities and redeemable preferred stock) and equity securities (common and non-redeemable preferred stock) as available-for-sale. The fair value for regularly traded fixed maturities and equity securities is based on individual quoted market prices. For fixed maturities not regularly traded, fair values are estimated using values obtained from independent pricing services or, are estimated by discounting expected future cash flows using a current market rate applicable to the credit quality, industry sector, call features and maturity of the investments, as applicable.

  Changes in the fair values of investments available-for-sale, net of the effect on deferred policy acquisition costs, present value of future profits and deferred federal income taxes are reflected as unrealized investment gains or losses and, accordingly, have no effect on net income, but are shown as a component of accumulated non-owner changes in equity in the Consolidated Statements of Shareholders' Interest. Unrealized losses that are considered other than temporary are recognized in earnings through an adjustment to the amortized cost basis of the underlying securities. The allowance for losses is determined primarily on the basis of management's best estimate of probable losses, including specific allowances for known troubled credits, if any. Writedowns and the change in reserves are included in net realized investment gains and losses in the Consolidated Statements of Income. In general, the Company ceases to accrue investment income when interest or dividend payments are 90 days in arrears.

  Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  Mortgage loans and policy loans are carried at their unpaid principal balance, net of allowances for estimated uncollectible amounts. Short-term investments, if any, are carried at amortized cost which approximates fair value. Equity securities are carried at fair value. Investments in limited partnerships are generally accounted for under the equity method of accounting. Real estate is carried, generally, at cost less accumulated depreciation. Other long-term investments are carried generally at amortized cost.

  Under certain securities lending transactions, the Company requires the borrower provide collateral, consisting primarily of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the market value of the applicable securities loaned.

 (f) Deferred Acquisition Costs

  Acquisition costs include costs and expenses which vary with and are primarily related to the acquisition of insurance and investment contracts.

  Deferred acquisition costs include first-year commissions in excess of recurring renewal commissions, as well as other qualified non-commission policy acquisition costs. For investment and universal life type contracts, amortization is based on the present value of anticipated gross profits from investments, interest credited, surrender and other policy charges, and mortality and maintenance expenses. Amortization is adjusted retroactively when current estimates of future gross profits to be realized are revised. For other long-duration insurance contracts, the acquisition costs are amortized in relation to the estimated benefit payments or the present value of expected future premiums.

  Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not considered recoverable, are charged to expense.

 (g) Intangible Assets

  Present Value of Future Profits -- In conjunction with the acquisition of the Company, a portion of the purchase price was assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called present value of future profits
(PVFP), represents the actuarially determined present value of the projected future cash flows from the acquired policies.

  Goodwill -- Goodwill is amortized over a period of 20 years on the straight-line method. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value. No such write-downs have occurred.

 (h) Federal Income Taxes

  Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

 (i) Reinsurance

  Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

 (j) Future Annuity and Contract Benefits

  Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

 (k) Liability for Policy and Contract Claims

  The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of
(a) claims that have been reported to the insurer, and (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated.

 (l) Separate Account Assets and Liabilities

  The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life contract owners. The Company receives mortality risk fees and administration charges from the variable mutual fund portfolios. The separate account assets are carried at fair value and are equivalent to the liabilities that represent the policyholders' equity in those assets.

  The Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in new mutual fund portfolios. As of December 31, 2000, approximately $67.9 of the Company's other invested assets related to its capital investments in the separate accounts.

 (m) Interest Rate Risk Management

  As a matter of policy, the Company does not engage in derivatives trading, market-making or other speculative activities.

  The Company uses interest rate floors primarily to minimize the risk on investment contracts with minimum guaranteed interest rates. The Company requires all interest rate floors to be designated and accounted for as hedges of specific assets, liabilities or committed transactions; resulting payments and receipts are recognized contemporaneously with effects of hedged transactions. A payment or receipt arising from early termination of an effective hedge is accounted for as an adjustment to the basis of the hedged transaction.

  Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedged instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract. Any instrument designated but ineffective as a hedge is marked to market and recognized in operations immediately.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


(2) Investments

 (a) General

  The sources of investment income of the Company as of December 31, were as follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
   Fixed maturities..................................... $624.9  $560.1  $489.8
   Equity securities....................................    --      --      4.9
   Mortgage loans.......................................   80.0    66.9    64.2
   Policy loans.........................................    4.6    14.0    14.4
   Other investments....................................    6.7     2.5     6.7
                                                         ------  ------  ------
   Gross investment income..............................  716.2   643.5   580.0
   Investment expenses..................................   (7.3)   (5.3)   (5.3)
                                                         ------  ------  ------
   Net investment income................................ $708.9  $638.2  $574.7
                                                         ======  ======  ======

  For the years ended December 31, sales proceeds and gross realized investment gains and losses from the sales of investment securities available-for-sale were as follows:

                                                        2000    1999     1998
                                                       ------  ------  --------
   Sales proceeds..................................... $874.2  $590.3  $1,330.0
                                                       ======  ======  ========
   Gross realized investment:
    Gains.............................................   29.3    28.6      43.8
    Losses............................................  (25.0)  (16.6)    (14.2)
                                                       ------  ------  --------
   Net realized investment gains...................... $  4.3  $ 12.0  $   29.6
                                                       ======  ======  ========

  The additional proceeds from the investments presented in the Consolidated Statements of Cash Flows result from principal collected on mortgage-backed securities, asset-backed securities, maturities, calls and sinking fund payments.

  Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to the present value of future profits and deferred policy acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities and other invested assets reflected as a separate component of shareholders' interest as of December 31, are summarized as follows:

                                                      2000    1999     1998
                                                     ------  -------  ------
   Net unrealized gains/(losses) on available-for-
    sale investment securities and other invested
    assets before adjustments:
    Fixed maturities................................ $(34.4) $(245.0) $138.2
    Equity securities...............................   (1.6)    (0.4)    5.5
    Other invested assets...........................   (3.2)    (4.1)    2.3
                                                     ------  -------  ------
     Subtotal.......................................  (39.2)  (249.5)  146.0
                                                     ======  =======  ======
   Adjustments to the present value of future
    profits and deferred acquisition costs..........   10.1     43.1   (57.1)
   Deferred income taxes............................   10.4     72.2   (31.1)
                                                     ------  -------  ------
     Net unrealized gains/(losses).................. $(18.7) $(134.2) $ 57.8
                                                     ======  =======  ======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  The change in the net unrealized gains (losses) on investment securities reported in accumulated non-owner changes in equity is as follows:

                                                        2000     1999    1998
                                                       -------  ------  ------
   Net unrealized gains (losses) on investment
    securities -- beginning of year................... $(134.2) $ 57.8  $ 87.7
   Unrealized gains (losses) on investment
    securities -- net of deferred taxes of ($63.3),
    $99.1 and $5.7....................................   118.3  (184.2)  (10.7)
   Reclassification adjustments - net of deferred
    taxes of $1.5, $4.5 and $10.4.....................    (2.8)   (7.8)  (19.2)
                                                       -------  ------  ------
   Net unrealized gain (losses) on investment
    securities - end of year..........................   (18.7) (134.2)   57.8
                                                       =======  ======  ======

  At December 31, the amortized cost, gross unrealized gains and losses, and fair values of the Company's fixed maturities and equity securities available-for-sale were as follows:

                                                  Gross      Gross
                                      Amortized unrealized unrealized   Fair
   2000                                 cost      gains      losses    value
   ----                               --------- ---------- ---------- --------
   Fixed maturities:
    U.S. government and agency....... $   10.3    $  0.3    $   --    $   10.6
    State and municipal..............      1.3       --         --         1.3
    Non-U.S. government..............      3.0       --         --         3.0
    U.S. corporate...................  5,705.5      24.2     (148.8)   5,580.9
    Non-U.S. corporate...............    851.2      35.3       (2.2)     884.3
    Mortgage-backed..................  1,762.2      44.0        --     1,806.2
    Asset-backed.....................    961.4      12.8        --       974.2
                                      --------    ------    -------   --------
     Total fixed maturities..........  9,294.9     116.6     (151.0)   9,260.5
   Common stocks and non-redeemable
    preferred stocks.................     37.7       0.9       (2.5)      36.1
                                      --------    ------    -------   --------
   Total available-for-sale
    securities....................... $9,332.6    $117.5    $(153.5)  $9,296.6
                                      ========    ======    =======   ========
                                                  Gross      Gross
                                      Amortized unrealized unrealized   Fair
   1999                                 cost      gains      losses    value
   ----                               --------- ---------- ---------- --------
   Fixed maturities:
    U.S. government and agency....... $    9.8    $  0.1    $  (0.2)  $    9.7
    State and municipal..............      1.5       --         --         1.5
    Non-U.S. government..............      3.0       --        (0.2)       2.8
    U.S. corporate...................  4,936.3      21.4     (227.6)   4,730.1
    Non-U.S. corporate...............    624.6       8.1      (17.8)     614.9
    Mortgage-backed..................  1,696.5      16.9      (27.4)   1,686.0
    Asset-backed.....................  1,007.0       1.5      (19.8)     988.7
                                      --------    ------    -------   --------
     Total fixed maturities..........  8,278.7      48.0     (293.0)   8,033.7
   Common stocks and non-redeemable
    preferred stocks.................     33.5       1.3       (1.7)      33.1
                                      --------    ------    -------   --------
   Total available-for-sale
    securities....................... $8,312.2    $ 49.3    $(294.7)  $8,066.8
                                      ========    ======    =======   ========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  The scheduled maturity distribution of the fixed maturity portfolio at December 31, 2000 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due in one year or less.................................. $  329.1  $  330.8
   Due one year through five years..........................  3,009.6   2,984.2
   Due five years through ten years.........................  1,855.7   1,830.2
   Due after ten years......................................  1,376.9   1,334.9
                                                             --------  --------
     Subtotals..............................................  6,571.3   6,480.1
   Mortgage-backed securities...............................  1,762.2   1,806.2
   Asset-backed securities..................................    961.4     974.2
                                                             --------  --------
     Totals................................................. $9,294.9  $9,260.5
                                                             ========  ========

  As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $5.6 and $5.9 as of December 31, 2000 and 1999, respectively.

  As of December 31, 2000, approximately 28.0% and 18.2% of the Company's investment portfolio is comprised of securities issued by the manufacturing and financial industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of the Company's investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

  As of December 31, 2000 the Company did not hold any fixed maturity securities which exceeded 10% of shareholders' interest.

  The credit quality of the fixed maturity portfolio at December 31, follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                                    2000             1999
                                              ---------------- ----------------
                                                Fair             Fair
                                               value   Percent  value   Percent
                                              -------- ------- -------- -------
   Agencies and treasuries................... $  226.8    2.5% $  284.7    3.5%
   AAA/Aaa...................................  2,406.5   26.0   2,080.7   25.9
   AA/Aa.....................................    645.7    7.0     461.7    5.7
   A/A.......................................  2,161.3   23.3   1,807.5   22.5
   BBB/Baa...................................  2,259.4   24.4   2,078.2   25.9
   BB/Ba.....................................    365.9    4.0     368.2    4.6
   B/B.......................................    168.0    1.8     191.6    2.4
   CCC/Ca....................................     10.1    0.1       0.7    0.0
   CC/Ca.....................................      2.9    0.0       0.1    0.0
   C.........................................      --     0.0       --     0.0
   D.........................................      4.4    0.0       --     0.0
   Not rated.................................  1,009.5   10.9     760.3    9.5
                                              --------  -----  --------  -----
     Totals.................................. $9,260.5  100.0% $8,033.7  100.0%
                                              ========  =====  ========  =====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  Bonds with ratings ranging from AAA/Aaa to BBB-/Baa are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

  At December 31, 2000 and 1999, there were fixed maturities in default with a fair value of $6.4 and $1.0, respectively.

 (b) Mortgage and Real Estate Portfolio

  The Company's mortgage and real estate portfolio is distributed by geographic location and type. However, the Company has concentration exposures in certain regions and in certain types as shown in the following two tables.


  Geographic distribution as of December 31, 2000:

                                                            Mortgage Real Estate
                                                            -------- -----------
   South Atlantic..........................................   30.5%     100.0%
   Pacific.................................................   26.8        --
   East North Central......................................   10.5        --
   West South Central......................................    6.8        --
   Mountain................................................    9.9        --
   Other...................................................   15.5        --
                                                             -----      -----
     Totals................................................  100.0%     100.0%
                                                             =====      =====

  Type distribution as of December 31, 2000:

                                                            Mortgage Real Estate
                                                            -------- -----------
   Office Building.........................................   26.6%       -- %
   Retail..................................................   26.5      100.0
   Industrial..............................................   34.6        --
   Apartments..............................................    8.8        --
   Other...................................................    3.5        --
                                                             -----      -----
     Totals................................................  100.0%     100.0%
                                                             =====      =====

  "Impaired" loans are defined under GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Company's commercial loans.

  Under these principles, the Company has two types of "impaired" loans as of December 31, 2000 and 1999: loans requiring allowances for losses and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($0.0 and $6.3, respectively). There was no allowance for losses on these loans as of December 31, 2000, 1999 and 1998. Average investment in impaired loans during 2000, 1999 and 1998 was $11.5, $15.0 and $20.0 and interest income earned on these loans while they were considered impaired was $.8, $2.6 and $1.8 for the years ended 2000, 1999 and 1998, respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  The following table shows the activity in the allowance for losses during the years ended December 31:

                                                             2000   1999  1998
                                                            ------  ----- -----
   Balance on January 1.................................... $ 23.3  $20.9 $17.7
   Provision (benefit) charged (credited) to operations....  (11.1)   1.6   1.5
   Amounts written off, net of recoveries..................    2.1    0.8   1.7
                                                            ------  ----- -----
   Balance -- at December 31............................... $ 14.3  $23.3 $20.9
                                                            ======  ===== =====

  During 2000, as part of its on-going analysis of exposure to losses arising from mortgage loans, the Company recognized a $12.7 reduction in its allowance for losses.

  The allowance for losses on mortgage loans at December 31, 2000, 1999 and 1998 represented 1.3%, 2.8% and 2.7% of gross mortgage loans, respectively.

  The Company had $5.0, $4.5 and $5.6 of non-income producing mortgage loan investments as of December 31, 2000, 1999 and December 31, 1998, respectively.

(3) Deferred Acquisition Costs

  Activity impacting deferred policy acquisition costs for the years ended December 31, was as follows:

                                                        2000    1999    1998
                                                       ------  ------  ------
   Unamortized balance -- at January 1................ $475.2  $296.1  $221.4
   Costs deferred.....................................  304.4   218.9   107.0
   Amortization, net..................................  (66.7)  (39.8)  (32.3)
                                                       ------  ------  ------
   Unamortized balance -- at December 31..............  712.9   475.2   296.1
   Cumulative effect of net unrealized investment
    (gains) losses....................................    2.8     7.3   (13.3)
                                                       ------  ------  ------
   Balance at December 31............................. $715.7  $482.5  $282.8
                                                       ======  ======  ======

(4) Intangibles

 (a) Present Value of Future Profits (PVFP)

  PVFP reflects the estimated fair value of the Company's life insurance business in-force and represents the portion of the cost to acquire the Company that is allocated to the value of the right to receive future cash flows from investment and insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected cash flows for the acquired policies discounted at an appropriate rate.

  PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such a comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

  PVFP is further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in the Company's net income but rather as a credit or charge to shareholders' interest, net of applicable income tax.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  The components of PVFP are as follows:

                                                        2000    1999    1998
                                                       ------  ------  ------
   Unamortized balance -- at January 1................ $314.8  $367.0  $426.9
   Interest accrued at 6.40%, 7.19% and 6.25% for
    2000, 1999, and 1998, respectively................   17.1    21.9    24.0
   Amortization.......................................  (53.8)  (74.1)  (83.9)
                                                       ------  ------  ------
   Unamortized balance -- at December 31..............  278.1   314.8   367.0
   Cumulative effect of net unrealized investment
    (gains) losses....................................    7.3    35.8   (43.8)
                                                       ------  ------  ------
   Balance -- at December 31.......................... $285.4  $350.6  $323.2
                                                       ======  ======  ======

  The estimated percentage of the December 31, 2000 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

             2001........................................ 13.5%
             2002........................................ 11.2
             2003........................................  9.5
             2004........................................  8.1
             2005........................................  6.9

 (b) Goodwill

  At December 31, 2000 and 1999, total unamortized goodwill was $114.4 and $121.4, respectively, which is shown net of accumulated amortization and adjustments of $36.3 and $29.3 for the years ended December 31, 2000 and 1999, respectively. Goodwill amortization was $7.0, $6.0, and $4.9 for the years ending December 31, 2000, 1999 and 1998, respectively. Cumulative adjustments to goodwill totaled ($6.8) and ($27.6) for the years ending December 31, 1999 and 1998, respectively.

(5) Reinsurance and Claim Reserves

  GELAAC is involved in both the cession and assumption of reinsurance with other companies. GELAAC's reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liabilities and the Company remains liable to the extent that the reinsuring companies are unable to meet their obligations.

  In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by the Company on any one life policy is $1. The Company does not have significant reinsurance contracts with any one reinsurer that could have a material impact on its results of operations.

  The effects of reinsurance on premiums written and earned for the years ended December 31 were as follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
   Direct............................................... $345.9  $348.0  $427.5
   Assumed..............................................   18.4    17.9    19.2
   Ceded................................................ (122.0) (113.0) (195.1)
                                                         ------  ------  ------
   Net premiums earned.................................. $242.3  $252.9  $251.6
                                                         ------  ------  ------
   Percentage of amount assumed to net..................      8%      7%      8%
                                                         ======  ======  ======

  Due to the nature of the Company's insurance contracts, premiums earned approximate premiums written. The above premium amounts include cost of insurance charges on universal life policies.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  During 1998, a significant portion of GELAAC's ceded premiums related to group life and health premiums. During 1998, GELAAC was the primary carrier for the State of Virginia employees group life and health plan. By statute, GELAAC had to reinsure these risks with other Virginia domiciled companies who wished to participate.

  Incurred losses and loss adjustment expenses are net of reinsurance of $54.3, $68.2 and $112.4 for the years ended December 31, 2000, 1999 and 1998, respectively.

(6) Future Annuity and Contract Benefits

 (a) Investment Contracts

  Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

 (b) Insurance Contracts

  Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits based on mortality, morbidity, and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential premium deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported, and claims in the process of settlement. This estimate is based on the experience of the insurance industry and the Company, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

  The following chart summarizes the major assumptions underlying the Company's recorded liabilities for future annuity and contract benefits:

                                             Mortality/                        December 31,
                              Withdrawal     Morbidity     Interest Rate     -----------------
                              Assumption     Assumption      Assumption        2000     1999
                          ------------------ ---------- -------------------- -------- --------
Investment Contracts....         N/A            N/A             N/A          $7,759.7 $6,891.1
Limited-payment
 Contracts..............         None            (a)          4.0-9.3%           17.4     16.3
Traditional life
 insurance contracts....  Company Experience     (b)            7.0%            362.3    380.8
Universal life-type
 contracts..............         N/A            N/A             N/A           1,747.5  1,730.2
Accident & Health.......  Company Experience     (c)    7.5% grading to 5.5%     47.4     44.6
                                                                             -------- --------
Total future annuity and
 contract benefits......                                                     $9,934.3 $9,063.0
                                                                             ======== ========

-------
(a) Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuitant Mortality Table.
(b) Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables.
(c) The 1958 Commissioner's Standard Ordinary Table, 1964 modified and 1987 Commissioner's Disability Tables, and Company experience.

(7) Income Taxes

  GELAAC and its subsidiary have been included in the life insurance company consolidated federal income tax return of GECA and are also subject to a separate tax-sharing agreement, as approved by state insurance regulators, the provisions of which are substantially the same as the tax-sharing agreement with GE Capital.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)



  The total provision for income taxes for the years ended December 31, consisted of the following components:

                                                             2000   1999  1998
                                                            ------  ----- -----
   Current federal income tax provision (benefit).......... $(20.8) $29.3 $29.2
   Deferred federal income tax provision...................   90.5   24.9  28.7
                                                            ------  ----- -----
     Subtotal-federal provision............................   69.7   54.2  57.9
   Current state income tax provision (benefit)............   (0.8)   2.3   1.6
   Deferred state income tax provision.....................    4.0    0.1   0.8
                                                            ------  ----- -----
     Subtotal-state provision..............................    3.2    2.4   2.4
                                                            ------  ----- -----
     Total income tax provision............................ $ 72.9  $56.6 $60.3
                                                            ======  ===== =====

  The reconciliation of the federal statutory rate to the effective income tax rate at December 31, is as follows:

                                                               2000  1999  1998
                                                               ----  ----  ----
   Statutory U.S. federal income tax rate..................... 35.0% 35.0% 35.0%
   State income tax...........................................  0.5   0.5   0.5
   Non-deductible goodwill amortization.......................  1.0   1.2   1.0
   Dividends-received deduction............................... (1.7) (1.6)  0.0
   Other, net................................................. (3.9) (0.7) (0.2)
                                                               ----  ----  ----
     Effective rate........................................... 30.9% 34.4% 36.3%
                                                               ====  ====  ====

  The components of the net deferred income tax asset (liability) at December 31 are as follows:

                                                                  2000    1999
                                                                 ------  ------
   Assets:
    Insurance reserve amounts................................... $165.6  $149.0
    Investments.................................................    --     10.7
    Net unrealized investment losses on investment securities...   10.4    72.2
    Other.......................................................    --     22.2
                                                                 ------  ------
     Total deferred tax assets..................................  176.0   254.1
                                                                 ------  ------
   Liabilities:
    Investments.................................................    5.3     --
    Present value of future profits.............................   50.3    59.6
    Deferred acquisition costs..................................  149.6    74.2
    Other.......................................................    2.8     --
                                                                 ------  ------
     Total deferred tax liabilities.............................  208.0   133.8
                                                                 ------  ------
     Net deferred income tax asset (liability).................. $(32.0) $120.3
                                                                 ======  ======

  Based on an analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling the Company to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

  The Company paid $41.1, $41.8 and $25.6, for federal and state income taxes for the years ended December 31, 2000, 1999 and 1998, respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


(8) Related Party Transactions

  GELAAC pays investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $11.1, $14.8 and $11.5 for the years ended December 31, 2000, 1999 and 1998, respectively. GELAAC charges affiliates for certain services and for the use of facilities and equipment which aggregated $55.2, $45.1 and $19.1, for the years ended December 31, 2000, 1999 and 1998, respectively.

  GELAAC pays interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. Interest expense under this agreement was $1.1, $1.9 and $2.2 for the years ended December 31, 2000, 1999 and 1998, respectively. There were no outstanding borrowings at December 31, 1999, while balances outstanding were $85.7 and $64.3 at December 31, 2000 and 1998, respectively.

  During 1998, GELAAC sold $18.5 of third-party preferred stock investments to an affiliate. This resulted in a gain on sale of $3.9, which is included in net realized investment gains.

(9) Commitments and Contingencies

 (a) Mortgage Loan Commitments

  GELAAC has certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding as of December 31, 2000 and 1999, totaled $3.6 and $30.8, respectively.

 (b) Guaranty Association Assessments

  The Company is required by state law to participate in the guaranty associations of the various states in which they do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies involved in similar lines of business.

  There are currently several unrelated insurance companies which had substantial amounts of annuity business in the process of liquidation or rehabilitation. The Company paid assessments of $.5, $.1, and $3.1 to various state guaranty associations during 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, accounts payable and accrued expenses include $4.6 and $4.1, respectively, related to estimated future payments. Also, see note 15.

 (c) Litigation

  The Company and its subsidiary are defendants in various cases of litigation considered to be in the normal course of business. The Company believes that the outcome of such litigation will not have a material effect on its financial position or results of operations.

(10) Fair Value of Financial Instruments

  The Company has no derivative financial instruments as of December 31, 2000 and 1999 other than mortgage loan commitments of $9.6 and $53.0 and interest rate floors of $10.5 and $13.9, respectively. The notional value of the interest rate floors at December 31, 2000 and 1999, was $1,800 and the floors expire from September 2003 to October 2003. During the year ended December 31, 2000, the Company purchased a total notional value of $6.0 in swaptions and $370.0 in interest rate swaps. The swaptions expire in December, 2023. The interest rate swaps mature from February, 2004 to December, 2048.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  Fair value estimates are made at a specific point in time based on relevant market information and valuation methodologies considered appropriate by management. These estimates may be subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. Changes in the assumptions could significantly affect the estimates. As such, the derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and may differ from the amounts that might be involved in an immediate settlement of the instrument. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity. Fair value estimates are made at a specific point in time based on relevant market information and valuation methodologies considered appropriate by management. These estimates may be subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. Changes in the assumptions could significantly affect the estimates. As such, the derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and may differ from the amounts that might be involved in an immediate settlement of the instrument. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

  Financial instruments that, as a matter of accounting policy, are reflected in the accompanying consolidated financial statements at fair value are not included in the following disclosures. Such items include fixed maturities, equity securities and certain other invested assets. The carrying value of policy loans and short-term investments approximate fair value at both December 31, 2000 and 1999.

  At December 31, the carrying amounts and fair value of the Company's financial instruments were as follows:

                                                 2000               1999
                                           -----------------  -----------------
                                           Carrying   Fair    Carrying   Fair
                                            amount   value     amount   value
                                           -------- --------  -------- --------
   Mortgage loans......................... $1,130.0 $1,174.0  $  810.5 $  819.4
   Investment type insurance contracts....  7,759.7  7,339.5   6,891.1  6,849.8
   Interest rate floors...................     10.5      1.8      13.9      1.2
   Swaptions..............................      0.5      0.4       --       --
   Interest rate swaps....................      --     (12.2)      --       --

  The fair value of mortgage loans is estimated by discounting the estimated future cash flows using interest rates applicable to current loan origination, adjusted for credit risk.

  The estimated fair value of investment contracts is the amount payable on demand (cash surrender value) for deferred annuities and the net present value based on interest rates currently offered on similar contracts for non-life contingent immediate annuities. Fair value disclosures are not required for insurance contracts.

(11) Restrictions on Dividends

  Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on 10% of the prior year surplus (net of adjustments in some cases) and prior year statutory income (net gain from operations, net income adjusted for realized capital gains, or net investment income). Dividends in excess of the prescribed limits or the Company's earned surplus require formal state insurance commission approval. Based on statutory results as of December 31, 2000, the Company is able to payout $59.4 in dividends in 2001 without obtaining regulatory approval.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)


  On December 3, 1998, the Company received approval from the Commonwealth of Virginia for, and declared, a dividend payable in cash, preferred stock and/or common stock at the election of each shareholder. GEFAHI elected to receive cash and preferred stock and GECA elected to receive common stock. A cash dividend of $120 was paid and a Series A preferred stock dividend of $120 was issued to GEFAHI on December 15, 1998. The Series A preferred stock has a par value of $1,000 per share, is redeemable at par at the Company's election, and is not subject to call penalties. Dividends on the preferred stock are cumulative and payable semi-annually at the annual rate of 8.0% of the par value. The Series A preferred stock is not convertible into any other security of the Company, and the holders thereof have no voting rights except with respect to any proposed changes in the preferences and special rights of such stock. GECA received its dividend in the form of 18,641 shares of newly issued common stock in 1999.

(12) Supplementary Financial Data

  The Company files financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from GAAP in several respects, causing differences in reported net income and shareholders' interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. The Company has no significant permitted accounting practices.

  At December 31, statutory net income and statutory capital and surplus is summarized below:

                                                            2000   1999   1998
                                                           ------ ------ ------
   Statutory net income................................... $ 68.0 $ 70.8 $ 70.1
   Statutory capital and surplus.......................... $593.5 $542.5 $577.5

  The NAIC adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with
(i) asset quality, (ii) insurance risk, (iii) interest rate risk, and (iv) other business factors. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, the Company periodically monitors its RBC level. At December 31, 2000, the Company exceeded the minimum required RBC levels.

(13) Operating Segment Information

  The Company conducts its operations through two business segments: (1) Wealth Accumulation and Transfer, comprised of products intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide a means for replacing the income of the insured in the event of premature death, and
(2) Lifestyle Protection and Enhancement, comprised of products intended to protect accumulated wealth and income from the financial drain of unforeseen events. See Note (1)(c) for further discussion of the Company's principal product lines within these two segments.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                        December 31, 2000, 1999 and 1998
                          (Dollar amounts in millions)


  The following is a summary of industry segment activity for 2000, 1999 and 1998:

                                          Wealth      Lifestyle
                                      Accumulation & Protection &
2000 -- Segment Data                     Transfer    Enhancement  Consolidated
--------------------                  -------------- ------------ ------------
Net investment income................   $   703.5       $  5.4     $   708.9
Net realized investment gains........         4.3          --            4.3
Premiums.............................        55.3         61.0         116.3
Other revenues.......................       316.2          7.7         323.9
                                        ---------       ------     ---------
  Total revenues.....................     1,079.3         74.1        1153.4
                                        ---------       ------     ---------
Interest credited, benefits, and
 other changes in policy reserves....       715.3         40.9         756.2
Commissions..........................       212.8         16.5         229.3
Amortization of intangibles..........        41.5          2.2          43.7
Other operating costs and expenses...      (119.7)         7.9        (111.8)
                                        ---------       ------     ---------
  Total benefits and expenses........       849.9         67.5         917.4
                                        ---------       ------     ---------
  Income before income taxes.........   $   229.4       $  6.6     $   236.0
                                        =========       ======     =========
Total Assets.........................   $22,440.7       $171.8     $22,612.5
                                        =========       ======     =========
                                          Wealth      Lifestyle
                                      Accumulation & Protection &
1999 -- Segment Data                     Transfer    Enhancement  Consolidated
--------------------                  -------------- ------------ ------------
Net investment income................   $   634.2       $  4.0     $   638.2
Net realized investment gains........        12.0          --           12.0
Premiums.............................        67.8         56.1         123.9
Other revenues.......................       243.6          0.2         243.8
                                        ---------       ------     ---------
  Total revenues.....................       957.6         60.3        1017.9
                                        ---------       ------     ---------
Interest credited, benefits, and
 other changes in policy reserves....       617.0         38.5         655.5
Commissions..........................       179.7         12.4         192.1
Amortization of intangibles..........        56.2          2.1          58.3
Other operating costs and expenses...       (55.1)         2.6         (52.5)
                                        ---------       ------     ---------
  Total benefits and expenses........       797.8         55.6         853.4
                                        ---------       ------     ---------
  Income before income taxes.........   $   159.8       $  4.7     $   164.5
                                        =========       ======     =========
Total Assets.........................   $19,774.2       $183.1     $19,957.3
                                        =========       ======     =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2000, 1999 and 1998
                         (Dollar amounts in millions)



                                                        Lifestyle
                                            Wealth     Protection
                                        Accumulation &      &
1998 -- Segment Data                       Transfer    Enhancement Consolidated
--------------------                    -------------- ----------- ------------
Net investment income.................    $   569.4       $ 5.3     $   574.7
Net realized investment gains.........         29.6         --           29.6
Premiums..............................        101.4        21.7         123.1
Other revenues........................        211.1         0.5         211.6
                                          ---------       -----     ---------
  Total revenues......................        911.5        27.5         939.0
                                          ---------       -----     ---------
Interest credited, benefits, and other
 changes in policy reserves...........        560.7        (3.9)        556.8
Commissions...........................        106.2         6.6         112.8
Amortization of intangibles...........         55.1         9.7          64.8
Other operating costs and expenses....         26.0        12.5          38.5
                                          ---------       -----     ---------
  Total benefits and expenses.........        748.0        24.9         772.9
                                          ---------       -----     ---------
  Income before income taxes..........    $   163.5       $ 2.6     $   166.1
                                          =========       =====     =========
Total Assets..........................    $14,661.1       $99.8     $14,760.9
                                          =========       =====     =========

(14) New Accounting Standards

  The Financial Accounting Standards Board ("FASB") has issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for GELAAC on January 1, 2001. Upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) will be recognized in the balance sheets at fair value; changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. Effects of qualifying changes in fair value will be recorded in equity pending recognition in earnings as offsets to the related earnings effects of the hedged items. Management estimates that, at January 1, 2001, the effects on its consolidated financial statements of adopting SFAS No. 133, as amended, will be a one-time reduction of net earnings of less than $6, and a one-time reduction of equity, excluding the net earnings effect, of less than $8. The precise transition effect is uncertain because the accounting for certain derivatives and hedging relationships in accordance with SFAS No. 133 is subject to further interpretation by the FASB.

(15) Cumulative Effect of Accounting Change

  In 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP provided guidance on accounting by insurance and other enterprises for guaranty-fund and certain other insurance-related assessments. The SOP requires enterprises to recognize
(1) a liability for assessments when (a) an assessment has been asserted or information available prior to issuance of the financial statements indicates it is probable that an assessment will be asserted, (b) the underlying cause of the asserted or probable assessment has occurred on or before the date of the financial statements, and (c) the amount of the loss can be reasonably estimated and (2) an asset for an amount when it is probable that a paid or accrued assessment will result in an amount that is recoverable from premium tax offsets or policy surcharges from in-force policies.

  Effective January 1, 1999, the Company adopted SOP 97-3 and has reported the favorable impact of this adoption as a cumulative effect of a change in accounting principle amounting to $5 (net of tax of $2.8).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The expenses in connection with the issuance and distribution of the Contract, other than any underwriting discounts and commissions, are as follows:


   Securities and Exchange Commission
    Registration Fees (approximate amount we
    will wire).............................. $ 11,711.00 (based on a total of 50,000,000
                                             Proposed Maximum Aggregate Offering)
   Printing and engraving...................  12,500.00
   Accounting fees and expenses.............   3,500.00
   Legal fees and expenses..................  35,500.00
   Miscellaneous............................   2,500.00
                                             -------------------------------------------
      Total expenses (approximate).......... $54,011.00
                                             ===========================================


Item 14. Indemnification of Directors and Officers.

   Sections 13.1-697, 13.1-698 and 13.1-702 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.




   General Electric Company's insurance program extends directors' and officers' liability insurance coverage to the directors and officers of its subsidiary companies, including GE Life and Annuity Assurance Company. In addition, Section V of the Amended and Restated Articles of Incorporation of GE Life and Annuity Assurance Company further provide that:


   A. In this Article:


   "applicant" means the person seeking indemnification pursuant to this Article;


   "expenses" includes counsel fees;


   "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;


   "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and


   "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.


   B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.


   C. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.


   D. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.


   E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (B) or (C) of this Article.


   F. Any indemnification under Section (C) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section (C).


   The determination shall be made:


   (1) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;


   (2) If a quorum cannot be obtained under subsection (1) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;


   (3) By special legal counsel


   (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection (1) or (2) of this Section; or


   (b) If a quorum of the Board of Directors cannot be obtained under subsection (1) of this Section and a committee cannot be designated under subsection (2) of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or


   (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.


   Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) of this Section (F) to select counsel.

   Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.


   G. (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section
(C) if the applicant furnishes the Corporation:


   (a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section (C); and


   (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.


   (2) The undertaking required by paragraph (b) of subsection (1) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.


   (3) Authorizations of payments under this section shall be made by the persons specified in Section (F).


   H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section (B) or (C) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section
(C). The provisions of Sections (D) through (G) of this Article shall be applicable to any indemnification provided hereafter pursuant to this S ection
(H).


   I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.


   J. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

   K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.





                                     * * *

   Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

     Not applicable.

Item 16. Exhibits.


 (1)(a)      Underwriting Agreement.(11)

 (1)(b)      Broker-Dealer Sales Agreement (11)

 (2)         Not applicable.

 (3)(a)      Certificate of Incorporation of The Life Insurance Company of
             Virginia.(2)

 (3)(a)(i)   Amended and Restated Articles of Incorporation of GE Life and
             Annuity Assurance Company.(7)

 (3)(b)      Bylaws of The Life Insurance Company of Virginia.(2)

 (3)(b)(i)   Amended and Restated By-Laws of GE Life and Annuity Assurance
             Company.(7)

 (4)(a)      Contract.(9)

 (4)(b)      SEP Endorsements, Form P5090 7/97 and Form P5094 7/98.(2)

 (4)(b)(i)   Individual Retirement Annuity Endorsement, Form P5090 7/97.(2)

 (4)(b)(ii)  Roth Individual Retirement Annuity Endorsement, Form P5133
             11/00.(9)

 (4)(b)(iii) Section 403b Annuity Endorsement, Form P5145 12/00.(9)

 (4)(c)      Application.(11)

 (5)         Opinion and Consent of Counsel.(11)

 (6)         Not applicable.

 (7)         Not applicable.

 (8)         Not applicable.

 (9)         Not applicable.

 (10)        Not applicable.

 (11)        Not applicable.

 (12)        Not applicable.

 (13)        Not applicable.

 (14)        Not applicable.

 (15)        Not applicable.

 (16)        Not applicable.

 (17)        Not applicable.

 (18)        Not applicable.

 (19)        Not applicable.

 (20)        Not applicable.

 (21)        Not applicable.

 (22)        Not applicable.

 (23)(a)     Consent of Independent Counsel.(11)

 (23)(b)     Consent of Independent Auditors.(11)

 (24)(a) Power of Attorney dated April 16, 1997.(1)

 (24)(b) Power of Attorney dated April 15, 1999.(3)

 (24)(c) Power of Attorney dated December 17, 1999.(4)

 (24)(d) Power of Attorney dated April 4, 2000.(5)

 (24)(e) Power of Attorney dated June 30, 2000.(6)

 (24)(f) Power of Attorney dated July 21, 2000.(7)

 (24)(g) Power of Attorney dated June 15, 2001.(10)

 (25)    Not applicable.

 (26)    Not applicable.

 (27)    Not applicable.

 (99)    Resolution of Board of Directors of GE Life and Annuity Assurance
         Company authorizing the establishment of the Guarantee Account.(8)

--------
(1) Incorporated herein by reference to Post-Effective Amendment No. 7 to the Registrant's Registration Statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on May 1, 1997.
(2) Incorporated herein by reference to Post-Effective Amendment No. 9 to the Registrant's Registration Statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on May 1, 1998.
(3) Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on April 30, 1999.
(4) Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-4, File No. 333-96513, filed with the Securities and Exchange Commission on December 22, 1999.
(5) Incorporated herein by reference to Post-Effective Amendment No. 19 to the Registrant's Registration Statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on April 28, 2000.
(6) Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-4, File No. 333-31172, filed with the Securities and Exchange Commission on June 2, 2000.
(7) Incorporated herein by reference to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-4, File No. 332-31172, filed with the Securities and Exchange Commission on September 1, 2000.

(8) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, File No. 333-67902, filed with the Securities and Exchange Commission on August 20, 2001.


(9) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, File No. 333-69620, filed with the Securities and Exchange Commission on September 19, 2001.


(10) Incorporated herein by reference to the Registrant's Registration Statement on Form S-6, File No. 333-72572, filed with Securities and Exchange Commission on October 31, 2001.


(11)  Filed herein.

Item 17. Undertakings.

   (A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable: In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or, controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such-director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   As required by the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 12th day of December, 2001.


                                          GE Life and Annuity Assurance
                                          Company
                                            (Registrant)

                                              /s/ Selwyn L. Flournoy, Jr.
                                          By: _________________________________
                                                  Selwyn L. Flournoy, Jr.
                                                   Senior Vice President

   As required by the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     President and Chief         December 12, 2001
______________________________________  Executive Officer
          Pamela S. Schultz

      /s/ Selwyn L. Flournoy, Jr       Director, Senior Vice       December 12, 2001
______________________________________  President
        Selwyn L. Flournoy, Jr

                 *                     Director, Senior Vice       December 12, 2001
______________________________________  President
          Thomas M. Stinson

                 *                     Senior Vice President,      December 12, 2001
______________________________________  Chief Financial Officer
          Timothy Stonesifer

                 *                     Vice President and          December 12, 2001
______________________________________  Controller
            Susan M. Mann

                 *                     Senior Vice President,      December 12, 2001
______________________________________  General Counsel and
            Donita M. King              Secretary

                 *                     Director, Senior Vice       December 12, 2001
______________________________________  President
          Geoffrey S. Stiff


   *By Selwyn L. Flournoy, Jr Pursuant To Power of Attorney Executed On June 15, 2001.

                                  EXHIBIT LIST


 (1)(a)  Underwriting Agreement.

 (1)(b)  Broker-Dealer Sales Agreement

 (4)(c)  Application.

 (5)     Opinion and Consent of Counsel.

 (23)(a) Consent of Independent Counsel.

 (23)(b) Consent of Independent Auditors.